Form 10-K405, Exhibit 13
period 1996-12-31
FED ONE BANCORP INC
filed 1997-03-28
CIK 929549

                            96
                       Annual Report
                           1996
                   [Logo] FedOne
                          Bancorp

Chairman's Letter..............  1
Selected Financial Data........  4
Management's Discussion and
  Analysis.....................  6
Independent Auditors' Report... 17
Financial Statements........... 18
Notes to Financial Statements.. 22

LETTER TO SHAREHOLDERS

To Shareholders of Fed One:

    Fed One Bancorp's 1996 net income was $2.3 million, or $.91 per share, compared to $3.3 million, or $1.18 per share, in 1995. The returns on average assets and average equity were .69 percent and 5.70 percent, respectively. Earnings declined last year because of a one-time special assessment of $1.5 million for the recapitalization of the Savings Association Insurance Fund ("SAIF"). This recapitalization adversely impacted all SAIF-insured deposit institutions. Excluding the SAIF charge, Fed One's 1996 net income would have been $3.3 million, and its earnings per share would have been $1.29. The per share result excluding the SAIF charge would have represented an increase of
9.3 percent from 1995. Without the assessment, the returns on average assets and average equity would have been .97 percent and 7.99 percent, respectively.

    Net interest income for 1996 remained relatively unchanged from 1995 as asset growth was offset by a reduced net interest margin. The net interest margin (net interest income as a percent of average interest-earning assets) was 3.58 percent in 1996 versus 3.79 percent in 1995. Our efficiency ratio remained at 55.5 percent, net of the SAIF assessment.

    Assets increased 2.3 percent to $341.9 million at the end of 1996 from $334.3 million a year earlier. Shareholders' equity stood at $40.0 million at year-end 1996 compared to $42.1 million at year-end 1995. To a certain extent, the decline in equity stemmed from the Company's ongoing stock repurchase plan and the SAIF assessment.

    We enjoyed solid loan growth last year. Loans outstanding increased 11.6 percent to $133.4 million from $119.5 million in 1995. Our consumer loans, which are primarily home improvement and home equity loans, totaled $58.6 million, or 43.9 percent of loans outstanding. Residential loans totaled $46.7 million, and commercial and commercial real estate loans totaled $29.2 million.

    Our FHA Title I loan portfolio reached $38.5 million, representing a 9.7 percent increase from 1995. Fed One offers this niche insured loan product primarily to customers of small and medium-sized home remodelers and contractors. We currently deal with approximately 75 active contractors in 12 states who are approved to do business with us and who also meet FHA financial standards. Our involvement with FHA Title I loans goes back over 25 years, and this product continues to provide us with a high yield and low risk. In the last two years, we have seen a dramatic increase in nonbank competition for this type of loan. In fact, one company that is attempting to gain market share contacted several of our contractors and guaranteed them approval of three out of their next four applications regardless of the applicants' credit. I am sure that the shareholders of this public company would be quite interested in knowing how their company expands its market share.

    We continue to face a problem in originating traditional residential one-to-four-family mortgages in our market area on a profitable basis. We cannot compete with the many nonbank companies that originate mortgages on a high-volume, low-margin basis. The business of mortgage lending has changed over the years. Once a personal and highly specialized loan product, the residential mortgage has become a commodity as a result of the growth of the two largest mortgage buyers, Fannie Mae (Federal National Mortgage Association) and Freddie Mac (Federal Home Loan Mortgage Corporation). The increase in our residential loan portfolio in 1996 was due to our purchase of adjustable-rate loans in the secondary mortgage market that met our profitability requirements and, of course, our underwriting standards.

    The Bank's mortgage-backed securities rose to $130.2 million at year-end 1996 from $119.5 million at year-end 1995, an increase of 8.9 percent. Most of the growth in this portfolio was in adjustable-rate product. We typically purchase United States government or agency adjustable-rate mortgage-backed securities around the par level price. This provides us with an effective margin over the index which closely correlates with the stated margin. Although these securities provide the Company with the means of managing interest rate risk, substantially all of them are subject to lifetime interest rate caps and many are subject to periodic interest rate caps.

    At December 31, 1996, the mortgage-backed securities portfolio contained $106.2 million in adjustable-rate securities (constituting 81.6 percent of the portfolio) and $23.9 million in fixed-rate intermediate-term securities (18.4 percent of the portfolio). The fixed-rate securities had an estimated average life of six years. We manage the investment and mortgage-backed securities portfolio in the context of overall asset/ liability management rather than as a separate function. Customers' loans and deposits tend to be less flexible and are partially balanced with the Bank's securities and advances from the Federal Home Loan Bank. This approach provides us with a considerable amount of flexibility in managing both sides of the balance sheet.

    Deposits grew 3.4 percent to $249.7 million at year-end 1996 from $241.6 million at year-end 1995. Most of this growth was due to the successful introduction of our Premium Rate Certificate of Deposit, which rewards customers with a higher interest rate if they open a certificate of deposit with a balance of $10,000 or more. Since December 1995, when we launched this product, certificates of deposit have risen from $123.6 million to $136.9 million at year-end, an increase of 10.8 percent. We still maintain a large base of low-cost core deposits (checking, passbook, and money market deposit accounts) as a percentage of overall deposits. At year-end, core deposits totaled $112.8 million, or 45.2 percent of overall deposits.

    The source of most of the Company's earnings and returns is net interest income, which is the difference between interest income received from earning assets and interest expense paid on deposits and borrowed funds. Fed One's strategy is to maximize net interest income by 1) maintaining a high level of capital; 2) acquiring low-cost core deposits and short-to-intermediate-term advances from the Federal Home Loan Bank of Pittsburgh; and 3) investing primarily in consumer-based real estate loans and mortgage-backed securities. This simple and well-defined approach provides us with low-cost funds to invest in assets we can both understand and manage. We manage our balance sheet by controlling both interest rate risk and credit risk. Our one-year cumulative gap at December 31, 1996 was 11.7 percent (that is, interest-rate-sensitive assets exceeded interest-rate-sensitive liabilities as a percentage of total assets); and our loan loss reserves were 1.07 percent of loans receivable.

    Although we compare favorably with our peers in terms of operating expense and profit ratios, we are lagging in the equity return. Last year's return on average equity of 7.99 percent (excluding the SAIF charge) is not acceptable. In order to improve, we must utilize our large capital base to take advantage of good, solid growth opportunities. Except for our 1994 Bellaire branch acquisition, we have been unable to find an appropriate acquisition. We continue to seek acquisitions in our market area that will expand our market share, but unfortunately control pricing has become quite expensive. We are unable to acquire businesses at these high levels that would provide a reasonable return. We will continue to look for opportunities that make economic sense and ignore those that do not.

    One type of opportunity we are developing is the use of strategic partnerships and alliances. In 1996, we entered into an agency and marketing agreement with First USA to provide our customers with no-annual-fee Visa and MasterCard credit cards. We consider First USA one of the best credit card companies, and we are confident that our customers will agree.

    Fed One formed a major alliance in January 1997 with USA OnRamp to market Internet access to our customers as well as to individuals and businesses in our market area. This partnership combines the strength of a well-known regional Internet service provider with Fed One's large customer base. Banking customers will continue to search for convenient methods of performing their banking -- we believe the Internet will become an important alternative for many of them. The potential for growth is unlimited.

    Fed One and Visa will team up this year to offer our customers a new Visa check card (debit card) that will provide them with another way of purchasing goods and services.

    Fed One's strategic partnerships will enhance customer relationships by enabling us to provide the best products and services to our customers. We cannot offer all banking services to all people, but we can identify opportunities that represent logical extensions of the product lines that we do offer. What's exciting about the alliances we are forming is that we are not adding any new employees and our capital expenditures are minimal. It makes sense to do more with less and to do it with the best.

    Two significant pieces of legislation were passed in 1996. In August, the President signed the Small Business Job Protection Act of 1996 which repealed the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. As of December 31, 1995, the Company had $7.2 million of tax reserves, of which $800,000 represents post-1987 tax reserves. No financial statement expense resulted from this new legislation since the Company has already provided deferred taxes on the recapture amount. Without this legislation, if Fed One would have changed its charter or been acquired, all of the tax reserves could have been required to be recaptured, resulting in an additional $2.5 million of tax liability from the pre-1988 reserves.

    The second favorable legislation was the enactment of the Deposit Insurance Funds Act of 1996, which focused on the recapitalization of the SAIF. To bring the SAIF up to the designated reserve ratio of 1.25 percent, the legislation provided for a one-time special assessment of 65.7 basis points on SAIF deposits as of March 31, 1995. For Fed One, as I mentioned earlier in this letter, the result of this assessment was a pretax charge of $1.5 million. The good news is that the deposit insurance issue has finally been resolved. Beginning in January 1997, Fed One's deposit insurance premium was reduced from 23 basis points to 6.5 basis points, for an annual estimated savings of $400,000.

    For those of you who are keeping a scorecard on the "S&L Bailout," the Government Accounting Office reported that the thrift cleanup cost the taxpayers $160.1 billion in direct costs. Those costs consisted of $87.9 billion spent by the Resolution Trust Corporation; $64.7 billion spent by the FSLIC; and $7.5 billion in tax breaks to acquirers of ailing or insolvent institutions. Although some losses were a result of negative interest margins caused by funding long-term assets (30-year fixed-rate mortgages) with short-term liabilities (6-month CDs), the majority of losses are attributable to scheming crooks, an accommodating Congress, and sleeping regulators. Hopefully, we will never face another situation like this again.

    As in the past, I like to assess our performance over a longer time horizon than do most investors or analysts. I believe a five-year period gives a better picture of a company's performance than does the normal quarter-to-quarter or year-to-year view. At year-end 1991, our assets stood at $236.3 million, including $113.5 million in loans outstanding. Deposits totaled $192.3 million. Earnings for 1991 came in at $940,000, with returns on average assets and average equity of .40 percent and 5.44 percent, respectively. By comparison, year-end 1996 assets stood at $341.9 million, including $133.4 million in loans outstanding; and deposits stood at $249.7 million. Our earnings for 1996 (excluding the one-time SAIF charge) totaled $3.3 million, and the returns on average assets and average equity were .97 percent and 7.99 percent, respectively. Our strategy of acquiring low-cost deposits plus Federal Home Loan Bank borrowings and investing them in low-risk assets continues to work.

    During 1996, the Board of Directors approved an increase in the quarterly dividend to $.145 per share from $.135 per share. This 7.4 percent increase is a sign of our confidence in the future.

    We announced two stock repurchase programs during 1996 under which we purchased 230,817 shares. The stock, which is being held as treasury shares, will be used for general corporate purposes. At year-end 1996, shares outstanding stood at 2,458,699 compared to 2,806,466 at January 1995, the date when we completed the "second step" of our stock offering. Buying back our stock represents an excellent investment for the Company. As long as the market gives us the opportunity to buy it back at below its intrinsic value, we shall do so.

    The members of the Board, officers, and employees now have an ownership position of 15 percent in the Company. Our Employee Stock Ownership Plan owns an additional 4 percent. We believe in ownership.

    Looking forward, we will concentrate on keeping the Company competitive and searching for opportunities that will increase its intrinsic value. We must increase our return on equity to meet our long-term objectives.

    I am very fortunate to work with an exceptional group of loyal and dedicated employees, officers, and directors. A special thanks to all of them.


/s/ ALAN E. GROOVER

Alan E. Groover
Chairman, President and
Chief Executive Officer

                                                             March 1, 1997

       SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

GENERAL

    Fed One Bancorp, Inc. (the "Company") is a Delaware corporation which is the holding company for Fed One Bank (the "Bank"). The Company was organized by the Bank for the purpose of acquiring all of the capital stock of the Bank in connection with the conversion of Fed One Bancorp, M.H.C. ("MHC"), the former parent mutual holding company of the Bank, and the reorganization of the Bank to the stock holding company form, which was completed on January 19, 1995 (the "Conversion and Reorganization"). The only significant assets of the Company are the capital stock of the Bank and the net proceeds of the Conversion and Reorganization retained by the Company. The Company is subject to various reporting and other requirements of the Securities and Exchange Commission ("SEC").

    Fed One Bank, founded in 1934, is a federally-chartered savings bank headquartered in Wheeling, West Virginia. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The Bank has been a member of the Federal Home Loan Bank ("FHLB") system since 1934. The Bank is a community-oriented financial institution engaged primarily in the business of attracting deposits from the general public and using such funds, together with other borrowings, to invest in various consumer based real estate loans, investment securities and mortgage-backed securities ("MBS"). The Bank currently exceeds all regulatory capital requirements.

    The Company's profitability is highly dependent on its net interest income which is the difference between income earned on interest-earning assets less interest paid on interest-bearing liabilities. The Company is subject to interest rate risk and attempts to minimize that risk by better matching asset and liability maturities and rates. In an attempt to maintain asset quality, the Company utilizes comprehensive loan underwriting standards and collection efforts, as well as originates or purchases mainly secured or guaranteed assets.

    The following tables set forth certain selected consolidated financial and other data regarding the Company at the dates or for the periods indicated. This information has been derived from audited consolidated financial statements of the Company which have been prepared in accordance with generally accepted accounting principles.

                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Financial Condition Data:
  Total assets.....................................    $341,897     $334,297    $303,465    $247,872    $237,251
  Short-term investments...........................       9,491       14,263      17,140       3,538       5,852
  Investment securities held to maturity, at cost..      39,195       27,877      20,342       6,994      27,638
  Investment securities held for sale, at lower
    of cost or market..............................          --           --          --      23,409          --
  Investment securities available for sale, at
    market.........................................      17,888       40,850      23,965          --          --
  Mortgage-backed securities, held to maturity,
    at cost.........................................    130,173      119,501     116,810      95,848      84,697
  Loans receivable, net.............................    133,401      119,493     112,420     107,794     106,994
  Deposits..........................................    249,685      241,567     238,541     184,160     188,500
  Borrowed funds....................................     50,319      48,044      34,176      34,577      22,630
  Shareholders' equity..............................     39,974      42,100      28,719      26,852      24,044
  Book value per share (1)..........................      16.88       16.34          --          --          --
  Closing market price (2)..........................      15.75      15.125       10.72        9.60        6.03

------------------------

(1) Information for the prior periods is not comparable as the Company did not complete its stock offering until January 19, 1995. See Note 13 to the Consolidated Financial Statements presented elsewhere herein.

(2) Prior to 1995 the closing market price reflects the price of Fed One Bank Common Stock adjusted by the exchange ratio of 2.239447 used in the 1995 conversion and reorganization. See Note 13 to the Consolidated Financial Statements presented elsewhere herein.

                                                                        YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------------
                                                         1996       1995       1994       1993       1992
                                                       ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Operating Data:
  Interest income..................................... $  24,556  $  23,022  $  18,717  $  17,252  $  18,802
  Interest expense....................................    12,807     11,325      8,585      7,855     10,607
                                                         ---------  ---------  ---------  ---------  ---------
    Net interest income before provision for loan
      losses..........................................    11,749     11,697     10,132      9,397      8,195
  Provision for loan losses...........................        90        120        115        254        304
                                                         --------  ---------  ---------  ---------  ---------
    Net interest income after provision for loan
      losses..........................................    11,659     11,577     10,017      9,143      7,891
                                                         --------  ---------  ---------  ---------  ---------
  Noninterest income:
    Fees and service charges..........................       579        589        588        572        601
    Net gain on sale of mortgage-backed securities
       and investment securities......................         3          2          1         50          3
    Other..............................................       31         33         33        163         93
                                                          --------  ---------  ---------  ---------  ---------
       Total noninterest income........................      613        624        622        785        697
  Noninterest expense:
    Salaries and employee benefits.....................    3,627      3,584      2,974      2,664      2,475
    Premises and equipment.............................    1,532      1,499      1,439      1,311      1,665
    Federal insurance premiums.........................      523        539        454        337        421
    FDIC-SAIF assessment...............................    1,519         --         --         --         --
    Other..............................................    1,456      1,505      1,259      1,492      1,205
                                                          --------  ---------  ---------  ---------  ---------
       Total noninterest expense.......................    8,657      7,127      6,126      5,804      5,766
                                                          --------  ---------  ---------  ---------  ---------
  Income before income taxes...........................    3,615      5,074      4,513      4,124      2,822
  Provision for income taxes...........................    1,291      1,824      1,649      1,465      1,139
                                                          ---------  ---------  ---------  ---------  ---------
  Income before cumulative effect of change in
    accounting principle...............................      2,324      3,250      2,864      2,659      1,683
  Cumulative effect of change in method of accounting
    for income taxes (SFAS 109)........................         --         --         --        506         --
                                                         ---------  ---------  ---------  ---------  ---------
       Net income.....................................   $   2,324  $   3,250  $   2,864  $   3,165  $   1,683
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Primary/fully diluted earnings per share (1)..........   $     .91  $    1.18  $      --  $      --  $      --
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Dividends declared per share (1).....................    $     .56  $     .52  $      --  $      --  $      --
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------


                                                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1996       1995       1994       1993       1992
                                                                   ---------  ---------  ---------  ---------  ---------
Selected Operating Ratios and Other Data:
  Net interest margin (2)........................................       3.58%      3.79%      3.81%      4.13%      3.62%
  Return on average assets (3)...................................        .69       1.02       1.04       1.33        .71
  Return on average equity (4)...................................       5.70       7.73      10.33      12.47       8.60
  Equity to assets (5)...........................................      12.03      13.15      10.04      10.68       8.25
  Dividend payout ratio (6)......................................      60.80      44.06         --         --         --
  Noninterest income to average assets...........................        .18        .20        .23        .33        .29
  Noninterest expense to average assets..........................       2.55       2.23       2.22       2.44       2.43
  Non-performing assets to total assets..........................        .31        .34        .35        .35       1.01
  Average interest-earning assets to average interest-bearing
    liabilities..................................................     113.97     115.51     111.19     111.25     107.78
  Allowance for loan losses to non-performing loans..............     141.84     130.32     138.98     180.58     136.64
  Allowance for loan losses to total loans.......................       1.07       1.21       1.24       1.31       1.17
  Efficiency ratio (7)...........................................      67.76      55.56      55.09      55.80      63.47
  Number of banking facilities, all of which are full-service
    offices......................................................          9          9          9          8          8

------------------------

(1) Per share data is not applicable prior to the Company's conversion and reorganization completed on January 19, 1995.

(2) Net interest income as a percentage of average interest-earning assets.

(3) Net income divided by average total assets.

(4) Net income divided by average equity.

(5) Average equity divided by average total assets.

(6) Aggregate dividends divided by net income. Prior periods are not comparable as the Company did not complete its stock offering until January 19, 1995.

(7) Noninterest expense less goodwill amortization divided by net interest income before provision for loan losses plus noninterest income.

       MANAGEMENT'S DISCUSSION AND ANALYSIS

ASSET AND LIABILITY MANAGEMENT

    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate-sensitive" and by monitoring an institution's interest rate-sensitivity "gap". An asset or liability is said to be interest rate-sensitive within a specific time period if it will mature or reprice within that time period. The interest rate-sensitivity gap is defined as the difference between the amount of rate-sensitive assets maturing or repricing within a specific time period and the amount of rate-sensitive liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

    The Company's policy has been to reduce its exposure to interest rate risk generally by better matching the maturities of its interest rate-sensitive assets and liabilities and by originating adjustable-rate mortgages ("ARM") loans and other variable rate or short-term loans such as consumer and commercial loans, as well as by purchasing adjustable-rate mortgage-backed securities and short-term investments. The Company from time to time seeks to lengthen the maturities of its liabilities by providing longer term certificates of deposit and builds the balance sheet by acquiring Federal Home Loan Bank advances. From time to time, the Company solicits jumbo certificates of deposit from both the retail market and CD brokers. These deposits tend to have higher interest rates than deposits solicited at the branch level.

    The Company has an Asset-Liability Management Committee which is responsible for reviewing the Company's asset and liability policies. The Asset-Liability Management Committee meets regularly and reviews investment activity and analysis. The Asset-Liability Management Committee reports quarterly to the Board of Directors on investment activity and analysis, interest rate risks and trends, as well as liquidity and capital ratio requirements.

    At December 31, 1996, total rate-sensitive assets which were estimated to mature or reprice within one year exceeded total rate-sensitive liabilities with the same characteristics by $39.9 million, representing a positive cumulative one-year gap of 11.7% to total assets.

    The Company's rate-sensitive assets which are scheduled to reprice within one year include adjustable-rate assets which are tied to a lagging index which adjusts periodically in response to changes in interest rates. Such assets amounted to $34.1 million or 10.0% of total assets at December 31, 1996. Assets tied to the lagging index reprice more slowly than liabilities and are viewed by management as reducing the interest rate sensitivity portrayed by the above-stated gap positions. Therefore, these adjustable-rate assets are placed in the "4--12 months" category of the following gap table to reflect the lagging nature of the assets even though the majority reprice monthly.

    Internal assumptions were used in preparing the table reflecting the Company's "gap" positions. For fixed rate single-family residential loans and mortgage-backed securities in the one year or greater categories, the Company utilizes an annual liquidation rate of 10% for scheduled and non-scheduled principal payments. These principal payments are allocated 25% and 75% in the "within three months," and "4--12 months" categories, respectively. In consumer loans in the one year or greater categories, the Company utilizes an annual liquidation rate of 40% for scheduled and non-scheduled principal payments. These principal payments are allocated 25% and 75% in the "within three months," and "4 - 12 months" categories, respectively.

    Management believes that the majority of the Company's NOW accounts are non rate-sensitive and accordingly places the majority of these checking accounts in the "over five years" category. Additionally, management believes that certain of the Company's passbook accounts are non rate-sensitive because they are considered core deposits and accordingly places 95% of the total passbook accounts in the "over five years" category. The remaining balance representing 5% of the total passbook accounts is allocated in the categories which have anticipated maturities of less than one year, as indicated in the table set forth below.

    Borrowed funds, including primarily $25.8 million of fixed rate FHLB advances, appear in the category representing their approximate maturity. Variable rate advances totaling approximately $24.5 million adjust under various indices and terms and are included in the "within three months" category.

    The above assumptions should not be regarded as indicative of the actual prepayments and withdrawals which may be experienced by the Company. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of, or lag behind, changes in market interest rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

    The following table sets forth the amounts of rate-sensitive assets and rate-sensitive liabilities outstanding at December 31, 1996, which are expected to reprice or mature in each of the future time periods shown. Withdrawal rates, as well as loan prepayment assumptions, are based on the Company's own internal assumptions.

                                                                      AMOUNTS MATURING OR REPRICING
                                                -------------------------------------------------------------------------
                                                                           ONE YEAR    THREE YEARS    OVER
                                                WITHIN THREE  FOUR TO 12    THROUGH      THROUGH      FIVE
                                                   MONTHS       MONTHS    THREE YEARS  FIVE YEARS     YEARS      TOTAL
                                                ------------  ----------  -----------  -----------  ---------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Rate-sensitive assets:
  Real estate loans (1):
    Single-family residential:
      Current Market Index ARMS...............   $    9,484   $   55,162   $  11,855    $   7,867   $      --     $84,368
      Lagging Market Index ARMS...............           --       34,052         163           --          --      34,215
      Fixed Rate..............................        1,481        4,666       3,661        3,820      37,132      50,760
    Commercial and multifamily:
      ARMS....................................        7,557        4,953         310           --          --      12,820
      Fixed Rate..............................           96          289         153          456       2,857       3,851
  Second mortgage loans.......................            1           18          15           16          13          63
  Commercial loans and leases.................        9,599          118         221          152       8,804      18,894
  Consumer loans (2)..........................       18,704       14,499       2,796        5,538      17,801      59,338
  Investment securities (3)...................       16,226        3,148      12,603       12,496      19,523      63,996
  FHLB stock..................................           --           --          --           --       2,514       2,514
                                                ------------  ----------  -----------  -----------  ---------  ----------
    Total rate-sensitive assets...............   $   63,148   $  116,905   $  31,777    $  30,345   $  88,644  $  330,819
Rate-sensitive liabilities:
  Deposits:
      Passbook accounts.......................   $    2,637   $    1,131   $      --           --   $  71,585  $   75,353
      NOW accounts............................          475           --          --           --      15,088      15,563
      Money market accounts...................       14,521           --          --           --          --      14,521
      Certificate accounts (4)................       17,388       61,938      53,091        4,344          79     136,840
    Borrowed funds............................       41,500          563       6,756        1,500          --      50,319
                                                ------------  ----------  -----------  -----------  ---------  ----------
      Total interest-bearing liabilities......       76,521       63,632      59,847        5,844      86,752     292,596
  Noninterest-bearing accounts................           --           --          --           --       7,388       7,388
      Total rate-sensitive liabilities........   $   76,521   $   63,632   $  59,847    $   5,844   $  94,140  $  299,984
Rate-sensitive assets less rate-sensitive
  liabilities ("interest rate-sensitivity
  gap").......................................   $  (13,373)  $   53,273   $ (28,070)   $  24,501   $  (5,496) $   30,835
                                                ------------  ----------  -----------  -----------  ---------  ----------
                                                ------------  ----------  -----------  -----------  ---------  ----------
Cumulative interest rate-sensitivity gap......   $  (13,373)  $   39,900   $  11,830    $  36,331   $  30,835  $   30,835
                                                ------------  ----------  -----------  -----------  ---------  ----------
                                                ------------  ----------  -----------  -----------  ---------  ----------
Cumulative interest rate-sensitivity gap to
  total assets................................        (3.91)%      11.67%       3.46%       10.63%       9.02%
Ratio of rate-sensitive assets to rate-
  sensitive liabilities.......................        82.52%      183.72%      53.10%      519.25%      94.16%
Cumulative ratio of rate-sensitive assets to
  rate-sensitive liabilities..................        82.52%      128.47%     105.92%      117.65%     110.28%

------------------------

(1) Includes mortgage-backed securities.

(2) Includes fixed rate home equity loans of $819,000.

(3) Includes investment securities classified as held to maturity and available for sale. Excludes net unrealized gain on available for sale securities of $64,000.

(4) Excludes mark-to-market premium of $20,000 which resulted from the acquisition of a branch on June 30, 1994.

AVERAGE BALANCE SHEET

    The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the yields earned and rates paid at December 31, 1996. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented and outstanding balances at December 31, 1996. Average balances are daily averages during the periods.

                             AT DECEMBER 31,                                   YEAR ENDED DECEMBER 31,
                         ----------------------  ----------------------------------------------------------------------
                                   1996                      1996                                 1995
                           --------------------  --------------------------------   -----------------------------------
                                                                        AVERAGE                              AVERAGE
                                       YIELD/     AVERAGE                YIELD/      AVERAGE                  YIELD/
                             BALANCE     COST      BALANCE   INTEREST      COST       BALANCE    INTEREST       COST
                            ---------  ---------  ---------  ---------  -----------  ---------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Short-term
    investments (1)......  $   9,491       5.55% $   8,961  $     469        5.23%  $  18,767   $   1,072         5.71%
Investment securities
  (2)....................     57,083       6.34     66,696      4,157        6.23      53,391       3,253         6.09
Mortgage-backed
  securities.............    130,173       6.60    124,513      8,248        6.62     121,513       7,770         6.39
Loans receivable (3).....    133,401       9.11    127,608     11,682        9.15     115,294      10,927         9.48
                           ---------             ---------  ---------               ---------  -----------
    Total
      interest-earning
      assets.............    330,148       7.54    327,778     24,556        7.49     308,965      23,022         7.45
Noninterest-earning
  assets.................     11,749                11,305                             10,815
                           ---------             ---------                          ---------
    Total assets.........  $ 341,897             $ 339,083                          $ 319,780
                           ---------             ---------                          ---------
                           ---------             ---------                          ---------
Interest-bearing
  liabilities:
    Deposits:
      NOW and MMDA
        accounts.........  $  30,084       2.65% $  30,217  $     816        2.70%  $  30,936   $     875         2.83%
      Passbook accounts..     75,353       2.85     78,688      2,244        2.85      85,939       2,445         2.85
      Certificates of
        deposit..........    136,860       5.49    129,494      7,002        5.41     111,786       5,733         5.13
                           ---------             ---------  ---------               ---------  -----------
      Total..............    242,297       4.32    238,399     10,062        4.22     228,661       9,053         3.96
    Borrowed funds.......     50,319       5.94     49,205      2,745        5.58      38,810       2,272         5.85
                           ---------             ---------  ---------               ---------  -----------
      Total interest-
        bearing
        liabilities......    292,616       4.60    287,604     12,807        4.45     267,471      11,325         4.23
                                                            ---------                          ----------
Noninterest-bearing
  deposits...............      7,388                 7,629                              7,176
Other noninterest-bearing
  liabilities............      1,919                 3,049                              3,091
                           ---------             ---------                          ---------
    Total liabilities....    301,923               298,282                            277,738
Shareholders' equity.....     39,974                40,801                             42,042
                           ---------             ---------                          ---------
    Total liabilities and
      shareholders'
      equity.............  $ 341,897             $ 339,083                          $ 319,780
                           ---------             ---------                          ---------
                           ---------             ---------                          ---------
Net interest income......                                   $  11,749                              $11,697
                                                            ---------                            -----------
                                                            ---------                            -----------
Net earning assets.......  $  37,532             $  40,174                          $  41,494
                           ---------             ---------                          ---------
                           ---------             ---------                          ---------
Net interest
  margin (4)............                  3.47%                             3.58%                                3.79%
                                      ---------                       -----------                          -----------
                                      ---------                       -----------                          -----------
Ratio of interest-earning
  assets to
  interest-bearing
  liabilities............                112.83%                          113.97%                              115.51%
                                      ---------                       -----------                          -----------
                                      ---------                       -----------                          -----------
                                      YEAR ENDED DECEMBER 31,
                             ------------------------------------------
                                              1994
                             ------------------------------------------
                                                              AVERAGE
                               BALANCE                         YIELD/
                               AVERAGE       INTEREST           COST
                             -----------    -----------       ---------
Interest-earning assets:
    Short-term
    investments (1)......       11,728     $     534           4.55%
Investment securities
  (2)....................       36,643         2,026           5.53
Mortgage-backed
  securities.............      106,216         5,960           5.61
Loans receivable (3).....      111,544        10,197           9.14
                              --------      -----------
    Total
      interest-earning
      assets.............      266,131        18,717           7.03
Noninterest-earning
  assets.................        9,952
                              --------
    Total assets.........      276,083
                              --------
                              --------
Interest-bearing
  liabilities:
    Deposits:
      NOW and MMDA
        accounts.........       33,230      $    889           2.68%
      Passbook accounts..       88,064         2,476           2.81
      Certificates of
        deposit..........       84,780         3,651           4.31
                              --------     -----------
      Total..............      206,074         7,016          3.40
    Borrowed funds.......       33,280         1,569          4.71
                              -------      -----------
      Total interest-
        bearing
        liabilities......      239,354          8,585         3.59
                                           -----------
Noninterest-bearing
  deposits...............        6,057
Other noninterest-bearing
  liabilities............        2,943
                              --------
    Total liabilities....      248,354
Shareholders' equity.....       27,729
                              --------
    Total liabilities and
      shareholders'
      equity.............      276,083
                              --------
                              --------
Net interest income......                      10,132
                                              --------
                                              --------
Net earning assets.......       26,777
                              --------
                              --------
Net interest margin
  (4)....................                                     3.81%
                                                            -----------
                                                            -----------
Ratio of interest-earning
  assets to
  interest-bearing
  liabilities............                                   111.19%
                                                           -----------
                                                           -----------

------------------------

(1) Includes interest-earning deposits and certificates of deposit in other financial institutions.

(2) Includes investment securities classified as held to maturity and available for sale.

(3) Non-accrual loans have been included in the average balance of loans, but unpaid interest on non-accrual loans has not been included for purposes of determining interest income. Amounts at December 31, 1996 are net of allowance for loan losses, deferred costs, and premiums/discounts.

(4) Net interest margin represents net interest income as a percentage of average interest-earning assets during the periods presented and at December 31, 1996.

RATE/VOLUME ANALYSIS

    The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (change in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and
(iv) the net change.

                                                                            YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------------------------------
                                                          1996 VS. 1995                               1995 VS. 1994
                                               ---------------------------------------    --------------------------------------
                                                   INCREASE (DECREASE)                         INCREASE (DECREASE)
                                                        DUE TO                                       DUE TO
                                               ----------------------------               --------------------------
                                                                              TOTAL                                     TOTAL
                                                                   RATE/     INCREASE                        RATE/      INCREASE
                                                VOLUME    RATE     VOLUME   (DECREASE)    VOLUME    RATE    VOLUME     (DECREASE)
                                               --------  -------  --------  -----------   -------  -----  -------    ------------
                                                                                (IN THOUSANDS)
Interest income:
Short-term investments (1)...................  $ (560)   $ (90)   $ 47      $ (603)      $  320    $ 136    $ 82         $     538
Investment securities (2)....................     810       75      19         904          926      205      96             1,227
Mortgage-backed securities...................     192      279       7         478          858      828     124             1,810
Loans receivable.............................   1,167     (380)    (32)        755          343      379       8               730
                                               --------  -------    ---    -------     ---------  ------    -----        ----------

Total interest-earning assets................  $1,609    $(116)   $ 41      $1,534       $2,447   $1,548    $310         $   4,305
                                               --------  -------    ---    -------     ---------  ------    -----        ----------
                                               --------  -------    ---    -------     ---------  ------    -----        ----------

Interest expense:
Deposits:
NOW and MMDA accounts........................  $  (20)   $ (40)   $  1      $  (59)      $  (61)  $   50    $ (3)        $     (14)
Passbook accounts............................    (201)      --      ---       (201)         (60)      35      (6)              (31)
  Certificates of deposit....................     908      313      48       1,269        1,164      695     223             2,082
                                                --------  ------    ---     --------    ---------  -------   ----        ----------
Total........................................     687      273      49       1,009        1,043      780     214             2,037
Borrowed funds...............................     608     (105)    (30)        473          260      379      64               703
                                               ---------  ------    ---   ---------    ---------  -------    -----       ----------
Total interest-bearing liabilities...........  $1,295    $ 168    $ 19      $1,482       $1,303   $1,159    $278         $   2,740
                                               ---------  ------    ---   ---------    ---------  -------   -----        ---------
                                               ---------  ------    ---   ---------    ---------  -------   -----        ---------
Net change in interest income................  $  314    $(284)   $ 22    $     52       $1,144   $  389    $ 32         $   1,565
                                               ---------  ------    ---   ---------    ---------  -------   -----        ---------
                                               ---------  ------    ---   ---------    ---------  -------   -----        ---------

------------------------

(1) Includes interest-earning deposits and certificates of deposit in other financial institutions.

(2) Includes investment securities classified as held to maturity and available for sale.
                                                                               9

                   Year Ended December 31, 1996 Compared To
                         Year Ended December 31, 1995


FINANCIAL CONDITION

    The Company's total assets increased $7.6 million or 2.3% to $341.9 million at December 31, 1996 compared to $334.3 million at December 31, 1995. Short-term investments decreased to $9.5 million and investment securities increased to $39.2 million at December 31, 1996 compared to $14.3 million and $27.9 million, respectively at December 31, 1995. The $4.8 million decrease in short-term investments was the result of maturities and the $11.3 million increase in investment securities was the result of the reinvestment of available funds. At December 31, 1996, the Company had $17.9 million of investment securities classified as available for sale. The after-tax net unrealized gain in these securities at such date amounted to $38,000 which is reflected as a separate component of shareholders' equity. See Note 1 to the Notes to the Consolidated Financial Statements. Mortgage-backed securities held to maturity increased $10.7 million or 8.9% to $130.2 million at December 31, 1996 compared to $119.5 million at December 31, 1995 as management invested available funds. Loans receivable increased $13.9 million or 11.6% to $133.4 million at December 31, 1996 compared to $119.5 million at December 31, 1995 as originations exceeded principal repayments and the Company invested available funds.

    Total liabilities increased $9.7 million or 3.3% to $301.9 million at December 31, 1996 compared to $292.2 million at December 31, 1995. Deposits increased $8.1 million or 3.4% to $249.7 million at December 31, 1996 compared to $241.6 million at December 31, 1995. Deposits increased primarily due to the Company being competitively priced in certificates of deposit during the year. Borrowed funds increased $2.3 million or 4.7% to $50.3 million at December 31, 1996 compared to $48.0 million at December 31, 1995, as the Company increased its short-term FHLB advances and used those funds to reinvest in assets at higher yields.

    Total shareholders' equity decreased $2.1 million to $40.0 million at December 31, 1996, compared to $42.1 million at December 31, 1995. This decrease was the result of the buy-back of shares under a repurchase program totaling $3.4 million, the payment of annual dividends of approximately $1.4 million, the amortization of the Employee Stock Ownership Plan ("ESOP") for $113,000 and amortization of the unearned common stock held by the Recognition and Retention Plan ("RRP") of $184,000 which were partially offset by net income of $2.3 million and a change in the net unrealized gain
(loss) on investment securities available for sale of $7,000. Two 5% repurchase programs were announced by the Company in 1996 which resulted in a buy-back of 230,817 shares of the Company's outstanding common stock of which the majority of shares were purchased in the open market before December 31, 1996 at per share price ranges between $13.81 and $15.81 per share. The ESOP was established in January 1995 and purchased 7% of the shares issued in the offering or 112,868 shares at a price of $10.00 per share. The Recognition and Retention Plan was established in the second quarter of 1995 resulting in the purchase of 4% of the shares issued in the offering or 64,496 shares in the open market at a range from $14.13 per share to $14.50 per share.


RESULTS OF OPERATIONS

    Net income was $2.3 million for the year ended December 31, 1996 compared to $3.3 million for the year ended December 31, 1995. The decrease in net income for the year resulted from a one time pre-tax charge of $1.5 million representing a FDIC special assessment to recapitalize the SAIF pursuant to legislation signed by President Clinton on September 30, 1996. Without the assessment the Company's net income for 1996 would have been $3.3 million. The increase in net income without the SAIF assessment for the year ended December 31, 1996 as compared to the year-earlier period was primarily the result of an increase in net interest income of $52,000, a reduction in provision for loan losses of $30,000, which was offset by an increase in total noninterest expense of $11,000 and an increase in provision for income taxes of $29,000, net of the benefit from the SAIF assessment.

INTEREST INCOME

    Interest income amounted to $24.6 million for the year ended December 31, 1996, compared to $23.0 million during the same period in 1995. This $1.5 million increase in interest income was due to an increase in average interest-earning assets of $18.8 million and an increase of 4 basis points in the weighted average yield on interest-earning assets. The increase in average interest-earning assets was the result of a $13.3 million aggregate increase in average investment securities and investment securities available for sale, a $12.3 million increase in average loans receivable and a $3.0 million increase in average mortgage-backed securities, partially offset by a decrease in average short-term investments of $9.8 million. The increase in the weighted average yield on interest-earning assets occurred in investment and mortgage-backed securities with decreases in the weighted average yield of short-term investments and loans.


INTEREST EXPENSE

    Interest expense increased to $12.8 million for the year ended December 31, 1996, compared to $11.3 million during the same period in 1995. This $1.5 million increase in interest expense was due to an increase in average interest-bearing liabilities of $20.1 million and an increase of 22 basis points in the average cost of funds. Average interest-bearing deposits increased $9.7 million for the year ended December 31, 1996 compared to the same period in 1995 as a result of the Bank being competitively priced in certificates of deposit. Average borrowed funds increased $10.4 million for the year ended December 31, 1996 compared to the same period in 1995 due to the Company increasing its short-term FHLB advances. The increase in the average cost of funds occurred in time deposits. The average cost of funds decreased for all other categories of interest-bearing liabilities.


NET INTEREST INCOME

    Net interest income amounted to $11.8 million for the year ended December 31, 1996, compared to $11.7 million during the same period in 1995. The Company's net interest margin decreased 21 basis points to 3.58% for the year ended December 31, 1996, from 3.79% for the same period in 1995. The decrease in the net interest margin for the year ended December 31, 1996 compared to the year-earlier period was partially attributable to funds received as a result of payments and refinances on loans being re-invested in assets with yields which were lower than the contractual rate on the instrument at the time of payment or refinance and increases in the average balance of certificates of deposit. Average net interest-earning assets decreased $1.3 million for year ended December 31, 1996, primarily as a result of the Company's stock buy-back program.


PROVISION FOR LOAN LOSSES

    The provision for loan losses decreased $30,000 to $90,000 for the year ended December 31, 1996 compared to $120,000 during the same time period in 1995. This reflected management's evaluation of the underlying credit risk of the loan portfolio and the level of allowance for loan losses.

    The allowance for loan losses amounted to $1.4 million or 1.1% and 141.8% of total loans and total non-performing loans, respectively, at December 31, 1996, as compared to $1.5 million or 1.2% and 130.3%, respectively, at December 31, 1995.

    Non-performing loans (non-accrual loans and accruing loans 90 days or more overdue) were $1.0 million and $1.1 million at December 31, 1996 and December 31, 1995, respectively, which represented .75% and .93% of the Company's total loans, respectively. The Company's real estate owned, which consists of real estate acquired through foreclosure or by deed-in-lieu thereof, amounted to $56,000 and $26,000 at December 31, 1996 and 1995, respectively. As a percentage of total assets, the Company's total non-performing assets amounted to $1.1 million or .31% at December 31, 1996 and $1.1 million or .34% at December 31, 1995.

NONINTEREST INCOME

    Noninterest income decreased to $613,000 for the year ended December 31, 1996, as compared to $624,000 for the same time period in 1995. The decrease of $11,000 or 1.8% for the year ended December 31, 1996, was due primarily to service charges on deposit accounts.

NONINTEREST EXPENSE

    Noninterest expense net of the SAIF assessment remained flat increasing only $11,000 for the year ended December 31, 1996 as compared to the same time period in 1995. There were increases in salaries and employee benefits of $43,000, premises and equipment expense of $23,000, offset by decreases of $16,000 in federal insurance premiums and $59,000 in other expenses. Increases in salaries and employee benefits were the result of normal salary adjustments and the full year impact of the RRP. Increases in premises and equipment expense was due to the expansion of an existing branch facility in 1995 and remodeling of the corporate office and other branch facilities. Federal insurance deposit premiums decreased as a result of the recapitalization of the SAIF Fund at September 30, 1996. The Bank received a credit of $31,000, or 5 cents per $100 in deposits which was applied in the fourth quarter of 1996 which credit represented the amount of fourth quarter assessment that was for the insurance premium portion of the FDIC assessment. The remaining $110,000, or 18 cents per $100 in deposits, paid in the fourth quarter represented the Financing Corporation ("FICO") portion of the assessment. Beginning in 1997 the Bank's FDIC assessment will be reduced from 23 cents per $100 in deposits to approximately 6.4 cents per $100 of deposits. Decreases in other expenses were primarily due to decreases in advertising, insurance and other expenses.

PROVISION FOR INCOME TAXES

    Provision for income taxes was $1.3 million and $1.8 million for the years ended December 31, 1996 and 1995, respectively. The Company's effective tax rate amounted to 35.7% and 35.9% during the years ended 1996 and 1995, respectively. The decrease in the provision for income taxes was the result of the benefit of a $562,000 tax deduction resulting from the $1.5 million paid to the FDIC for the SAIF assessment.

                   Year Ended December 31, 1995 Compared To
                         Year Ended December 31, 1994

FINANCIAL CONDITION

    The Company's total assets increased $30.8 million or 10.2% to $334.3 million at December 31, 1995 compared to $303.5 million at December 31, 1994. Assets increased as a result of a January 1995 stock offering which resulted in $13.5 million of net proceeds and additional borrowed funds of $13.9 million. Short-term investments decreased to $14.3 million and investment securities increased to $27.9 million at December 31, 1995 compared to $17.1 million and $20.3 million, respectively at December 31, 1994. The $2.9 million decrease in short-term investments was the result of maturities and the $7.5 million increase in investment securities was the result of the reinvestment of cash received in the stock offering. At December 31, 1995, the Company had $40.9 million of investment securities classified as available for sale. The after-tax net unrealized gain in these securities at such date amounted to $31,000 which is reflected as a separate component of shareholders' equity. See Note 1 to the Notes to the Consolidated Financial Statements. Mortgage-backed securities held to maturity increased $2.7 million or 2.3% to $119.5 million at December 31, 1995 compared to $116.8 million at December 31, 1994 as management invested available funds from the stock offering and additional borrowed funds. Loans receivable increased $7.1 million or 6.3% to $119.5 million at December 31, 1995 compared to $112.4 million at December 31, 1994 as originations exceeded principal repayments and the Company invested available funds.

    Total liabilities increased $17.5 million or 6.4% to $292.2 million at December 31, 1995 compared to $274.7 million at December 31, 1994. Deposits increased $3.0 million or 1.3% to $241.6 million at December 31, 1995 compared to $238.5 million at December 31, 1994. Deposits increased primarily due to the Company being competitively priced in certificates of
12
deposit during the fourth quarter of 1995. Borrowed funds increased $13.9 million or 40.6% to $48.0 million at December 31, 1995 compared to $34.2 million at December 31, 1994, as the Company increased its short-term FHLB advances to increase liquidity and used those funds to reinvest in assets at higher yields.

    Total shareholders' equity increased $13.4 million to $42.1 million at December 31, 1995 compared to $28.7 million at December 31, 1994. This increase was the result of $13.5 million of net proceeds from the stock offering, net income of $3.3 million and a change in the net unrealized gain
(loss) on investment securities available for sale of $500,000 which was partially offset by the payment of annual dividends of approximately $1.4 million, the establishment of an ESOP for $1.0 million, an increase in the unearned common stock held by the RRP of $757,000, and the buy-back of shares under a repurchase program totaling $2.1 million. The ESOP was established in January 1995 and represents 7% of the shares issued in the offering or 112,868 shares at a price of $10.00 per share. The increase in Recognition and Retention Plan shares was due to the establishment of a Plan in the second quarter of 1995 resulting in the purchase of 4% of the shares issued in the offering or 64,496 shares in the open market at a range from $14.13 per share to $14.50 per share. A repurchase program was announced by the Company in the third quarter of 1995 which resulted in a buy-back of 140,938 shares of the Company's outstanding common stock of which all shares were purchased in the open market before December 31, 1995 at per share price ranges between $14.50 and $15.50 per share.


RESULTS OF OPERATIONS

    Net income was $3.3 million for the year ended December 31, 1995 compared to $2.9 million for the year ended December 31, 1994. The $386,000 increase in net income for the year ended December 31, 1995 as compared to the year-earlier period was primarily the result of an increase in net interest income of $1.6 million, which was partially offset by an increase in total noninterest expense of $1.0 million and an increase in provision for income taxes of $175,000.


INTEREST INCOME

    Interest income amounted to $23.0 million for the year ended December 31, 1995, compared to $18.7 million during the same period in 1994. This $4.3 million increase in interest income was due to an increase in average interest-earning assets of $42.8 million and an increase of 42 basis points in the weighted average yield on interest-earning assets. The increase in average interest-earning assets was the result of a $23.8 million aggregate increase in average short-term investments, investment securities and investment securities available for sale, a $3.8 million increase in average loans receivable and a $15.3 million increase in average mortgage-backed securities, all of which were funded by either deposits acquired in the June 1994 acquisition of a branch in Bellaire, Ohio, net proceeds from the stock offering completed in January 1995 or additional borrowed funds. The increase in the weighted average yield on interest-earning assets occurred in all respective categories of interest-earning assets.


INTEREST EXPENSE

    Interest expense increased to $11.3 million for the year ended December 31, 1995 compared to $8.6 million during the same period in 1994. This $2.7 million increase in interest expense was due to an increase in average interest-bearing liabilities of $28.1 million and an increase of 64 basis points in the average cost of funds. Average interest-bearing deposits increased $22.6 million for the year ended December 31, 1995 compared to the same period in 1994 as a result of the branch acquisition notwithstanding $4.5 million in stock subscriptions which were funded with deposits. Average borrowed funds increased $5.5 million for the year ended December 31, 1995 compared to the same period in 1994 due to the Company increasing its short-term FHLB advances. The increase in the average cost of funds occurred in all respective categories of interest-bearing liabilities.

NET INTEREST INCOME

    Net interest income amounted to $11.7 million for the year ended December 31, 1995 compared to $10.1 million during the same period in 1994. The Company's net interest margin decreased slightly to 3.79% for the year ended December 31, 1995, from 3.81% for the same period in 1994. The decrease in the net interest margin for the year ended December 31, 1995 compared to the year-earlier period was partially attributable to the reinvestment of cash received in connection with the branch acquisition into assets which were yielding less than those assets previously held by the Company in its portfolio. In addition, in certain cases funds received as a result of payments and refinances on loans and mortgage-backed securities were reinvested in assets with yields which were lower than the contractual rate on the instrument at the time of payment or refinance. Average net interest-earning assets increased $14.7 million for year ended December 31, 1995, primarily as a result of funds received in the stock offering.


PROVISION FOR LOAN LOSSES

    The provision for loan losses increased $5,000 to $120,000 for the year ended December 31, 1995 compared to $115,000 during the same time period in 1994. This reflected management's evaluation of the underlying credit risk of the loan portfolio and the level of allowance for loan losses.

    The allowance for loan losses amounted to $1.5 million or 1.2% and 130.3% of total loans and total non-performing loans, respectively, at December 31, 1995, as compared to $1.4 million or 1.2% and 139.0%, respectively, at December 31, 1994.

    Non-performing loans (non-accrual loans and accruing loans 90 days or more overdue) were $1.1 million and $1.0 million at December 31, 1995 and December 31, 1994, respectively, which represented .93% and .90% of the Company's total loans, respectively. The Company's real estate owned, which consists of real estate acquired through foreclosure or by deed-in-lieu thereof, amounted to $26,000 and $32,000 at December 31, 1995 and December 31, 1994, respectively. As a percentage of total assets, the Company's total non-performing assets amounted to $1.1 million or .34% at December 31, 1995 and $1.0 million or .35% at December 31, 1994.


NONINTEREST INCOME

    Noninterest income increased to $624,000 for the year ended December 31, 1995 as compared to $622,000 for the same time period in 1994. The increase of $2,000 or .3% for the year ended December 31, 1995, was due primarily to service charges on deposit accounts acquired in the branch transaction.


NONINTEREST EXPENSE

    Noninterest expense increased $1.0 million for the year ended December 31, 1995 as compared to the same time period in 1994, primarily as a result of increases in salaries and employee benefits of $610,000, premises and equipment expense of $46,000, federal insurance premiums of $85,000, goodwill amortization expense of $80,000 and other expenses of $164,000. Increases in salaries and employee benefits were the result of normal salary adjustments, the additional staff of the acquired branch facility and expenses related to the establishment of an ESOP and the RRP. Increases in premises and equipment expense were primarily the result of expenses related to the purchase of a branch facility in 1994 and the purchase of a building and lot in 1995 that were used to expand services at an existing branch location. Federal insurance deposit premiums increased as a result of the acquired branch deposits. Amortization expense increased as a result of the core deposit intangible resulting from the branch acquisition. Increases in other expenses were primarily due to increases in postage, supply and other expenses.

PROVISION FOR INCOME TAXES

    Provision for income taxes was $1.8 million and $1.6 million for the years ended December 31, 1995 and 1994, respectively. The Company's effective tax rate amounted to 35.9% and 36.5% during the years ended 1995 and 1994, respectively. The increase in the provision for income taxes was the result of higher pre-tax income during 1995.


LIQUIDITY AND CAPITAL RESOURCES

    The Bank is required to maintain minimum levels of liquid assets as defined by regulations of the Office of Thrift Supervision ("OTS"). This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5.0%, of which 1.0% must be comprised of short-term investments (i.e. generally with a term of less than one year). The Bank historically has maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio averaged 15.75% during December 1996, of which 6.29% was comprised of short-term investments.

    Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as interest-earning deposits in other financial institutions. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes on mortgage loans out of escrowed funds, repayment of borrowings, when applicable, and loan commitments. The Bank also adjusts liquidity as appropriate to meet its asset/liability objectives.

    The Bank's primary sources of funds are deposits, amortization and repayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. Although scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities repayments are greatly influenced by general interest rates, economic conditions and competition. The Bank manages the pricing of its deposits in accordance with its asset/liability objectives. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB of Pittsburgh which provide an additional source of funds.


RECENT ACCOUNTING AND REGULATORY DEVELOPMENTS

    On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Act"). Among other things, the Act imposed a one time special assessment on deposits insured by the SAIF designed to fully capitalize the SAIF to the level required by law. This special assessment was $1.5 million for the Bank. The Act also included a provision confirming that the special assessment is deductible for Federal income tax purposes in the year paid. The Act also provides for the eventual merger of the SAIF with the BIF and reallocates payment of Financing Corporation bond obligations to SAIF and BIF insured institutions. In addition, the Act contains prohibitions on insured institutions facilitating or encouraging the migration of SAIF deposits to the BIF until the end of 1999. Beginning in January 1997, the Bank's deposit insurance premium was reduced from 23 basis points to 6.4 basis points for an annual estimated pre-tax savings of $400,000.

    The FASB released SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. SFAS 125 establishes standards for resolving issues related to circumstances under which the transfer of financial assets should be considered as sales of all or part of the assets or as secured borrowings and about when a liability should be considered extinguished. The FASB has issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" which deferred the effective date of SFAS 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. The Company has not yet determined the effect, if any, that the adoption of SFAS 125 would have on its financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements of the Company and Notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

MARKET PRICES AND DIVIDENDS DECLARED

    Since January 19, 1995, Fed One Bancorp, Inc.'s common stock has traded on the National Association of Security Dealers Automated Quotations ("NASDAQ") National Market System, under the symbol: "FOBC". As reported by NASDAQ, the price information reflects high and low sales prices. The following represents reported high and low trading prices and dividends declared during each respective quarter for the past two years.

                                                 DIVIDEND
1996                   HIGH          LOW         DECLARED
------              ------------  ------------  ------------
First Quarter         $16.25         $14.25        $.135
Second Quarter        $15.625        $14.50        $.135
Third Quarter         $16.00         $13.00        $.145
Fourth Quarter        $16.625        $15.375       $.145


                                                 DIVIDEND
1996                   HIGH          LOW         DECLARED
                   ------------  ------------  ------------
First Quarter          $13.00       $10.50         $.125
Second Quarter         $14.50       $12.50         $.125
Third Quarter          $15.75       $13.125        $.135
Fourth Quarter         $15.75       $14.25         $.135

    At December 31, 1996, the Company had 1,201 shareholders of record. Such holdings do not reflect the number of beneficial owners of common stock.

Independent Auditors' Report

[LETTERHEAD]

The Board of Directors and Shareholders
Fed One Bancorp, Inc. and Subsidiary


    We have audited the accompanying consolidated statements of financial condition of Fed One Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. The standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fed One Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                 /s/KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
February 5, 1997

FED ONE BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

                                                      DECEMBER 31,
                                              --------------------------
                                                   1996         1995
                                              ------------  ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT FOR SHARES)
ASSETS
Cash on hand and noninterest-earning
  deposits in other institutions              $      1,043  $      1,429

Short-term investments:
  Interest-earning deposits in other
    institutions                                     8,896        10,269
  Certificates of deposit                              595         3,994

Investment securities held to maturity,
    at cost (market value of $39,045 and
    $28,172) (notes 2, 9 and 10)                    39,195        27,877

Investment securities available for
    sale (cost of $17,824 and $40,799)
    (note 3)                                        17,888        40,850

Mortgage-backed securities held to
    maturity, at cost (market value of
    $131,224 and $121,582) (notes 4, 9
    and 10)                                        130,173       119,501

Loans receivable, net of allowance for
  losses of $1,434 and $1,457 (notes 5
  and 6)                                           133,401       119,493

Real estate owned                                       56            26

Premises and equipment, net (note 7)                 5,543         5,355

Accrued interest receivable:
  Investment securities                                962         1,154
  Mortgage-backed securities                           882           846
  Loans receivable                                   1,026           952

Prepaid expenses and other assets                    2,237         2,551
                                              ------------  ------------
        Total assets                          $    341,897  $    334,297
                                              ------------  ------------
                                              ------------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Deposits (notes 9 and 17)                   $    249,685  $    241,567
  Borrowed funds (note 10)                          50,319        48,044
  Advances by borrowers for taxes and
    insurance                                          633           830
  Accrued interest payable                             314           453
  Income taxes payable                                 100           279
  Accrued expenses and other
    liabilities                                        872         1,024
                                              ------------  ------------
        Total liabilities                          301,923       292,197

Commitments and contingencies (notes 5, 7 and 16)

Shareholders' equity (notes 12, 13 and 14):
  Preferred stock: 5,000,000 shares
    authorized - none issued                         --            --

  Common stock, $.10 par value:
    15,000,000 shares authorized
    2,818,762 issued at December 31, 1996
    and 1995                                           282           282

  Additional paid-in capital                        19,384        19,330

  Unearned Employee Stock Ownership Plan
    shares                                            (903)       (1,016)

  Retained earnings-substantially
    restricted                                      27,226        26,358

  Treasury stock at cost: 360,063 and
    139,938 shares at December 31, 1996
    and 1995, respectively                          (5,440)       (2,088)

  Unearned common stock held by the
    Recognition and Retention Plan                    (613)         (797)

  Unrealized gain on investment
    securities available for sale, net                  38            31

                                              ------------  ------------
        Total shareholders' equity                  39,974        42,100
                                              ------------  ------------
        Total liabilities and shareholders'
           equity                             $    341,897  $    334,297
                                              ------------  ------------
                                              ------------  ------------


            See accompanying notes to consolidated financial statements.

FED ONE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME


                                                          YEAR ENDED DECEMBER 31,
                                                   --------------------------------------
                                                     1996             1995         1994
                                                   --------         -------       -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
 Interest on loans receivable.....................  $11,682        $10,927       $10,197
 Interest on mortgage-backed securities...........    8,248          7,770         5,960
 Interest and dividends on investment securities..    4,157          3,253         2,026
 Interest on short-term investments...............      469          1,072           534
                                                     -------        -------       -------
   Total interest income..........................   24,556         23,022        18,717
                                                     -------        -------       -------
Interest expense:
 Interest on deposits (note 9)....................    10,062          9,053         7,016
 Interest on borrowed funds.......................     2,745          2,272         1,569
                                                     -------        -------       -------
   Total interest expense.........................    12,807         11,325         8,585
                                                     -------        -------       -------
   Net interest income before provision for
     loan losses..................................    11,749         11,697        10,132
Provision for loan losses (note 6)................        90            120           115
                                                     -------        -------       -------
   Net interest income after provision for
     loan losses..................................    11,659         11,577        10,017
                                                     -------        -------       -------
Noninterest income:
 Fees and service charges.........................       579            589           588
 Gain on sale of investments available for sale...         3              2             1
 Other............................................        31             33            33
                                                     -------        -------       -------
   Total noninterest income.......................       613            624           622
                                                     -------        -------       -------
Noninterest expense:
 Salaries and employee benefits...................     3,627          3,584         2,974
 Premises and equipment...........................     1,331          1,308         1,262
 Data processing..................................       201            191           177
 Federal insurance premiums.......................       523            539           454
 FDIC-SAIF assessment.............................     1,519             --            --
 Amortization of intangible assets................       281            282           202
 Real estate owned expense........................        17              6             4
 Other............................................     1,158          1,217         1,053
                                                     -------        -------       -------
   Total noninterest expense......................     8,657          7,127         6,126
                                                     -------        -------       -------
   Income before income taxes.....................     3,615          5,074         4,513
                                                     -------        -------       -------
Provision for income taxes (note 11)..............     1,291          1,824         1,649
                                                     -------        -------       -------
 Net income.......................................   $ 2,324        $ 3,250       $ 2,864
                                                     -------        -------       -------
                                                     -------        -------       -------
Primary/fully diluted earnings per share (1)......   $   .91        $  1.18       $    --
                                                     -------        -------       -------
                                                     -------        -------       -------


---------------------
(1) Per share information for the prior periods is not comparable as the Company did not complete its stock offering until January 19, 1995. See Note 1.



          See accompanying notes to consolidated financial statements.

                FED ONE BANCORP AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                           UNREALIZED
                                                                                             UNEARNED    GAIN (LOSS) ON
                                                                                             COMMON       INVESTMENT
                                            ADDITIONAL   UNEARNED                            STOCK       SECURITIES
                                 COMMON      PAID-IN       ESOP      RETAINED   TREASURY     HELD BY       AVAILABLE
                                 STOCK       CAPITAL      SHARES     EARNINGS     STOCK      THE RRP       FOR SALE        TOTAL
                              -----------  -----------  -----------  ---------  ---------  -----------  ---------------   --------
                                                             (IN THOUSANDS, EXCEPT FOR SHARES)
Balance at December 31,
  1993......................     $125        $ 4,596     $     --     $22,224    $    --      $ (93)         $  --         $26,852
Net income..................      --              --           --       2,864         --         --             --           2,864
Recognition and retention
  plan......................      --              --           --          --         --         53             --              53
Common stock issued upon
  exercise of stock options
  -- 2,270 shares...........      --              15           --          --         --         --             --              15
Cash dividend declared......      --              --           --        (596)        --         --             --            (596)
Unrealized loss on
  investiment securities
  available for sale, net...      --              --           --          --         --         --           (469)           (469)
                                ------       --------    ---------    --------    -------      -----           ---         -------
Balance at December 31,
  1994......................     125           4,611           --      24,492         --        (40)          (469)         28,719
Net income..................      --              --           --       3,250         --         --             --           3,250
Issuance and exchange of
  common stock as a result
  of conversion/
  reorganization............     156          14,572           --          --         --         --             --          14,728
Shares held by the
  recognition and retention
  plan......................      --              --           --          --         --       (919)            --            (919)
Amortization of recognition
  and retention plan........      --              --           --          --         --        162             --             162
Common stock issued upon
  exercise of stock options
  -- 13,296 shares..........       1              86           --         (11)        15         --             --              91
Cash dividend declared......      --              --           --      (1,373)        --         --             --          (1,373)
Shares acquired for ESOP....      --              --       (1,129)         --         --         --             --          (1,129)
Principal repayment of ESOP
  debt......................      --              61          113          --         --         --             --             174
Purchase of Treasury Stock
  -- 140,938 Shares.........      --              --           --          --     (2,103)        --             --          (2,103)
Change in net unrealized
  gain (loss) on investment
  securities available for
  sale......................      --              --           --          --         --         --            500             500
                                ------       --------    ---------    --------    -------      -----           ---         -------
Balance at December 31,
  1995......................     282          19,330       (1,016)     26,358     (2,088)      (797)            31          42,100
Net income..................      --              --           --       2,324         --         --             --           2,324
Amortization of recognition
  and retention plan........      --              --           --          --         --        184             --             184
Common stock issued upon
  exercise of stock options
  -- 10,682 shares..........      --              --           --        (100)       158         --             --              58
Cash dividend declared......      --               6           --      (1,356)        --         --             --          (1,350)
Principal repayment of ESOP
  debt......................      --              48          113          --         --         --             --             161
Purchase of Treasury Stock
  -- 230,817 Shares.........      --              --           --          --     (3,510)        --             --          (3,510)
Change in net unrealized
  gain on investment
  securities available for
  sale......................      --              --           --          --         --         --              7               7
                                ------       --------    ---------    --------   --------      -----           ---         -------
Balance at December 31,
  1996......................    $282         $19,384      $  (903)    $27,226    $(5,440)     $(613)         $  38         $39,974
                                ------       --------    ---------    --------   --------      -----           ---         -------
                                ------       --------    ---------    --------   --------      -----           ---         -------


                  See accompanying notes to consolidated financial statements.
20

                FED ONE BANCORP AND SUBISIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1996         1995         1994
                                                                                        ---------    ---------    ---------
                                                                                               (IN THOUSANDS)
Operating activities:
  Net income........................................................................      $  2,324    $  3,250     $  2,864
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses.......................................................            90         120          115
    Depreciation and amortization...................................................           911         881          756
    Non-cash compensation expense related to ESOP benefit...........................           161         174           --
    Net (gain) loss on sales of:
      Investment securities available for sale......................................            (3)         (2)          (1)
      Real estate owned.............................................................            (2)         (1)           5
    (Increase) decrease in accrued interest receivable..............................            82        (664)        (648)
    Increase (decrease) in accrued expenses.........................................          (286)        308         (655)
    Increase (decrease) in taxes payable............................................           204          27         (376)
    Other, net......................................................................          (256)        607         (179)
                                                                                            ------      ------     --------
      Net cash provided by operating activities.....................................         3,225       4,700        1,881
Investing activities:
  Purchases of:
    Certificates of deposit.........................................................          (595)     (2,994)     (11,000)
    Investment securities held to maturity..........................................       (19,971)    (27,149)     (13,476)
    Investment securities available for sale........................................        (7,177)    (10,575)      (7,574)
    Mortgage-backed securities held to maturity.....................................       (31,055)    (17,548)     (38,951)
    Loans...........................................................................       (16,886)     (8,175)      (7,210)
    Premises and equipment, net.....................................................          (653)       (669)        (383)
  Proceeds from sales of:
    Investment securities available for sale........................................         5,000       3,000        3,000
    Loans...........................................................................           294         687        1,106
    Real estate owned...............................................................            12          31           48
  Principal repayments and maturities of:
    Certificates of deposit.........................................................         3,994       6,000        2,495
    Investment securities held to maturity..........................................         8,660       8,134          130
    Investment securities available for sale........................................        25,156       5,024        3,239
    Mortgage-backed securities held to maturity.....................................        20,393      14,849       17,962
  Net principal repayments on loans.................................................         2,490         266        1,609
  Acquisition of branch, net of cash acquired.......................................            --          --       59,311
                                                                                           -------     -------      -------
    Net cash provided (used) by investing activities................................       (10,338)    (29,119)      10,306
Financing activities:
  Increase (decrease) in deposits, net..............................................         8,118       3,026       (6,196)
  Increase (decrease) in borrowings, net............................................         2,275      13,868         (401)
  Increase (decrease) in advances by borrowers for taxes and insurance..............          (197)        (11)          71
  Proceeds from issuance of common stock............................................            58      14,819           15
  Stock acquired for ESOP...........................................................            --      (1,129)          --
  Purchase of common stock for RRP..................................................            --        (919)          --
  Purchase of treasury stock........................................................        (3,510)     (2,103)          --
  Cash dividends paid...............................................................        (1,390)     (1,177)        (580)
                                                                                           -------     -------      -------
  Net cash provided (used) by financing activities..................................         5,354      26,374       (7,091)
                                                                                           -------     -------      -------
    Increase (decrease) in cash and cash equivalents................................        (1,759)      1,955        5,096
  Cash and cash equivalents at beginning of year....................................        11,698       9,743        4,647
                                                                                           -------     -------      -------
    Cash and cash equivalents at end of year........................................      $  9,939    $ 11,698     $  9,743
                                                                                           -------     -------      -------
                                                                                           -------     -------      -------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest........................................................................      $ 12,946    $ 11,100     $  8,500
    Income taxes....................................................................      $  1,508    $  1,619     $  1,559
  Noncash items:
    Foreclosed mortgage loans transferred to real estate owned......................      $    104    $     29     $     --
    Dividends declared but not paid.................................................      $    342    $    345     $    149
    Transfer of securities from held to maturity to available for sale..............      $     --    $ 13,493     $     --


                 See accompanying notes to consolidated financial statements.

                FED ONE BANCORP AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following comprise the significant accounting policies which Fed One Bancorp, Inc., follows in preparing and presenting its consolidated financial statements:

    Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Fed One Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

    Nature of Operations and Use of Estimates in the Preparation of Financial
Statements: The Company is a Delaware corporation which is the holding company for the Bank. The Bank is a community-oriented financial institution engaged primarily in the business of attracting deposits from the general public and using such funds, together with other borrowings, to invest in various consumer based real estate loans, investment securities and mortgage-backed securities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

    Cash and Cash Equivalents: For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and noninterest-earning deposits in other institutions and interest-earning demand deposits in other institutions with original maturities of three months or less.

    Investment and Mortgage-Backed Securities: The Company classifies securities at the time of their purchase as either "held to maturity", "trading" or "available for sale". If it is management's intent and the Company has the ability to hold such securities until their maturity, these securities are classified as held to maturity and are carried on the Company's books at cost, adjusted for amortization of premiums and accretion of discounts on a level yield basis. Alternatively, if it is management's intent at the time of purchase to hold securities for the purpose of resale in the near future, the securities are classified as trading and are carried at market value with unrealized gains and losses reported in current period earnings. At December 31, 1996 and 1995, the Company had no securities classified as trading. Securities not classified as held to maturity or trading are classified as available for sale and are carried at market value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. Investments available for sale include investment securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate, prepayment risk or liquidity needs. Gains or losses on sales of securities are recognized upon realization. Currently all mortgage-backed securities are considered held to maturity. The cost of investment and mortgage-backed securities sold is determined using the specific identification method.

    The Financial Accounting Standards Board Statement of Financial Accounting Standard No. 119, "Disclosures about Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119") requires disclosure about amounts, nature and terms of derivative financial instruments. The Company has no involvement with derivative financial instruments that meet the definition of a derivative as defined by SFAS 119.

    Loans Receivable: Interest on loans is credited to income as earned. Interest is charged-off or an allowance is established on loans more than 90 days delinquent or otherwise doubtful of collection. Such interest ultimately collected is credited to income in the period of recovery.

    Loan fees and certain direct loan costs are deferred, and the net fee or cost is recognized in income using the level-yield method over the contractual life of the loans.

    The Company is a party to financial instruments with off-balance sheet risk (commitments to extend credit) in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

                FED ONE BANCORP AND SUBSIDIARY
                Notes to Consolidated Financial Statements, Continued

The Company evaluates each customer's credit worthiness on a case-by-case basis using the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Market risk arises when lines of credit are granted at fixed rates and interest rates subsequently rise. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party.

    The Financial Accounting Standards Board Statements of Financial Accounting Standard No. 114 and No. 118 establish standards to determine measurement and disclosure of impairment of loans. The Company adopted SFAS 114 and 118 as of January 1, 1995. SFAS 114 and 118 had no material impact to the Company's financial position or results of operations. These statements apply to all creditors and all loans.

    All of the Company's nonaccrual loans, excluding $463,000 and $356,000 of the Title I loans guaranteed by the FHA, which totaled $62,000 and $384,000 at December 31, 1996 and 1995, respectively, are considered to be impaired loans. Average impaired loans during 1996 and 1995 were $33,000 and $393,000, respectively. The $62,000 and $384,000 of impaired loans do not have a related reserve because of credit losses previously taken on these loans. The Company recognized approximately $3,000 and $13,000 of interest revenue on impaired loans, all of which was recognized using the cash basis method of income recognition.

    Allowance for Loan Losses: Provisions for estimated losses on loans are charged to earnings in an amount that results in an allowance sufficient, in management's judgment, to cover losses based on management's evaluation of portfolio risk, past loss experience and economic conditions.

    Real Estate Owned: Real estate owned consists of properties acquired through foreclosure and are recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or estimated fair value less costs to sell at the date of acquisition. Costs relating to development and improvement of the property are capitalized, whereas costs of holding such real estate are expensed as incurred. Additional write-downs are charged to income, and the carrying value of the property reduced, when any decline is deemed to have occurred subsequent to the date of foreclosure.

    Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are ten to thirty-nine years for buildings and three to ten years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the related lease or the estimated useful life of the improvement.

    Interest on Deposits: Interest on deposits is accrued and charged to expense daily and is paid or credited in accordance with the terms of the respective accounts.

    Income Taxes: The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Intangible Assets: Intangible assets, including goodwill of $1.1 million and core deposit intangibles of $893,000, are being amortized using the straight-line method over the period estimated to be benefited, generally ten years for book purposes and fifteen years for tax purposes. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 established guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets to be held and used as well as assets held for disposition. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. Adoption of this statement was immaterial to the Company's financial position and results of operations.

                FED ONE BANCORP AND SUBSIDIARY
                Notes to Consolidated Financial Statements, Continued

    Earnings Per Share: Primary and fully diluted earnings per share are calculated by dividing net income by the weighted average number of common shares and common stock equivalents outstanding. Shares outstanding for 1996 and 1995 do not include ESOP shares that were unallocated in accordance with SOP 93-6, "Employers' Accounting for Employees Stock Ownership Plans". Reported primary per share amount is based on 2,541,503 and 2,743,337 common shares and common stock equivalents for 1996 and 1995, respectively. Reported fully diluted per share amount is based on 2,547,090 and 2,748,750 common shares and common stock equivalents for 1996 and 1995, respectively. Shares granted but not yet issued under the Company's stock option plan are considered common stock equivalents for earnings per share calculations. Earnings per share information is not presented for the year ended December 31, 1994 as the Company did not complete its stock offering until January 19, 1995. See Note 13 for additional information regarding the stock offering.

    Reclassifications: Certain items previously reported have been reclassified to conform with the current year's reporting format.

    NOTE 2--INVESTMENT SECURITIES HELD TO MATURITY:

    The amortized cost and market value of investment securities held to maturity at December 31, 1996 and 1995, are as follows (in thousands):

                                                                                      DECEMBER 31, 1996
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. government and agency obligations:
Due within one year................................................   $      --     $      --      $      --    $      --
Due beyond one year but within five years..........................      15,034            29             42       15,021
Due beyond five years but within ten years.........................      20,525            13            191       20,347
Due beyond ten years...............................................       3,258            30             --        3,288
                                                                     -----------          ---          -----    ---------
                                                                         38,817            72            233       38,656
Municipal obligations and other (Maturity due beyond five years)...         378            12              1          389
                                                                     -----------          ---          -----    ---------
Total investments..................................................   $  39,195     $      84      $     234    $  39,045
                                                                     -----------          ---          -----    ---------
                                                                     -----------          ---          -----    ---------

                                                                                      DECEMBER 31, 1995
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. government and agency obligations:
Due within one year................................................   $      --     $      --      $      --    $      --
Due beyond one year but within five years..........................       9,557           105             16        9,646
Due beyond five years but within ten years.........................      14,492            95              6       14,581
Due beyond ten years...............................................       3,419           112              6        3,525
                                                                     -----------        -----            ---    ---------
                                                                         27,468           312             28       27,752
Municipal obligations and other (Maturity due beyond five years)...         409            12              1          420
                                                                     -----------        -----            ---    ---------
Total investments..................................................   $  27,877     $     324      $      29    $  28,172
                                                                     -----------        -----            ---    ---------
                                                                     -----------        -----            ---    ---------

    On December 29, 1995, the Company reclassified $13.5 million from investment securities held to maturity to investment securities available for sale at market value with the $53,000 net unrealized gain excluded from earnings and reported as a separate component of shareholders' equity, net of tax. The reclassification was in accordance with the FASB issuing a special report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" that permitted this one-time reassessment without tainting the remaining securities held to maturity.

    No sales of investment securities held to maturity occurred during the periods ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, the Bank had no outstanding commitments to purchase investment securities.

                FED ONE BANCORP AND SUBSIDIARY
                Notes to Consolidated Financial Statements, Continued

    NOTE 3--INVESTMENT SECURITIES AVAILABLE FOR SALE:

    The amortized cost and market value of investment securities available for sale at December 31, 1996 and 1995, are summarized as follows (in thousands):

                                                                                      DECEMBER 31, 1996
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. Government and agency obligations:
Due within one year................................................   $   5,553     $      26      $       2    $   5,577
Due beyond one year but within five years..........................       9,494            14             73        9,435
                                                                     -----------        -----            ---    ---------
                                                                         15,047            40             75       15,012
Equity securities (1)..............................................         263            99             --          362
Federal Home Loan Bank Stock (1)...................................       2,514            --             --        2,514
                                                                     -----------        -----            ---    ---------
Total investments..................................................   $  17,824     $     139      $      75    $  17,888
                                                                     -----------        -----            ---    ---------
                                                                     -----------        -----            ---    ---------

------------------------

(1) No scheduled maturity

                                                                                      DECEMBER 31, 1995
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. Government and agency obligations:
Due within one year................................................   $  22,002     $      72      $      41    $  22,033
Due beyond one year but within five years..........................      16,350            74             54       16,370
                                                                     -----------        -----            ---    ---------
                                                                         38,352           146             95       38,403
Federal Home Loan Bank Stock (1)...................................       2,447            --             --        2,447
                                                                     -----------        -----            ---    ---------
Total investments..................................................   $  40,799     $     146      $      95    $  40,850
                                                                     -----------        -----            ---    ---------
                                                                     -----------        -----            ---    ---------

------------------------

(1) No scheduled maturity

    Proceeds from sales of investment securities available for sale during 1996, 1995 and 1994 were $5.0 million, $3.0 million and $3.0 million, respectively. Gross gains of $5,000 and gross losses of $2,000 were recognized on these sales in 1996. Gross gains of $3,000 and gross losses of $1,000 were recognized on these sales in 1995. Gross gains of $1,000 were recognized in 1994.

    The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than 1% of its qualifying mortgage-related assets, as defined by the FHLB, or 1/20 of its outstanding advances, if any, from the FHLB, whichever is greater, as calculated on a quarterly basis. Any advance transaction during the year may cause a required purchase of FHLB stock to keep the balance of the stock held to 1/20 of the Bank's outstanding advances. Any excess stock may be redeemed at the discretion of the FHLB.

    At December 31, 1996, the Bank had no outstanding commitments to purchase investment securities.

                FED ONE BANCORP AND SUBSIDIARY
                Notes to Consolidated Financial Statements, Continued

    NOTE 4--MORTGAGE-BACKED SECURITIES HELD TO MATURITY:

    The amortized cost and market value of mortgage-backed securities held to maturity at December 31, 1996 and 1995, are summarized as follows (in thousands):

                                                                                    DECEMBER 31, 1996
                                                                    --------------------------------------------------
                                                                                   GROSS         GROSS
                                                                    AMORTIZED   UNREALIZED    UNREALIZED      MARKET
                                                                       COST        GAINS        LOSSES        VALUE
                                                                    ----------  -----------  -------------  ----------
Government National Mortgage Association (GNMA) certificates......  $   19,689   $     481     $      --    $   20,170
Federal National Mortgage Association (FNMA) certificates.........      66,841         667           340        67,168
Federal Home Loan Mortgage Corporation (FHLMC) certificates.......      41,834         474           245        42,063
Corporate.........................................................       1,809          26            12         1,823
                                                                    ----------  -----------        -----    ----------
Total mortgage-backed securities..................................  $  130,173   $   1,648     $     597    $  131,224
                                                                    ----------  -----------        -----    ----------
                                                                    ----------  -----------        -----    ----------

                                                                                    DECEMBER 31, 1995
                                                                    --------------------------------------------------
                                                                                   GROSS         GROSS
                                                                    AMORTIZED   UNREALIZED    UNREALIZED      MARKET
                                                                       COST        GAINS        LOSSES        VALUE
                                                                    ----------  -----------  -------------  ----------
Government National Mortgage Association (GNMA) certificates......  $   19,883   $     538     $      --    $   20,421
Federal National Mortgage Association (FNMA) certificates.........      61,073       1,206           147        62,132
Federal Home Loan Mortgage Corporation (FHLMC) certificates.......      36,241         550            90        36,701
Corporate.........................................................       2,304          31             7         2,328
                                                                    ----------  -----------        -----    ----------
Total mortgage-backed securities..................................  $  119,501   $   2,325     $     244    $  121,582
                                                                    ----------  -----------        -----    ----------
                                                                    ----------  -----------        -----    ----------

    Mortgage-backed securities include unamortized discounts of $431,000 and $468,000 and premiums of $285,000 and $245,000 at December 31, 1996 and 1995,
respectively.

    No sales occurred during the periods ended December 31, 1996, 1995, and 1994.

    At December 31, 1996, the Bank had no outstanding commitments to purchase mortgage-backed securities.

                FED ONE BANCORP AND SUBSIDIARY
                Notes to Consolidated Financial Statements, Continued

    NOTE 5--LOANS RECEIVABLE:

    Loans receivable at December 31, 1996 and 1995, are summarized as follows (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Real estate loans:
Single-family residential.............................................  $   46,703  $   42,933
Commercial and multifamily residential................................      10,428      12,709
                                                                        ----------  ----------
                                                                            57,131      55,642
Add (deduct):
Allowance for losses..................................................        (922)     (1,033)
Unearned discounts and net deferred costs.............................         163          35
Undisbursed loan proceeds.............................................        (408)         --
                                                                        ----------  ----------
                                                                            55,964      54,644
Commercial loans and leases (1).......................................      18,894      12,186
Add (deduct):
Allowance for losses..................................................        (152)       (139)
Unearned premiums and net deferred costs..............................          60          29
                                                                        ----------  ----------
                                                                            18,802      12,076
Consumer loans:
Mobile home...........................................................         634         860
Student...............................................................         182         197
Home improvement......................................................      38,465      35,065
Loans secured by deposit accounts.....................................         769         778
Home equity...........................................................      15,011      13,252
Auto..................................................................       2,981       2,022
Other.................................................................         476         458
                                                                        ----------  ----------
                                                                            58,518      52,632
Add (deduct):
Allowance for losses..................................................        (360)       (285)
Unearned discounts and net deferred costs.............................         477         426
                                                                        ----------  ----------
                                                                            58,635      52,773
                                                                        ----------  ----------
Loans receivable......................................................  $  133,401  $  119,493
                                                                        ----------  ----------
                                                                        ----------  ----------

------------------------

(1) Includes $16.6 million and $10.4 million at December 31, 1996 and 1995, respectively of the guaranteed portion of Small Business Administration ("SBA"), or Farmers Home Administration ("FMHA") loans.

    At December 31, 1996 and 1995, the Bank had outstanding commitments to purchase or originate loans of approximately $3.4 million and $5.3 million, respectively, primarily consisting of commercial loans and FHA Title I home improvement loans. Commitments outstanding as of December 31, 1996 and 1995, consist of FHA Title I loans totaling $2.4 million and $3.4 million, respectively. The commitment term for this type of loan is 180 days with rates ranging from 11.99% to 14.25% for 1996 and 11.50% to 14.50% for 1995 with loan terms of 24 months to 20 years. The interest rate is fixed for the term of the loan. The remaining outstanding commitments of $973,000 and $1.9 million as of December 31, 1996 and 1995, respectively, primarily consist of commercial loans and residential mortgage loans with a commitment term of 30 and 60 days, respectively. Commercial loans amount to $922,000 and consist of adjustable-rate SBA loans for 1996. Fixed-rate residential mortgage loans amount to $51,000 with interest rates at 7.75% for 1996. Commercial loans amount to $1.9 million and consist of fixed rate SBA loans with interest rates ranging from 7.00% to 7.43% with terms up to 20 years for 1995. Unused lines of credit on commercial business loans were $322,000 and $1.3 million for 1996 and 1995, respectively. The Bank also had undisbursed loan proceeds on residential construction loans of $408,000 and zero at December 31, 1996 and 1995, respectively. Outstanding letters of credit were $45,000 and $45,000 at December 31, 1996 and 1995, respectively.

    Nonaccrual loans at December 31, 1996, 1995 and 1994 were approximately $525,000, $740,000 and $609,000, respectively. The foregone interest on these loans for the periods ended December 31, 1996, 1995 and 1994, was $50,000, $51,000 and $32,000, respectively. The amount of interest income on such loans actually included in income in the period ended December 31, 1996, 1995 and 1994, was $18,000, $49,000 and $41,000, respectively. There were no commitments to lend additional funds to debtors in nonaccrual status.

                FED ONE BANCORP AND SUBSIDIARY
                Notes to Consolidated Financial Statements, Continued

    As of and December 31, 1996, 1995 and 1994, the Company serviced loans for others approximating $10.2 million, $11.8 million and $13.4 million, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

    NOTE 6--ALLOWANCE FOR LOAN LOSSES:

    Activity in the allowance for loan losses for the periods ended December 31, 1996, 1995 and 1994, is presented in the following summary (in thousands):

                                                                      REAL       COMMERCIAL
                                                                     ESTATE         LOANS       CONSUMER
                                                                      LOANS      AND LEASES       LOANS       TOTAL
                                                                   -----------  -------------  -----------  ---------
Balance, December 31, 1993.......................................  $     1,046    $     131     $     255   $   1,432
Provision charged to income......................................           --           50            65         115
Charge-offs......................................................           (4)        (112)          (88)       (204)
Recoveries.......................................................            6           56             7          69
                                                                   -----------        -----    -----------  ---------
Balance, December 31, 1994.......................................        1,048          125           239       1,412
Provision charged to income......................................           --           --           120         120
Charge-offs......................................................          (27)          (7)          (89)       (123)
Recoveries.......................................................           12           21            15          48
                                                                   -----------        -----    -----------  ---------
Balance, December 31, 1995.......................................        1,033          139           285       1,457
Provision charged to income......................................           --           --            90          90
Charge-offs......................................................         (135)         (17)          (65)       (217)
Recoveries.......................................................           24           30            50         104
                                                                   -----------        -----    -----------  ---------
Balance, December 31, 1996.......................................  $       922    $     152     $     360   $   1,434
                                                                   -----------        -----    -----------  ---------
                                                                   -----------        -----    -----------  ---------

    Management believes that the allowances for losses on loans were adequate as of December 31, 1996, 1995, and 1994. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the tri-state area of West Virginia, Pennsylvania and Ohio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

    NOTE 7--PREMISES AND EQUIPMENT:

    Premises and equipment at December 31, 1996 and 1995, are summarized by major classification as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Land and land improvements.................................................  $   1,173  $   1,047
Buildings..................................................................      6,774      6,426
Furniture, fixtures and equipment..........................................      3,666      3,514
Leasehold improvements and leased equipment................................        363        363
                                                                             ---------  ---------
Total, at cost.............................................................     11,976     11,350
Less accumulated depreciation and amortization.............................     (6,433)    (5,995)
                                                                             ---------  ---------
Premises and equipment.....................................................  $   5,543  $   5,355
                                                                             ---------  ---------
                                                                             ---------  ---------

                FED ONE BANCORP AND SUBSIDIARY
                Notes to Consolidated Financial Statements, Continued

    Depreciation and amortization of premises and equipment, included in premises and equipment expense for the periods ended December 31, 1996, 1995 and 1994, was $465,000, $448,000 and $476,000, respectively.

    The Bank leases branch office locations under operating lease agreements expiring in 2000. Rental expense was approximately $34,000, $34,000 and $31,000 for the periods ended December 31, 1996, 1995 and 1994, respectively. Minimum annual rentals under such agreements will approximate $35,000 for each of the years 1997, 1998, 1999 and 2000. Additionally in 1994 the Bank leased office space in Orlando, Florida to operate a loan agency. The operating lease agreement expires in 1997. Rental expense was approximately $24,000, $24,000 and $17,000 for the periods ended December 31, 1996, 1995, and 1994, respectively. The lease payments under the agreement will be approximately $8,000 for the year 1997.

    NOTE 8--PENSION PLAN:

    The Bank participates in a retirement plan which covers all eligible employees through the Financial Institution Retirement Fund, a member of the Pentegra Group, which is a multi-employer defined benefit plan. The fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. The actuarial cost method used for funding the plan is the projected benefit method. Pension expense was approximately $6,000, $6,000 and $4,000 for the periods ended December 31, 1996, 1995, and 1994, respectively. The Bank has been notified by the plan administrator that the plan is fully funded at June 30, 1996, which is the plan year end.

    NOTE 9--DEPOSITS:

    Deposit balances at December 31, 1996 and 1995, are summarized as follows (Dollars in thousands):

                                                                       DECEMBER 31,
                                     ---------------------------------------------------------------------------------
                                                        1996                                      1995
                                      ---------------------------------------  ----------------------------------------
                                                         WEIGHTED                                 WEIGHTED
                                            STATED        AVERAGE                    STATED         AVERAGE
                                             RATE           RATE      AMOUNT          RATE           RATE       AMOUNT
                                       ----------------  ----------  ---------  ----------------  -----------  ---------
Noninterest-bearing:
  Demand accounts....................                          --%   $  7,388                            --%    $  7,586
Interest-bearing:
  NOW accounts.......................   1.50% to 3.25%       1.72      15,563    2.00% to 3.25%        2.19       15,562
  MMDA accounts......................        3.64%           3.64      14,521         3.54%            3.54       14,395
  Passbook accounts..................   2.65% to 3.50%       2.85      75,353    2.65% to 3.50%        2.85       80,423
  Time deposits:
    Under $100,000 certificates......                        5.45     118,854                          5.42      108,852
    $100,000 or more certificates....                        5.74      18,006                          5.74       14,749
                                                                      -------                                    -------
      Total time deposits............   3.00% to 7.00%       5.49     136,860    3.00% to 9.52%        5.46      123,601
                                                                      -------                                    -------
        Total deposits...............                                $249,685                                   $241,567
                                                                      -------                                    -------
                                                                      -------                                    -------


     The following table summarizes the remaining contractual maturity of time deposits (Dollars in thousands):

                                                                             DECEMBER 31, 1996
                                                                           ---------------------
                                                                             AMOUNT        %
                                                                           ----------  ---------
Due within 12 months.....................................................  $   79,346       58.0%
Due between 12 and 24 months.............................................      48,689       35.6
Due between 24 and 36 months.............................................       4,402        3.2
Due between 36 and 48 months.............................................       2,258        1.6
Due between 48 and 60 months.............................................       2,086        1.5
Due beyond 60 months.....................................................          79         .1
                                                                           ----------  ---------
Time deposits............................................................  $  136,860      100.0%
                                                                           ----------  ---------
                                                                           ----------  ---------

                         FED ONE BANCORP AND SUBSIDIARY

    Interest expense by deposit category is as follows (Dollars in thousands):

                                                       DECEMBER 31,
                                                 -------------------------
                                                  1996     1995     1994
                                                 -------   ------   ------

NOW and MMDA accounts........................    $   816   $  875   $  889
Passbook accounts............................      2,244    2,445    2,476
Time deposits................................      7,002    5,733    3,651
                                                 -------   ------   ------
Interest expense.............................    $10,062   $9,053   $7,016
                                                 -------   ------   ------
                                                 -------   ------   ------

    At December 31, 1996 mortgage-backed securities and U.S. government securities with a net book value of approximately $10.0 million and $500,000, respectively, were pledged as collateral for deposits of $7.5 million. At December 31, 1995 mortgage-backed securities and U.S. government securities with a net book value of approximately $8.3 million and $499,000, respectively, were pledged as collateral for deposits of $6.7 million.

NOTE 10--BORROWED FUNDS:

    Borrowed funds at December 31, 1996 and 1995, are summarized as follows (Dollars in thousands):

                                                 DECEMBER 31,
                                     -------------------------------------
                                           1996               1995
                                     ----------------   ------------------
                                     WEIGHTED           WEIGHTED
                                      AVERAGE            AVERAGE
                                        RATE   AMOUNT      RATE     AMOUNT
                                     --------  -------  ---------  -------

Advances from the Federal Home
  Loan Bank of Pittsburgh:
  Due within one year..............    6.10%   $35,024    5.67%    $43,000
  Due within two years.............    5.83      8,396    6.53       1,524
  Due within three years...........    5.93        360    5.71       3,424
  Due within four years............      --         --      --          --
  Due within five years............    5.24      6,500      --          --
                                               -------             -------
    Total advances.................            $50,280             $47,948

Equipment lease payable with
  monthly installments payable
  through 1997.....................    8.50         39    8.50          96
                                               -------             -------

  Borrowed funds...................            $50,319             $48,044
                                               -------             -------
                                               -------             -------

    Under a blanket collateral pledge agreement, the Bank has identified, as qualifying collateral to support advances from the FHLB of Pittsburgh, all qualifying mortgage-backed securities and U.S. government and agency securities, to the extent that at least 85% to 95% of the fair market value of the collateral, depending on the type of collateral, is at least equal to 100% of the total outstanding advances. FHLB advances totaling $24.5 million at December 31, 1996 and $2.0 million at December 31, 1995 had adjustable interest rates under various indices and terms with remaining maturities ranging from one day to five years.

    Included in the table above are $17.0 million and $33.0 million at December 31, 1996 and 1995, respectively of advances which are short-term fixed rate borrowings maturing within one to ninety-two days. In addition, there were $15.5 million in advances at December 31, 1996, for which the rates adjust daily and can be repaid all or in-part daily. Also included in the above table are $6.8 million and $2.9 million in fixed rate "amortizing advances" at December 31, 1996 and 1995, respectively which have original maturities of 2 to 5 years but are repaid as to principal and interest on a monthly basis. In addition, the above table includes $5.0 million of "convertible select" advances that have an original maturity of five years, which carry a quarterly option by the FHLB to convert the rate to Libor plus 8 basis points. If they exercise this option, the Bank then has an option to repay the advance. There were no convertible select advances at December 31, 1995. The Bank also has a "flexline" commitment with FHLB which is an open line of credit for borrowings which have rates that adjust daily and can be repaid daily or at the end of the commitment term. This $17.0 million credit line was not utilized in 1996 or 1995.

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 11--INCOME TAXES:

    Income tax expense attributable to operations consists of (in thousands):

                                                    1996       1995       1994
                                                   ------     ------     ------

Current tax expense:
    Federal....................................    $1,166     $1,577     $1,594
    State......................................       103        108        135
                                                   ------     ------     ------
       Total current tax expense...............     1,269      1,685      1,729

Deferred tax expense (benefit):
    Federal....................................        17        108        (62)
    State......................................         5         31        (18)
                                                   ------     ------     ------
       Total deferred tax expense (benefit)....        22        139        (80)

       Provision for income taxes..............    $1,291     $1,824     $1,649
                                                   ------     ------     ------
                                                   ------     ------     ------

    Total income tax provision for the year ended December 31, 1996, 1995 and 1994 was allocated as follows (in thousands):

                                                    1996       1995       1994
                                                   ------     ------     ------

Pre-tax income................................     $1,291     $1,824     $1,649
Shareholders' equity:
  Unrealized gains (losses) on investments
   available for sale.........................          5        333       (313)
  Compensation expense for tax purposes on
   exercise of nonqualified stock options.....         (9)       (28)        (5)
                                                   ------     ------     ------
                                                   $1,287     $2,129     $1,331
                                                   ------     ------     ------
                                                   ------     ------     ------

    Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                                            YEARS ENDED
                                                            DECEMBER 31,
                                                   ----------------------------
                                                    1996       1995       1994
                                                   ------     ------     ------

Computed "expected" tax rate..................      34.0%      34.0%      34.0%
Increase (reduction) in income taxes
 resulting from:
    State and local income taxes, net of
     federal income tax benefit...............       2.0        1.8        1.7
    Other, net................................       (.3)        .1         .8
                                                   ------     ------     ------
                                                    35.7%      35.9%      36.5%
                                                   ------     ------     ------
                                                   ------     ------     ------


                         FED ONE BANCORP AND SUBSIDIARY

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, December 31, 1995 and December 31, 1994 are presented below (in thousands):

                                                    1996       1995       1994
                                                   ------     ------     ------

Deferred tax assets:
    Allowance for loan losses.................     $  249     $  257     $  361
    Unrealized losses on securities available
     for sale.................................         --         --        313
    Deposit-based intangibles.................         40         24          8
    Other.....................................         72         47         23
                                                   ------     ------     ------
    Total gross deferred tax assets...........     $  361     $  328     $  705

Deferred tax liabilities:
    Premises, plant and equipment.............     $ (129)    $ (134)    $ (126)
    Deferred loan fees........................       (256)      (180)      (137)
    Unrealized gains on securities
     available for sale.......................        (25)       (20)        --
    Other.....................................         (8)       (24)        --
                                                   ------     ------     ------
    Total gross deferred tax liabilities......       (418)      (358)      (263)
                                                   ------     ------     ------
    Net deferred tax asset (liability)........     $  (57)    $  (30)    $  442
                                                   ------     ------     ------
                                                   ------     ------     ------

    The Bank has determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversal of existing temporary differences and, to a lesser extent, future taxable income.

    On August 20, 1996, President Clinton signed legislation which eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves in excess of its 1987 base year reserves. As the Bank has previously provided deferred taxes on this amount, no financial statement tax expense resulted from this new legislation.

NOTE 12--RETAINED EARNINGS:

    As a result of the special treatment accorded the Company under income tax regulations (see note 11), approximately $4.9 million in retained earnings at December 31, 1995 (the most recent date for which a tax return has been filed) represent allocations of income to bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. If any portion of that amount is used other than to absorb loan losses (which is not expected), the amount will be subject to federal income tax at the current corporate tax rate.

NOTE 13--SHAREHOLDERS' EQUITY:

STOCK OFFERING AND REORGANIZATION

    On January 19, 1995, Fed One Bancorp, Inc., the holding company of Fed One Bank, completed its stock offering and reorganization of Fed One Bank. In the offering, 1,612,402 shares of common stock were sold at a subscription price of $10.00 per share resulting in net proceeds of approximately $13.5 million after taking into consideration the $1.1 million for the establishment of an ESOP and the $1.5 million in expenses. In addition to the shares sold in the offering, 1,194,064 shares of Fed One Bancorp, Inc. stock were issued in exchange for shares of the Bank stock held by public shareholders at an exchange ratio of 2.239447 shares for each share of the Bank common stock. These two transactions totaled 2,806,466 shares of Fed One Bancorp, Inc. stock outstanding at the completion of the reorganization. The 720,000 shares previously held by Fed One Bancorp, MHC were cancelled.

    Pursuant to the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan"), Fed One Bancorp, MHC was converted from mutual to stock form and merged into the Bank with the Bank being the surviving entity. The Bank then merged into an interim institution ("Interim") which was a wholly owned subsidiary of Fed One Bancorp, Inc., thus becoming a subsidiary of Fed One Bancorp, Inc. In connection with the reorganization, Fed One Bancorp, Inc. adopted the stock benefit plans of Fed One Bank. A Liquidation Account was established in the amount of $18.3 million. The Liquidation Account was established to provide a limited priority claim to the assets of the Bank to members of Fed One Bancorp, M.H.C. who continue to maintain deposits in the Bank after the conversion. In the unlikely event of a complete liquidation of the Bank, and only in such an event, qualifying depositors would receive from the Liquidation Account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

                         FED ONE BANCORP AND SUBSIDIARY

REGULATORY CAPITAL

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios of total risk-based capital to risk-weighted assets and of tangible and core capital to adjusted total assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, tangible and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The following table sets forth the Bank's compliance with applicable regulatory capital requirements at December 31, 1996 and 1995 (Dollars in thousands):

                                                                DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                        -------------------------------   -------------------------------
                                                                               TOTAL                             TOTAL
                                                        TANGIBLE    CORE     RISK-BASED   TANGIBLE    CORE     RISK-BASED
                                                        CAPITAL    CAPITAL     CAPITAL     CAPITAL   CAPITAL    CAPITAL
                                                        --------   -------   ----------   --------   -------   ----------

Equity Capital (1)....................................  $36,257    $36,257     $36,257     $36,265   $36,265     $36,265
Plus or minus unrealized gain (loss) on investment
  securities available for sale.......................         21         21          21         (29)       (29)        (29)
Less intangible assets................................     (1,971)    (1,971)     (1,971)     (2,253)    (2,253)     (2,253)
Plus allowance for loan losses (2)....................                             1,434                              1,457
Less assets required to be deducted...................                               (80)                               (95)
                                                        ---------  ---------  -----------  ---------  ---------  -----------
Total regulatory capital..............................     34,307     34,307      35,661      33,983     33,983      35,345
Minimum required capital..............................      5,037     10,074      10,983       4,887      9,774      10,256
                                                        ---------  ---------  -----------  ---------  ---------  -----------
Excess regulatory capital.............................  $  29,270  $  24,233   $  24,678   $  29,096  $  24,209   $  25,089
                                                        ---------  ---------  -----------  ---------  ---------  -----------
Minimum required capital to be well capitalized under
  Prompt Corrective Action Provisions.................  $  16,790  $  20,148   $  13,728   $  16,290  $  19,548   $  12,820
                                                        ---------  ---------  -----------  ---------  ---------  -----------
                                                        ---------  ---------  -----------  ---------  ---------  -----------
Regulatory capital as a percentage (3)................      10.22%     10.22%      25.98%      10.43%     10.43%      27.57%
Minimum required capital percentage...................       1.50%      3.00%       8.00%       1.50%      3.00%       8.00%
                                                        ---------  ---------  -----------  ---------  ---------  -----------
Excess regulatory capital percentage..................       8.72%      7.22%      17.98%       8.93%      7.43%      19.57%
                                                        ---------  ---------  -----------  ---------  ---------  -----------

Minimum required capital percentage to be well
  capitalized under Prompt Corrective Action
  Provisions..........................................       5.00%      6.00%      10.00%       5.00%      6.00%      10.00%


--------------
(1) Represents equity capital of the Bank as reported to the OTS on the Thrift Financial Report.

(2) Limited to 1.25% of risk adjusted assets.

(3) Tangible and core capital are calculated as a percentage of adjusted total assets of $335.8 million and $325.8 million at December 31, 1996 and 1995, respectively. Total risk-based capital is calculated as a percentage of adjusted risk-weighted assets of $137.3 million and $128.2 million at December 31, 1996 and 1995, respectively.

DIVIDENDS ON COMMON STOCK

    OTS regulations impose limitations on all capital distributions. The rule establishes three tiers of institutions. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Bank"), may after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. The Bank is a Tier 1 Bank and accordingly had available at the end of 1996 approximately $12.6 million for distribution. During 1996 and 1995, a capital distribution of $2.5 million and $1.7 million, respectively, was made to the Company by the Bank. The Company declared dividends for the year ended December 31, 1996 and 1995 of $1.4 million and $1.4 million, respectively. Previously the MHC elected to waive receipt of its dividends on its 720,000 shares thereby reducing the actual dividends declared for the year ended December 31, 1994 to $596,000.

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 14--STOCK COMPENSATION PLANS:

RECOGNITION AND RETENTION PLAN ("RRP")

    On April 27, 1995, shareholders of the Company approved the adoption of the 1995 Recognition and Retention Plan and Trust ("RRP"). The purpose of the RRP is to retain personnel of experience and ability in key positions by providing them with a proprietary interest in the Company. The aggregate number of RRP shares granted was 64,496 which shares were purchased in open market transactions during the second quarter of 1995 at a price ranging from $14.13 per share to $14.50 per share. These shares represented 4% of the shares sold in the 1995 stock offering and vest 20% annually beginning one year from the date of grant. This expense is being amortized over the life of the grant using a $14.25 average purchase price.

    In 1992 the Bank created a recognition and retention plan trust equal to 3 percent of the shares issued in the 1992 public offering or 15,900 shares at a price of $10.00 per share. The $159,000 contributed to the trust by the Bank was deducted from shareholders' equity and amortized over the life of the RRP. The trust was designed to provide directors, officers, and key employees a proprietary interest in the Bank to encourage such persons to remain with the Bank. The shares were awarded at a rate of 33 1/3 percent per year commencing one year from the date of the grant and became fully vested in the last quarter of 1995. Compensation expense in the amount of the grant was recognized pro rata over the three years during which the shares were vested and payable. The Board of Directors and shareholders of the Company have adopted the Bank's 1992 Recognition and Retention Plan and Trust and the shares were exchanged using the 1995 exchange ratio of 2.239447.

STOCK OPTIONS PLANS

    The Board of Directors and shareholders of the Company have adopted the 1995 Stock Option Plan ("1995 Plan") which authorizes the grant of stock options. The maximum number of shares of common stock of the Company which may be issued under the 1995 Plan is 161,240, of which 32,248 shares may be granted to non-employee directors. Shares granted to non-employee directors are exercisable six months after the date of grant and shares granted to employees are exercisable 20% annually beginning one year from the date of grant. All options have a term of ten years from the date of grant.

    The Board of Directors and shareholders of the Company have adopted the Bank's 1992 Stock Option Plan for Officers and Employees ("Stock Plan"), which authorizes the grant of stock options. The maximum number of shares of common stock of the Company which may be issued under the Stock Plan is 94,952 shares, of which 670 of those shares are unallocated to be used for future awards. All of these options became immediately exercisable upon the completion of the Company's reorganization in 1995 and have a term of ten years from the date of grant.

    The Board of Directors and shareholders of the Company also have adopted the Bank's 1992 Stock Option Plan for Outside Directors ("Directors' Plan"), pursuant to which the Company grants stock options to non-employee directors of the Company. The maximum number of shares of common stock of the Company which have been issued under the Directors' Plan is 23,738 shares. All of these options became immediately exercisable upon the completion of the Company's reorganization in 1995 and have a term of ten years from the date of grant.

    A summary of the Company's stock option plans as of December 31, 1996, 1995 and 1994 and the changes for the years then ended is as follows:

                                                         SHARES       AVERAGE
                                                         SUBJECT      EXERCISE
STOCK OPTION ACTIVITY                                   TO OPTION      PRICE
                                                        ---------     --------

Balance at December 31, 1993.........................    113,132      $ 4.86
    Granted..........................................         --          --
    Exercised........................................     (2,270)       4.75
    Forfeited........................................         --          --
                                                         --------     ------
Balance at December 31, 1994.........................     110,862       4.87
    Granted..........................................     117,548(1)   12.50
    Exercised........................................     (13,296)      4.47
    Forfeited........................................          --         --
                                                          --------    ------
Balance at December 31, 1995.........................      215,114      9.06
    Granted..........................................       26,225(1)  15.13
    Exercised........................................      (10,682)     5.42
    Forfeited........................................       (1,600)    12.50
                                                          --------    ------
Balance at December 31, 1996.........................      229,057      9.89


--------------
(1) Using a Black-Scholes option valuation model, the weighted-average fair value of options granted in 1996 and 1995 was estimated at $3.32 per share and $2.70 per share, respectively.

                         FED ONE BANCORP AND SUBSIDIARY

    In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS 123 allows financial institutions to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide proforma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows (In thousands, except per share data):

                                                          1996       1995
                                                        --------   --------

Net Income
    As reported......................................    $2,324    $3,250
    Proforma.........................................    $2,261    $3,175
Primary/fully diluted earnings per share
    As reported......................................    $  .91    $ 1.18
    Proforma.........................................    $  .89    $ 1.16


    The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 7.13% and 6.67%; dividend yields of 3.4% and 3.4%; volatility factors of the expected market price of the Company's common stock of 5.4% and 11.1%; and a weighted-average expected life of the options of 10 years. The pro forma net income and earnings per share in the table above reflect only options granted in 1996 and 1995. Therefore, the full impact of calculating the cost for stock options under the fair value method of SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered.

    The Black-Scholes Option Valuation Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjectivity input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The following table summarizes the characteristics of stock options outstanding at December 31, 1996:

    STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1996

                               OUTSTANDING                 EXERCISABLE (2)
                    ---------------------------------     -----------------
                                             AVERAGE               AVERAGE
EXERCISE PRICE RANGE              AVERAGE    EXERCISE              EXERCISE
                        SHARES    LIFE (1)     PRICE     SHARES      PRICE
------------------     -------   ---------   ---------   -------   --------
4$.47--$10.05.....      88,144      5.9       $ 4.97      88,144     $ 4.97
1$2.50--$15.125...     140,913      8.5        12.99      46,113      12.68
                       -------      ---      ---------   -------     ------
                       229,057      7.5        9.89      134,257       7.62


--------------
(1) Average contractual life remaining in years.

(2) At December 31, 1995, 123,366 options were exercisable at an average price of $6.50. At December 31, 1994, 46,298 options were exercisable at an average exercise price of $5.42.

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

    The Company has an ESOP which covers employees which have completed at least one year of service and have attained the age of 21. The ESOP Trust borrowed $1.1 million from the Company and purchased 112,868 shares, equal to 7% of the total number of shares issued in the offering. The Bank makes scheduled discretionary contributions to the ESOP sufficient to service the debt. The cost of shares not committed to be released and unallocated (suspense shares) is reported as a reduction in shareholders' equity. Dividends on allocated and unallocated shares are used for debt service. Shares are allocated to participants based on compensation.

                         FED ONE BANCORP AND SUBSIDIARY

    In connection with the formation of the ESOP, the Company adopted Statement of Position 93-6 ("SOP 93-6"). SOP 93-6 requires that (1) compensation expense be recognized based on the average fair value of the ESOP shares committed to be released; (2) dividends on unallocated shares used to pay debt service be reported as a reduction of debt or of accrued interest payable and that dividends on allocated shares be charged to retained earnings; and (3) ESOP shares which have not been committed to be released not be considered outstanding for purposes of computing earnings per share and book value per share.

    Compensation expense related to the ESOP amounted to $165,000 and $156,000 for the years ended December 31, 1996 and 1995, respectively, from the 11,286 shares committed to be released each year. Unallocated ESOP shares at December 31, 1996 and December 31, 1995 amounted to 90,296 and 101,582, respectively with a total fair value of $1.4 million and $1.5 million, respectively. Dividends received on unallocated ESOP shares in 1996 and 1995 amounted to $51,000 and $59,000, respectively.

NOTE 15--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statements of Financial Condition as of December 31, 1996 and 1995. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments: cash on hand and noninterest-earning deposits in other institutions, short-term investments including interest-earning deposits in other institutions and certificates of deposit with maturities of less than three months.

    The carrying and estimated fair values of investment and mortgage-backed securities at December 31, 1996 and 1995 are disclosed in Notes 2, 3 and 4. Fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services.

    The estimated fair value of loans exceeded the net carrying value at December 31, 1996 by approximately $1.3 million. The estimated fair value of loans exceeded the net carrying value at December 31, 1995 by approximately $2.4 million. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds. Delinquent loans were evaluated separately given the impact delinquency has on the projected future cash flow of the loan and the approximate discount or market rate.

                         FED ONE BANCORP AND SUBSIDIARY

    The carrying amounts and estimated fair values of deposits at December 31, 1996 and 1995 are as follows (in thousands):

                                     DECEMBER 31, 1996       DECEMBER 31, 1995
                                   --------------------    --------------------
                                   CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                    AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                   --------   ----------   --------   ----------
Noninterest-bearing
    Demand accounts..............  $  7,388    $  7,388    $  7,586    $  7,586
Interest-bearing:
    NOW and MMDA accounts........    30,084      30,084      29,957      29,957
    Passbook accounts............    75,353      75,353      80,423      80,423
    Time deposits................   136,860     137,633     123,601     124,647
                                   --------    --------    --------    --------
Total deposits...................  $249,685    $250,458    $241,567    $242,613
                                   --------    --------    --------    --------
                                   --------    --------    --------    --------

    The carrying amounts of noninterest-bearing demand accounts, interest-bearing NOW and MMDA accounts and passbook accounts approximate their fair values. The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual cost currently being offered in the existing portfolio to current market rates being offered locally for deposits of similar remaining maturities. The mark-to-market valuation adjustment for the portfolio consists of the present value of the difference of these two cash flows, discounted at the assumed market rate of the corresponding maturity.

    The estimated fair value of borrowed funds at December 31, 1996 and 1995 was $50.3 million and $47.9 million, respectively, with a carrying amount of $50.3 million and $47.9 million, respectively. Variable rate advances and lease payable were estimated to approximate their carrying amounts. The fixed rate advances were valued by comparing their contractual cost to the prevailing market cost.

    At December 31, 1996 and 1995 the Company had no off-balance sheet commitments to purchase investment securities or mortgage-backed securities.

    At December 31, 1996 and 1995, the Company had commitments to purchase or originate loans of $3.4 million and $5.3 million, respectively, which have an estimated fair value which approximates carrying value. These commitments consisted of SBA loans, FHA Title I loans and residential mortgage loans and were valued similarly to the loans receivable. A portion of the commitments will go unfunded; therefore, a fallout rate was applied in the pricing. Unused lines of credit on commercial business loans and letters of credit were $367,000 and $1.3 million, respectively, and were priced similar to portfolio loans resulting in no gain or loss at December 31, 1996 and an estimated fair value gain of $1,000 at December 31, 1995.

NOTE 16--CONTINGENCIES:

    The Company is involved in various claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable; however, in the opinion of the Company's management, after consulting with their legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the accompanying consolidated financial statements.

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 17--ACQUISITION OF BRANCH:

    On June 30, 1994, the Bank completed its acquisition of the Bellaire, Ohio branch of Buckeye Savings Bank. This increased the Bank's total branch office network to a total of nine and gave it its first branch office in Ohio. The acquisition was accounted for in accordance with generally accepted accounting principles using purchase accounting methodology. The total acquisition cost in excess of the fair market value of the tangible net assets acquired of $1.3 million was recorded as a core deposit intangible.

    In connection with the acquisition, the Bank assumed approximately $60.6 million of deposit liabilities of Buckeye for which the Bank paid a premium of approximately $1.2 million. In consideration for the assumption of the deposit liabilities and certain other obligations, the Bank received approximately $59.3 million in cash, the branch office property and fixed assets valued at approximately $550,000 and approximately $246,000 of savings account loans.

NOTE 18--CONCENTRATION OF CREDIT RISK:

    The Bank is primarily engaged in attracting retail deposits from the general public and using such deposits to originate loans (primarily single-family residential loans and consumer loans). The Bank conducts the majority of its business in a three-state area including West Virginia, Pennsylvania and Ohio. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

NOTE 19--FED ONE BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY):

    The following are condensed financial statements for the parent company (in thousands):

CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                            DECEMBER 31,
                                                        -------------------
                                                          1996       1995
                                                        --------   --------

ASSETS
   Cash in subsidiary bank...........................    $     2    $   104
   Interest-earning deposits in other institutions...      1,735      4,174
   Investment securities available for sale..........      2,361      2,003
   Loans receivable, net.............................         50         --
   Investment in subsidiary bank.....................     36,257     36,265
   Other assets......................................         59         68
                                                         -------    -------
      Total assets...................................    $40,464    $42,614
                                                         -------    -------
                                                         -------    -------

LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities:
      Income taxes payable...........................    $    50    $    65
      Accrued expenses and other liabilities.........        440        449
                                                         -------    -------
         Total liabilities...........................        490        514

Shareholders' equity:
   Preferred stock: 5,000,000 shares authorized
     -- none isssued.................................         --         --
   Common stock, $.10 par value: 15,000,000 shares
     authorized -- 2,818,762 issued at December 31,
     1996 and 1995...................................        282        282
   Additional paid-in capital........................     19,384     19,330
   Unearned ESOP shares..............................      (903)     (1,016)
   Retained earnings.................................    27,226      26,358
   Treasury stock at cost: 360,063 and 139,938
     shares at December 31, 1996 and 1995,
     respectively....................................    (5,440)     (2,088)
   Unearned common stock held by RRP.................      (613)       (797)
   Unrealized gain on investment securities
     available for sale, net.........................        38          31
                                                         -------    -------
      Total shareholders' equity.....................     39,974     42,100
                                                         -------    -------
Total liabilities and shareholders' equity...........    $40,464    $42,614
                                                         -------    -------
                                                         -------    -------

                         FED ONE BANCORP AND SUBSIDIARY


                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                        -------------------
                                                          1996       1995
                                                        --------   --------

Equity earnings of subsidiary.......................    $ 2,302    $ 3,129
Interest on investments securities and
  short-term investments............................        251        387
Noninterest expense.................................       (218)      (201)
Income tax provision................................        (11)       (65)
                                                         -------   -------
      Net income....................................     $ 2,324   $ 3,250
                                                         --------   ------
                                                         --------   ------


CONDENSED STATEMENTS OF CASH FLOWS


                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                        -------------------
                                                          1996       1995
                                                        --------   --------

Operating activities:
   Net income.........................................     $ 2,324    $ 3,250
   Adjustment to reconcile net income to net cash
      provided by operating activities:
      Equity earnings of subsidiary...................      (2,302)    (3,129)
      (Increase) decrease in investment in subsidiary.       2,508     (4,580)
      (Increase) decrease in accrued interest
        receivable....................................           6        (45)
      Increase (decrease) in accrued expenses.........          (3)        86
      Increase (decrease) in taxes payable............         (54)        65
      Other, net......................................         (17)       (81)
                                                           -------    -------
         Net cash provided (used) by operating
           activities.................................       2,462     (4,434)

Investing activities:
   Purchases of investment securities available for
     sale.............................................      (2,263)    (3,000)
   Purchases of loans.................................         (50)        --
   Maturities of investment securities available
     for sale.........................................       2,000      1,000
                                                           -------    -------
     Net cash used by investing activities............        (313)    (2,000)

Financing activities:
   Proceeds from issuance of common stock.............          58     14,819
   Stock acquired for ESOP............................          --     (1,129)
   Purchase of treasury stock.........................      (3,510)    (2,103)
   Repayment of ESOP debt.............................         152        153
   Cash dividends paid................................      (1,390)    (1,028)
                                                           -------    -------
     Net cash provided (used) by financing activities.      (4,690)    10,712
                                                           -------    -------
     Increase (decrease) in cash and cash equivalents.      (2,541)     4,278
Cash and cash equivalents at beginning of year........       4,278         --
                                                           -------    -------
     Cash and cash equivalents at end of year.........     $ 1,737    $ 4,278
                                                           -------    -------
                                                           -------    -------

    Fed One Bancorp, Inc. is a holding company organized under Delaware law. It was organized by the Bank for the purpose of acquiring all of the capital stock of the Bank in connection with the conversion of Fed One Bancorp, M.H.C., the former parent mutual holding company of the Bank, and the reorganization of the Bank to the stock holding company form, which was completed on January 19, 1995.

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 20--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                             THREE MONTHS ENDED
                                                               ---------------------------------------------------
                                                               MARCH 31     JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                               --------     -------    ------------    -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996:
   Interest income..........................................    $6,099      $6,125        $6,170          $6,162
   Interest expense.........................................     3,123       3,169         3,241           3,274
   Net interest income before provision for loan losses.....     2,976       2,956         2,929           2,888
   Provision for loan losses................................        20          30            20              20
   Noninterest income.......................................       152         157           149             155
   Noninterest expense......................................     1,848       1,805         3,303           1,701
   Income (loss) before income taxes........................     1,260       1,278          (245)          1,322
   Provision (benefit) for income taxes.....................       457         460          (106)            480
                                                                ------      ------        ------          ------

      Net income (loss).....................................    $  803      $  818        $ (139)         $  842
                                                                ------      ------        ------          ------
                                                                ------      ------        ------          ------

Primary/fully diluted earnings (loss) per share (1).........    $  .30      $  .32        $ (.06)         $  .34
                                                                ------      ------        ------          ------
                                                                ------      ------        ------          ------

1995:
   Interest income..........................................    $5,462      $5,699        $5,848          $6,013
   Interest expense.........................................     2,557       2,790         2,899           3,079
   Net interest income before provision for loan losses.....     2,905       2,909         2,949           2,934
   Provision for loan losses................................        30          30            30              30
   Noninterest income.......................................       151         158           163             152
   Noninterest expense......................................     1,776       1,801         1,822           1,728
   Income before income taxes...............................     1,250       1,236         1,260           1,328
   Provision for income taxes...............................       466         458           455             445
                                                                ------      ------        ------          ------

      Net income............................................    $  784      $  778        $  805          $  883
                                                                ------      ------        ------          ------
                                                                ------      ------        ------          ------

Primary/fully diluted earnings per share (1)................    $  .28      $  .28        $  .29          $  .33
                                                                ------      ------        ------          ------
                                                                ------      ------        ------          ------

---------------
(1) Quarterly earnings per share may vary from annual earnings per share due to rounding.

                                                     Shareholder Information

Directors                            Fed One Bank Officers      Corporate Information          General Inquiries &
Alan E. Groover                      Alan E. Groover                                           Reports
Chairman, President and              President and              Corporate Office               Fed One Bancorp is required to file
Chief Executive Officer              Chief Executive Officer    21 Twelfth Street              an annual report on Form 10-K for
Fed One Bancorp                      Lisa K. DiCarlo            Wheeling, WV 26003-3295        its fiscal year ended December 31,
Danny C. Aderholt                    Senior Vice President      (304) 234-1100                 1996 with the SEC. Copies of this
President and                        and Treasurer                                             annual report and quarterly reports
Chief Executive Officer              William Salvatori          Stock Listing                  may be obtained without charge by
Century Equities, Inc.               Senior Vice President      The NASDAQ Stock Market        contacting:
George J. Anetakis                   Tina A. Silvis             Symbol: FOBC                         Lisa K. DiCarlo
Attorney-at-Law, Partner             Senior Vice President                                           Senior Vice President
Frankovitch & Anetakis               Linda D. Armstrong         Market Makers                        and Treasurer
Dudley E. Beck                       Vice President             Friedman, Billings, Ramsey and Co.   Corporate Office
Retired, former General Manager      Jeffrey A. Grandstaff      Herzog, Heine, Geduld, Inc.          (304) 234-1100
Halcyon Hills Memorial Park          Vice President             Legg Mason Wood Walker, Inc.         lkd@fedone.com
Gilbert R. Haller                    Marsha R. Groover          McConnell, Budd & Downes, Inc.
Chairman of the Board and Owner      Vice President             McDonald & Company Securities, Inc.  For information about
Wheeling Office Supply, Inc.         Jean E. Huff               Parker/Hunter Incorporated           Fed One Bancorp
George Margaretes                    Vice President             Ryan, Beck & Co., Inc.               via the Internet:
Retired, former Owner                and Corporate Secretary    Trident Securities, Inc.             http://www.fedone.com
Century 21, George Margaretes, Inc.  Richard L. Johnson
John W. Myers                        Vice President             Transfer Agent
Retired, former Partner              George E. Johnston         ChaseMellon Shareholder
Myers Pharmacy, Inc.                 Vice President               Services, L.L.C.
Louis Salvatori                      Ruth M. Bennett            Shareholder Relations
Retired, former President            Assistant Vice President   (800) 756-3353
Fed One Bank                         Tammy S. Richmond          for the speech and hearing impaired
William Salvatori                    Assistant Vice President   (800) 231-5469
Senior Vice President                C. Jane Weaver             Website Address
Fed One Bancorp                      Assistant Vice President   http://www.cmssonline.com
Gareth F. Vorhees                    Mary Jane McKenzie
Retired, former Vice President       Assistant Secretary        Corporate Counsel
WTRF-TV                              Deanna R. Shiben           George J. Anetakis
                                     Assistant Secretary        Frankovitch & Anetakis
Fed One Bancorp Officers                                        Weirton, WV
Alan E. Groover
Chairman, President and                                         Special Counsel
Chief Executive Officer                                         Elias, Matz, Tiernan & Herrick L.L.P.
Lisa K. DiCarlo                                                 Washington, D.C.
Senior Vice President
and Treasurer                                                   Independent Auditors
William Salvatori                                               KPMG Peat Marwick LLP
Senior Vice President                                           Pittsburgh, PA
Tina A. Silvis
Senior Vice President
Jean E. Huff
Corporate Secretary


Fed One Bank Branch Offices

Wheeling                             Morgantown                        Warwood
21 Twelfth Street                    1109 Van Voorhis Road             Warwood Shopping Plaza
Wheeling, WV 26003-3295              Morgantown, WV 26505-3412         Wheeling, WV 26003-7156

Bethlehem                            Moundsville                       Weirton
14 Bethlehem Boulevard               809 Lafayette Avenue              314 Penco Road
Wheeling, WV 26003-4898              Moundsville, WV 26041-2223        Weirton, WV 26062-3813

Elm Grove                            New Martinsville                  Bellaire
2180 National Road                   425 Third Street                  3198 Belmont Street
Wheeling, WV 26003-5248              New Martinsville, WV 26155-1741   Bellaire, OH 43906-1519



                         [Logo]  FedOne
                                 Bancorp
                                 21 Twelfth Street
                                 304/234-110