Form 10-K405, Exhibit 13
period 1997-12-31
FED ONE BANCORP INC
filed 1998-03-31
CIK 929549

                                                                     Exhibit 13










                                Annual Report

                                    1997


                                   Fed One
                                   Bancorp

Chairman's Letter.........................   1
Selected Financial Data...................   3
Management's Discussion and
  Analysis................................   5
Independent Auditors' Report..............  17
Financial Statements......................  18
Notes to Financial Statements.............  22

Letter to Shareholders

    To Shareholders of Fed One:

    I am pleased to report that 1997 was a very successful year for Fed One Bancorp. The most significant event in our Company's history took place shortly after year-end when we announced the execution of an agreement to merge with United Bankshares, Inc. (Nasdaq: UBSI) of West Virginia. With the merger, each share of Fed One common stock will be converted into 0.75 of a share of United common stock, subject to adjustment under certain circumstances. The exchange ratio will be adjusted to 1.50 of a share of United common stock upon payment of a proposed 100% stock dividend by United and payable March 27, 1998. Following completion of the proposed merger, United will have consolidated assets of over $4 billion with 82 full service offices in West Virginia, Ohio, Virginia, Maryland and Washington, D.C. We believe that United is an outstanding institution and that the merger will prove to be very beneficial to our shareholders, customers and the communities which we serve. The proposed merger is expected to close early in the fourth quarter of 1998. The merger is subject to the approval of Fed One's shareholders and the approval of United's shareholders of an amendment to United's articles of incorporation which increases United's authorized common stock, as well as the receipt of all required regulatory approvals. While the future of our Company is now tied to the performance of our new partner, it is still appropriate that we review with you our performance over the past year.

    Fed One Bancorp's 1997 net income was $3.2 million, or $1.36 per diluted share, compared to $2.3 million, or $.94 per diluted share, in 1996. The returns on average assets and average equity were .92 percent and 8.18 percent, respectively. Earnings for 1996 reflect a one-time special assessment of $1.5 million for the recapitalization of the Savings Association Insurance Fund ("SAIF"). Excluding the SAIF charge, Fed One's 1996 net income would have been $3.3 million, and its earnings per diluted share would have been $1.32.

    Net interest income for 1997 declined slightly, to $11.6 million from $11.7 million the previous year, as a result of the narrowing of the net interest margin offset by an increase in assets for the year. The net interest margin was
3.40 percent in 1997 versus 3.58 percent in 1996.

    Assets increased 7.3 percent to $366.8 million at the end of 1997 from $341.9 million a year earlier. Shareholders' equity stood at $40.6 million at year-end 1997 compared to $40.0 million at year-end 1996.

    We had a record year in loan growth. Loan originations and purchases reached a high of $73.3 million. Most of the growth was the result of secondary market purchases of residential loans that consisted primarily of adjustable-rate mortgages underwritten to our standards. Residential loans, at $41.0 million, constituted the largest group of originations and purchases in 1997, followed by consumer loans at $24.2 million, and commercial loans at $6.9 million. Loans outstanding increased 24.5 percent to $166.1 million at December 31, 1997, from $133.4 million at December 31, 1996.

    Loan and asset quality remain high. At year-end, our non-performing assets were up slightly to $1.3 million from $1.1 million at the end of 1996. However, repossessed assets including other real estate owned were at a record low of $14,000. We increased the allowance for loan losses to $1.48 million from $1.43 million. At year-end 1997, the ratio of the allowance for loan losses to total loans was .89 percent compared to 1.07 percent at year-end 1996. The decline in the ratio was the result of an increase in the size of the loan portfolio. We believe that with the high percentage of low-risk loans in the portfolio, the allowance for loan losses is adequate.

    Our FHA Title I loan portfolio was $37.6 million. Fed One offers this niche insured loan product primarily to customers of small and medium-sized home remodelers and contractors. We currently deal with approximately 75 active contractors in 12 states who are approved to do business with us and who also meet FHA financial standards. Our involvement with FHA Title I loans goes back over 30 years and has been quite successful. A proposed rule by the Secretary of HUD to eliminate the contractor/dealer portion of the Title I program was published in the Federal Register in 1997. We are very interested in the outcome of this proposal, as it will impact a loan program that we have provided to customers for over 30 years. Once again, our government may be making a foolhardy decision.

    I commented in last year's shareholder letter that one of our major non-bank competitors was attempting to increase loan volume by approving loan applications without underwriting its applicants' credit. I also commented that the shareholders of that public company would certainly be interested to know how the company was gaining market share. As a result of skyrocketing delinquency, the company has lost almost 52 percent of its market value in the last six months. Not underwriting loans is a prescription for disaster. You can be assured that your Company underwrites all loans.

    At December 31, 1997, our mortgage-backed securities portfolio contained $104.3 million in adjustable-rate securities (constituting 75.9 percent of the portfolio) and $33.1 million in fixed-rate intermediate-term securities (24.1 percent of the portfolio). The fixed-rate securities had an estimated average life of six years. We manage our entire securities portfolio (investment as well as mortgage-backed securities) in the context of overall asset/liability management rather than as a separate function. Customers' loans and deposits, which tend to be less flexible, are partially balanced with the Bank's securities and advances from the Federal Home Loan Bank. This approach provides us with a considerable amount of flexibility in managing both sides of the balance sheet.


    One of our priorities last year was an initiative to expand our market share in terms of our retail branch network. During the third quarter, we opened two 7 Day Bank Centers in newly built Kroger supermarkets in Bellaire and St. Clairsville, Ohio. Customers overwhelmingly accept this type of convenience banking--the numbers of new customers and new accounts we have gained through the Bank Centers continue to exceed our expectations. Our third 7 Day Bank Center, located in the newly built Kroger supermarket in Wheeling, West Virginia, was opened in late January 1998. The initial response to this office has been excellent. We now have a total of 12 full-service offices located in Ohio and West Virginia, including the three 7 Day Bank Centers. We believe that our strategy of providing customers with banking convenience will increase our market share and expand our consumer banking franchise. We continue to evaluate other areas that offer an opportunity for us to expand our consumer banking activity.

    We achieved excellent growth in deposits last year. Deposits rose 3.7 percent to $258.9 million at year-end 1997 from $249.7 million at year-end 1996. Most of this growth was due to our Premium Rate Certificate of Deposit and our opening of two supermarket banking centers. We still maintain a large base of low-cost core deposits (checking, passbook, and money market accounts) as a percentage of overall deposits. At year-end, core deposits totaled $106.3 million, or 41.0 percent of overall deposits.

    Last year, we teamed up with Visa to offer our customers a new Visa check card (debit card), which provides them with another convenient way to purchase goods and services. Over 44 percent of current ATM-card customers activated their new Visa check cards. Another initiative that showed excellent results was our marketing arrangement with First USA to offer our customers a no-fee credit card; the number of customers receiving these cards last year exceeded our goal. First USA is a top-notch credit card company, and we enjoy our relationship with them. Our alliance with USA OnRamp to offer our customers easy access to the Internet fell well short of our expectations; we hope to have better results this year.

    As I've mentioned in the past, I like to assess our performance over a longer time horizon than do most investors or analysts. I believe a five-year period gives a better picture of a company's performance than does the normal quarter-to-quarter or year-to-year view. At year-end 1992, our assets stood at $237.3 million, including $107.0 million in loans outstanding. Deposits totaled $188.5 million. Earnings for 1992 came in at $1.7 million. By comparison, year-end 1997 assets stood at $366.8 million, including $166.1 million in loans outstanding. Deposits amounted to $258.9 million. And earnings for 1997 came in at $3.2 million. Clearly, our core strategy--acquiring low-cost deposits plus Federal Home Loan Bank borrowings and investing them in low-risk assets--continues to work.

    During 1997, the Board of Directors approved an increase in the quarterly dividend to $.155 per share from $.145 per share, a 6.9 percent increase.

    Iam very fortunate to work with an exceptional group of loyal and dedicated employees, officers, and directors. As this will be our last Annual Report I want to offer a special thanks to all of our employees, officers and directors for their many years of service to our Company. We look forward to our new partnership with United Bankshares.


/s/ Alan E. Groover
------------------------
Alan E. Groover
Chairman, President and
Chief Executive Officer

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

    The following tables set forth certain selected consolidated financial and other data regarding the Company at the dates or for the periods indicated. This information has been derived from audited consolidated financial statements of the Company which have been prepared in accordance with generally accepted accounting principles ("GAAP").

                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Financial Condition Data:
  Total assets.......................................  $  366,776  $  341,897  $  334,297  $  303,465  $  247,872
  Short-term investments.............................       7,748       9,491      14,263      17,140       3,538
  Investment securities held to maturity, at cost....      25,236      39,195      27,877      20,342       6,994
  Investment securities held for sale, at lower
    of cost or market................................      --          --          --          --          23,409
  Investment securities available for sale, at
    market...........................................      16,399      17,888      40,850      23,965      --
  Mortgage-backed securities, held to maturity, at
    cost.............................................     137,376     130,173     119,501     116,810      95,848
  Loans receivable, net..............................     166,137     133,401     119,493     112,420     107,794
  Deposits...........................................     258,913     249,685     241,567     238,541     184,160
  Borrowed funds.....................................      65,096      50,319      48,044      34,176      34,577
  Shareholders' equity...............................      40,582      39,974      42,100      28,719      26,852
  Book value per share (1)...........................       17.67       16.88       16.34      --          --
  Tangible book value per share (1)..................       16.93       16.03       15.46      --          --
  Closing market price (2)...........................       27.50       15.75      15.125       10.72        9.60

------------------------

(1) Information for 1994 and 1993 is not comparable as the Company did not complete its stock offering until January 19, 1995. See Note 13 to the Consolidated Financial Statements presented elsewhere herein. Amounts calculated exclude ESOP shares not committed to be released.

(2) Prior to 1995 the closing market price reflects the price of Fed One Bank Common Stock adjusted by the exchange ratio of 2.239447 used in the 1995 conversion and reorganization. See Note 13 to the Consolidated Financial Statements presented elsewhere herein.

                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------

                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Operating Data:
  Interest income..........................................  $  25,694  $  24,556  $  23,022  $  18,717  $  17,252
  Interest expense.........................................     14,062     12,807     11,325      8,585      7,855
                                                             ---------  ---------  ---------  ---------  ---------
    Net interest income before provision for loan losses...     11,632     11,749     11,697     10,132      9,397
  Provision for loan losses................................        160         90        120        115        254
                                                             ---------  ---------  ---------  ---------  ---------
    Net interest income after provision for loan losses....     11,472     11,659     11,577     10,017      9,143
                                                             ---------  ---------  ---------  ---------  ---------
  Noninterest income:
    Fees and service charges...............................        550        579        589        588        572
    Net gain on sale of mortgage-backed securities and
      investment securities................................         43          3          2          1         50
    Other..................................................         99         31         33         33        163
                                                             ---------  ---------  ---------  ---------  ---------
      Total noninterest income.............................        692        613        624        622        785

Noninterest expense:
  Salaries and employee benefits...........................      3,876      3,627      3,584      2,974      2,664
  Premises and equipment...................................      1,581      1,532      1,499      1,439      1,311
  Federal insurance premiums...............................        159        523        539        454        337
  FDIC-SAIF assessment.....................................     --          1,519     --         --         --
  Other....................................................      1,479      1,456      1,505      1,259      1,492
                                                             ---------  ---------  ---------  ---------  ---------
    Total noninterest expense..............................      7,095      8,657      7,127      6,126      5,804
                                                             ---------  ---------  ---------  ---------  ---------
  Income before income taxes...............................      5,069      3,615      5,074      4,513      4,124
  Provision for income taxes...............................      1,827      1,291      1,824      1,649      1,465
                                                             ---------  ---------  ---------  ---------  ---------
  Income before cumulative effect of change in accounting
    principle..............................................      3,242      2,324      3,250      2,864      2,659
  Cumulative effect of change in method of accounting for
    income taxes (SFAS 109)................................     --         --         --         --            506
                                                             ---------  ---------  ---------  ---------  ---------
    Net income.............................................  $   3,242  $   2,324  $   3,250  $   2,864  $   3,165
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Basic earnings per share (1)...............................  $    1.43  $     .97  $    1.24  $       -  $       -
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Diluted earnings per share (1).............................  $    1.36  $     .94  $    1.20  $       -  $       -
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Dividends declared per share (1)...........................  $     .60  $     .56  $     .52  $       -  $       -
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------


                                                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
SELECTED OPERATING RATIOS AND OTHER DATA:                            1997       1996       1995       1994       1993
-----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
  Net interest margin (2)........................................       3.40%      3.58%      3.79%      3.81%      4.13%
  Return on average assets (3)...................................        .92        .69       1.02       1.04       1.33
  Return on average equity (4)...................................       8.18       5.70       7.73      10.33      12.47
  Equity to assets (5)...........................................      11.20      12.03      13.15      10.04      10.68
  Dividend payout ratio (6)......................................      43.86      60.80      44.06     --         --
  Noninterest income to average assets...........................        .20        .18        .20        .23        .33
  Noninterest expense to average assets..........................       2.00       2.55       2.23       2.22       2.44

  Non-performing assets to total assets..........................        .36        .31        .34        .35        .35
  Average interest-earning assets to average interest-bearing
    liabilities..................................................     112.70     113.97     115.51     111.19     111.25
  Allowance for loan losses to non-performing loans..............     113.14     141.84     130.32     138.98     180.58
  Allowance for loan losses to total loans.......................        .89       1.07       1.21       1.24       1.31
  Efficiency ratio (7)...........................................      55.45      67.76      55.56      55.09      55.80
  Coverage ratio (8).............................................     163.95     135.72     164.12     165.39     161.91
  Number of banking facilities, all of which are full-service
    offices......................................................         11          9          9          9          8

------------------------

(1) Per share data is not applicable prior to the Company's conversion and reorganization completed on January 19, 1995.

(2) Net interest income as a percentage of average interest-earning assets.

(3) Net income divided by average total assets.

(4) Net income divided by average equity.

(5) Average equity divided by average total assets.

(6) Aggregate dividends divided by net income. The years ending 1994 and 1993 are not comparable as the Company did not complete its stock offering until January 19, 1995.

(7) Noninterest expense less goodwill amortization divided by net interest income before provision for loan losses plus noninterest income.

(8) Net interest income before provision for loan losses divided by total noninterest expense.

Management's Discussion and Analysis

    When used in filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

    The Company's primary market risk exposure is interest rate risk. Interest rate risk represents the sensitivity of earnings to changes in market interest rates. The following table illustrates the simulated impact of a 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and earnings per share. This analysis was done assuming that interest-earning asset levels at December 31, 1997 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the December 31, 1997 levels.


                               Interest Rate Simulation Sensitivity Analysis
---------------------------------------------------------------------------------------------------------------------
Simulated impact in the next 12 months compared              Movements in interest rates from December 31, 1997 rates
                                                             --------------------------------------------------------
  with December 31, 1997:                                    Increase 200 bp    Decrease 200 bp
                                                             --------------------------------------------------------
  Net interest income increase.........................          .43%                .32%
  Return on average equity increase....................         12 bp                9 bp
  Earnings per share increase..........................     $     .02           $     .02


    The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels, including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows and others.

    The Company's policy has been to reduce its exposure to interest rate risk generally by better matching the maturities of its interest rate-sensitive assets and liabilities and by originating and purchasing adjustable-rate mortgages ("ARM") loans and other variable rate or short-term loans such as consumer and commercial loans, as well as by purchasing adjustable-rate mortgage-backed securities and short-term investments. The Company from time to time seeks to lengthen the maturities of its liabilities by providing longer term certificates of deposit and builds the balance sheet by acquiring Federal Home Loan Bank advances. From time to time, the Company solicits jumbo certificates of deposit from both the retail market and CD brokers. These deposits tend to have higher interest rates than deposits solicited at the branch level.

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

     At December 31, 1997, total rate-sensitive assets which were estimated to mature or reprice within one year exceeded total rate-sensitive liabilities with the same characteristics by $2.9 million, representing a positive cumulative one-year gap of .79% to total assets.

     The Company's rate-sensitive assets which are scheduled to reprice within one year include adjustable-rate assets which are tied to a lagging index which adjusts periodically in response to changes in interest rates. Such assets amounted to $30.3 million or 8.3% of total assets at December 31, 1997. Assets tied to the lagging index reprice more slowly than liabilities and are viewed by management as reducing the interest rate sensitivity portrayed by the above-stated gap positions. Therefore, these adjustable-rate assets are placed in the "4-12 months" category of the following gap table to reflect the lagging nature of the assets even though the majority reprice monthly.

     Internal assumptions were used in preparing the table reflecting the Company's "gap" positions. For fixed rate single-family residential loans and mortgage-backed securities in the one year or greater categories, the Company utilizes an annual liquidation rate of 10% for scheduled and non-scheduled principal payments. These principal payments are allocated 25% and 75% in the "within three months," and "4-12 months" categories, respectively. In consumer loans in the one year or greater categories, the Company utilizes an annual liquidation rate of 40% for scheduled and non-scheduled principal payments. These principal payments are allocated 25% and 75% in the Owithin three months,O and O4-12 months" categories, respectively.

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

     Borrowed funds, including primarily $16.9 million of fixed rate FHLB advances, appear in the category representing their approximate maturity. Variable rate advances totaling approximately $48.2 million adjust under various indices and terms with the majority included in the "within three months" category.

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

     The following table sets forth the amounts of rate-sensitive assets and rate-sensitive liabilities outstanding at December 31, 1997, which are expected to reprice or mature in each of the future time periods shown. Withdrawal rates, as well as loan prepayment assumptions, are based on the Company's own internal assumptions.



                                                                                Amounts Maturing or Repricing
                                                       ----------------------------------------------------------------------------
                                                                                     At December 31, 1997
                                                                                     One Year  Three Years  Over
                                                       Within Three   Four to 12     Through     Through    Five
                                                          Months       Months      Three Years  Five Years  Years        Total
                                                       ------------   ----------   -----------  ----------  -------      ----------
                                                                                   (Dollars in thousands)
Rate-sensitive assets:
    Real estate loans (1):
        Single-family residential:
            Current Market Index ARMS ..................  $  18,827    $  52,431   $   8,119    $  21,814   $  16,499    $ 117,690
            Lagging Market Index ARMS ..................       --         30,278         185         --          --         30,463
            Fixed Rate .................................      1,446        6,672       2,244        3,960      44,178       58,500
        Commercial and multifamily:
            ARMS .......................................      7,006        4,792         297         --          --         12,095
            Fixed Rate .................................         86          276          26          567       2,505        3,460
    Second mortgage loans ..............................          1           17          14           13          12           57
    Commercial loans and leases ........................      8,017           63         287        2,691       9,425       20,483
    Consumer loans (2) .................................     18,599       15,980       3,138        5,426      18,404       61,547
    Investment securities (3) ..........................     13,220        5,393       6,112        9,497      11,692       45,914
    FHLB stock .........................................       --           --          --           --         3,255        3,255
                                                         ----------   ----------   ----------   ----------   ---------  ----------

        Total rate-sensitive assets ....................  $  67,202    $ 115,902   $  20,422    $  43,968   $ 105,970    $ 353,464
Rate-sensitive liabilities:
    Deposits:
        Passbook accounts ..............................  $   2,309    $     990   $    --      $    --     $  62,676    $  65,975
        NOW accounts ...................................        400         --          --           --        14,289       14,689
        Money market accounts ..........................     17,835         --          --           --          --         17,835
        Certificate accounts ...........................     38,723       76,820      33,206        3,786          95      152,630
    Borrowed funds .....................................     39,200        3,918      20,743        1,235        --         65,096
                                                         ----------   ----------   ----------   ----------   ---------  ----------

    Total interest-bearing liabilities .................     98,467       81,728      53,949        5,021      77,060      316,225

    Noninterest-bearing accounts .......................       --           --          --           --         7,784        7,784
        Total rate-sensitive liabilities ...............  $  98,467    $  81,728   $  53,949    $   5,021   $  84,844    $ 324,009
Rate-sensitive assets less rate-sensitive liabilities
    ("interest rate-sensitivity gap ") .................  $ (31,265)   $  34,174   $ (33,527)   $  38,947   $  21,126    $  29,455
                                                         ----------   ----------   ----------   ----------   ---------  ----------
                                                         ----------   ----------   ----------   ----------   ---------  ----------
Cumulative interest rate-sensitivity gap ...............  $ (31,265)   $   2,909   $ (30,618)   $   8,329   $  29,455    $  29,455
                                                         ----------   ----------   ----------   ----------   ---------  ----------
                                                         ----------   ----------   ----------   ----------   ---------  ----------


Cumulative interest rate-sensitivity gap to total assets      (8.52)%       0.79%      (8.35)%       2.27%       8.03%
Ratio of rate-sensitive assets to rate-sensitive
    liabilities ........................................      68.25%      141.81%      37.85%      875.68%     124.90%
Cumulative ratio of rate-sensitive assets to rate-
    sensitive liabilities ..............................      68.25%      101.61%      86.92%      103.48%     109.09%



(1)  Includes mortgage-backed securities.

(2)  Includes fixed rate home equity loans of $1.5 million.

(3) Includes investment securities classified as held to maturity and available for sale. Excludes net unrealized gain on available for sale securities of $214,000.

AVERAGE BALANCE SHEET

     The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the yields earned and rates paid at December 31, 1997. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented and outstanding balances at December 31, 1997. Average balances are daily averages during the periods.




                              At December 31,                                  Year Ended December 31,
                             -----------------  -----------------------------------------------------------------------------------
                                   1997                    1997                         1996                       1995
                             -----------------  ---------------------------- ---------------------------- -------------------------
                                                                     Average                      Average                    Average
                                        Yield/  Average              Yield/  Average              Yield/  Average            Yield/
                              Balance   Cost    Balance   Interest   Cost    Balance   Interest   Cost    Balance   Interest Cost
                             --------  -------  -------   --------   ------- --------  --------   ------- --------  -------- -------
                                                                        (Dollars in thousands)

Interest-earning assets:
    Short-term
        investments (1) ..   $  7,748   5.52%   $ 8,218   $   432    5.26%   $  8,961 $    469     5.23%  $ 18,767  $  1,072  5.71%
Investment securities (2)      41,635   6.20     51,327     3,266    6.36      66,696    4,157     6.23     53,391     3,253  6.09
Mortgage-backed
    securities ...........    137,376   6.76    128,574     8,410    6.54     124,513    8,248     6.62    121,513     7,770  6.39
Loans receivable (3) .....    166,137   8.64    154,002    13,586    8.82     127,608   11,682     9.15    115,294    10,927  9.48
                             --------           -------    ------             -------   ------             -------    ------
    Total interest-
        earning assets ...    352,896   7.55    342,121    25,694    7.51     327,778   24,556     7.49    308,965    23,022  7.45
Noninterest-earning assets     13,880            11,853                        11,305                       10,815
                             --------           -------                       -------                      -------
    Total assets .........   $366,776          $353,974                      $339,083                     $319,780
                             --------           -------                       -------                      -------
                             --------           -------                       -------                      -------

Interest-bearing liabilities:
  Deposits:

   NOW and MMDA accounts     $ 32,524   2.92%  $ 30,766  $    830    2.70%   $ 30,217  $   816     2.70%  $ 30,936   $   875  2.83%
   Passbook accounts .....     65,975   2.58     70,868     1,848    2.61      78,688    2,244     2.85     85,939     2,445  2.85
   Certificates of deposit    152,630   5.72    145,476     8,112    5.58     129,494    7,002     5.41    111,786     5,733  5.13
                             --------           -------    ------             -------   ------             -------    ------
     Total ................   251,129   4.53    247,110    10,790    4.37     238,399   10,062     4.22    228,661     9,053  3.96
  Borrowed funds ..........    65,096   5.91     56,447     3,272    5.80      49,205    2,745     5.58     38,810     2,272  5.85
                             --------           -------    ------             -------   ------             -------    ------
     Total interest-
       bearing liabilities.   316,225   4.82    303,557    14,062    4.63     287,604   12,807     4.45    267,471    11,325  4.23
                                                           ------                       ------                        ------
Noninterest-bearing deposits    7,784             8,079                         7,629                        7,176
Other noninterest-
    bearing liabilities         2,185             2,708                         3,049                        3,091
                              -------           -------                       -------                      -------
    Total liabilities         326,194           314,344                       298,282                      277,738
Shareholders' equity           40,582            39,630                        40,801                       42,042
                              -------           -------                       -------                      -------
    Total liabilities and
        shareholders' equity $366,776          $353,974                      $339,083                     $319,780
                              -------           -------                       -------                      -------
                              -------           -------                       -------                      -------
Net interest income                                       $11,632                      $11,749                       $11,697
                                                          -------                      -------                       -------
                                                          -------                      -------                       -------
Net earning assets           $ 36,671          $ 38,564                      $ 40,174                     $ 41,494
                              -------           -------                       -------                      -------
                              -------           -------                       -------                      -------

Net interest margin (4)                 3.24%                        3.40%                         3.58%                      3.79%
                                       ------                      -------                        ------                     ------
                                       ------                      -------                        ------                     ------
Ratio of interest-earning
    assets to interest-bearing
    liabilities                       111.60%                      112.70%                       113.97%                    115.51%
                                       ------                      -------                        ------                     ------
                                       ------                      -------                        ------                     ------



(1) Includes interest-earning deposits and certificates of deposit in other financial institutions.

(2) Includes investment securities classified as held to maturity and available for sale.

(3) Non-accrual loans have been included in the average balance of loans, but unpaid interest on non-accrual loans has not been included for purposes of determining interest income. Amounts at December 31, 1997 are net of allowance for loan losses, deferred costs and premiums/discounts.

(4) Net interest margin represents net interest income as a percentage of average interest-earning assets during the periods presented and at December 31, 1997.

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

                                                         YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------------------------------------------
                                                1997 vs. 1996                                   1996 vs. 1995
                                      ---------------------------------------------   --------------------------------------------
                                             Increase (Decrease)                             Increase (Decrease)
                                                    Due to                                          Due to
                                      ----------------------------------               ---------------------------------
                                                                            Total                                         Total
                                                                Rate/      Increase                             Rate/    Increase
                                        Volume      Rate       Volume     (Decrease)    Volume      Rate       Volume   (Decrease)
                                       ---------  ---------  -----------  -----------  ---------  ---------  ---------   ---------
                                                                                  (In thousands)

Interest income:
  Short-term investments (1).........  $     (39) $       3   $      (1)   $     (37)  $    (560)  $  (90)   $   47     $  (603)
  Investment securities (2)..........       (958)        87         (20)        (891)        810       75        19         904
  Mortgage-backed securities.........        269       (100)         (7)         162         192      279         7         478
  Loans receivable...................      2,415       (421)        (90)       1,904       1,167     (380)      (32)        755
                                       ---------  ---------       -----   -----------  ---------  -------       ---     ----------
    Total interest-earning assets....  $   1,687  $    (431)  $    (118)   $   1,138   $   1,609  $  (116)    $  41     $ 1,534
                                       ---------  ---------       -----   -----------  ---------  -------       ---     ----------
                                       ---------  ---------       -----   -----------  ---------  -------       ---     ----------
Interest expense:
 Deposits:
  NOW and MMDA accounts..............  $      14  $  --       $  --        $      14   $     (20) $     (40) $    1     $   (59)
  Passbook accounts..................       (223)      (189)         16         (396)       (201)    --          --        (201)
  Certificates of deposit............        865        220          25        1,110         908        313      48       1,269
                                       ---------  ---------       -----   -----------  ---------  ---------     ---     -------
    Total............................        656         31          41          728         687        273      49       1,009
 Borrowed funds......................        404        108          15          527         608       (105)    (30)        473
                                       ---------  ---------       -----   -----------  ---------  ---------     ---     -------
    Total interest-bearing
      liabilities....................  $   1,060  $     139   $      56    $   1,255   $   1,295  $     168  $   19     $ 1,482
                                       ---------  ---------       -----   -----------  ---------  ---------     ---     -------
                                       ---------  ---------       -----   -----------  ---------  ---------     ---     -------
Net change in interest income........  $     627  $    (570)  $    (174)   $    (117)  $     314  $    (284)  $  22     $    52
                                       ---------  ---------       -----   -----------  ---------  ---------     ---     -------
                                       ---------  ---------       -----   -----------  ---------  ---------     ---     -------


------------------------

(1) Includes interest-earning deposits and certificates of deposit in other financial institutions.

(2) Includes investment securities classified as held to maturity and available for sale.


                         Year Ended December 31, 1997 Compared To
                                   Year Ended December 31, 1996

FINANCIAL CONDITION

    The Company's total assets increased $24.9 million or 7.3% to $366.8 million at December 31, 1997 compared to $341.9 million at December 31, 1996. Short-term investments and investment securities decreased to $7.7 million and $25.2 million, respectively at December 31, 1997 compared to $9.5 million and $39.2 million, respectively at December 31, 1996. The $1.7 million decrease in short-term investments was the result of the use of available cash to purchase loans and the $14.0 million decrease in investment securities was primarily the result of calls and maturities for which the funds were used to purchase loans and mortgage-backed securities. At December 31, 1997, the Company had $16.4 million of investment securities classified as available for sale, a decrease of $1.5 million compared to December 31, 1996. The after-tax net unrealized gain in these securities at December 31, 1997 amounted to $129,000 which is reflected as a separate component of shareholders' equity. Mortgage-backed securities held to maturity increased $7.2 million or 5.5% to $137.4 million at December 31, 1997 compared to $130.2 million at December 31, 1996 as management invested available funds. Loans receivable increased $32.7 million or 24.5% to $166.1 million at December 31, 1997 compared to $133.4 million at December 31, 1996 as originations and purchases exceeded principal repayments. Management invested available funds and borrowed from the FHLB in an effort to increase loans outstanding. The Company purchased approximately $46.4 million of loans during the year 1997 of which $38.9 million were adjustable rate residential mortgage loans. The majority of the remaining purchases were the guaranteed portion of Small Business Administration ("SBA") and Farmers Home Administration ("FmHA") loans.

    Total liabilities increased $24.3 million or 8.0% to $326.2 million at December 31, 1997 compared to $301.9 million at December 31, 1996. Deposits increased $9.2 million or 3.7% to $258.9 million at December 31, 1997 compared to $249.7 million at December 31, 1996. Deposits increased primarily due to the Company being competitively priced in certificates of deposit during the year. Borrowed funds increased $14.8 million or 29.4% to $65.1 million at December 31, 1997 compared to $50.3 million at December 31, 1996, as the Company increased its FHLB advances and used those funds to purchase loans.

    During the third quarter of 1997, the Company established two new 7 Day Bank Centers located in newly-constructed Kroger supermarkets in Bellaire and St. Clairsville, Ohio. These full service branches are approximately 350 square feet and are located at the front entrances of each store. Each one is staffed with six associates, one ATM, an office, a new accounts desk and teller areas. The Company opened a third 7 Day Bank Center in Wheeling, WV in January of 1998. Management expects an increase in operating expenses related to this start-up operation. These expenses reduced net income and earnings per share during 1997. Although there are costs associated with establishing the 7 Day Bank Centers, these branches will add convenience to the Bank's existing customer base while giving the Bank the opportunity to expand its franchise by obtaining new customers. Management expects the impact to income to continue until such time that the branches increase deposit and loan growth.

    Total shareholders' equity increased $608,000 to $40.6 million at December 31, 1997, compared to $40.0 million at December 31, 1996. The increase was primarily the result of net income of $3.2 million and an increase of $91,000 in the unrealized gain on investment securities available for sale. These increases were partially offset by the Company repurchasing $1.9 million of its common stock and the payment of annual dividends of approximately $1.4 million. In July 1996, the Company announced a 5% stock repurchase program representing 127,567 shares to be repurchased, of which there were 19,100 shares purchased at an average price of $17.87 during the first quarter of 1997. There were 13,591 shares remaining not repurchased under this program. In April 1997, the Company announced another 5% program representing 122,155 shares to be repurchased, of which 82,000 shares were purchased during the year at an average price of $18.61 per share. For the year ended December 31, 1997, there was a total of 101,100 shares repurchased at an average price of $18.47 per share. All of these shares are held as treasury shares. The Company has discontinued its repurchase program.

RESULTS OF OPERATIONS

    Net income was $3.2 million or $1.36 per diluted share for the year ended December 31, 1997 compared to $2.3 million or $.94 per diluted share for the year ended December 31, 1996. The decrease in net income for the year ended 1996 resulted from a one time pre-tax charge of $1.5 million representing a FDIC special assessment to recapitalize the SAIF pursuant to legislation signed by President Clinton on September 30, 1996. Without the assessment the Company's net income for 1996 would have been $3.3 million or $1.32 per diluted share. The reduction in net income for the year ended December 31, 1997 as compared to the year-earlier period without the SAIF assessment was primarily the result of a decrease in net interest income of $117,000 and an increase in the provision for loan losses of $70,000 which were partially offset by an increase in noninterest income of $79,000, a decrease in total noninterest expense of $43,000 and a decrease in the provision for income taxes of $27,000.

INTEREST INCOME

    Interest income amounted to $25.7 million for the year ended December 31, 1997, compared to $24.6 million during the same period in 1996. This $1.1 million increase in interest income was due to an increase in average interest-earning assets of $14.3 million and an increase of 2 basis points in the weighted average yield on interest-earning assets. The increase in average interest-earning assets was the result of a $26.4 million increase in average loans receivable and a $4.1 million increase in average mortgage-backed securities, partially offset by $15.4 million aggregate decrease in average investment securities and investment securities available for sale and a decrease in average short-term investments of $743,000. The increase in the weighted average yield on interest-earning assets occurred in aggregate investment securities and short-term investments partially offset with decreases in the weighted average yield of mortgage-backed securities and loans. Loans and MBS purchased during the period were purchased at yields that were lower than the yields in the existing portfolio.

INTEREST EXPENSE

    Interest expense increased to $14.1 million for the year ended December 31, 1997, compared to $12.8 million during the same period in 1996. This $1.3 million increase in interest expense was due to an increase in average interest-bearing liabilities of $16.0 million and an increase of 18 basis points in the average cost of funds. Average interest-bearing deposits increased $8.7 million for the year ended December 31, 1997 compared to the same period in 1996 as a result of the Bank being competitively priced in certificates of deposit which increases were partially offset by decreases in the average balance of passbook accounts. Average borrowed funds increased $7.2 million for the year ended December 31, 1997 compared to the same period in 1996 due to the Company increasing its FHLB advances to purchase loans. The increase in the average cost of funds occurred in time deposits and borrowings. The average cost of funds decreased for all other categories of interest-bearing liabilities.

NET INTEREST INCOME

    Net interest income amounted to $11.6 million for the year ended December 31, 1997, compared to $11.8 million during the same period in 1996. The Company's net interest margin decreased 18 basis points to 3.40% for the year ended December 31, 1997, from 3.58% for the same period in 1996. The decrease in the net interest margin for the year ended December 31, 1997 compared to the year-earlier period was partially attributable to an increase in the cost of funds during this time period and a decrease in net average earning assets of $1.6 million due to the use of funds to repurchase stock. A shift from lower yielding assets into higher yielding assets was more than offset by a corresponding shift from lower yielding deposits into higher yielding deposits and borrowings.

PROVISION FOR LOAN LOSSES

    The provision for loan losses increased $70,000 to $160,000 for the year ended December 31, 1997 compared to $90,000 during the same time period in 1996. This reflected management's evaluation of the underlying credit risk of the loan portfolio and the level of allowance for loan losses.

    The allowance for loan losses amounted to $1.5 million or .89% and 113.14% of total loans and total non-performing loans, respectively, at December 31, 1997, as compared to $1.4 million or 1.1% and 141.8% of total loans and total non-performing loans, respectively, at December 31, 1996.

    Non-performing loans (non-accrual loans and accruing loans 90 days or more overdue) were $1.3 million and $1.0 million at December 31, 1997 and December 31, 1996, respectively, which represented .78% and .75%, respectively of the Company's total loans. The Company's real estate owned, which consists of real estate acquired through foreclosure or by deed-in-lieu thereof, amounted to $14,000 and $56,000 at December 31, 1997 and 1996, respectively. As a percentage of total assets, the Company's total non-performing assets amounted to $1.3 million or .36% at December 31, 1997 and $1.1 million or .31% at December 31, 1996.

NONINTEREST INCOME

    Noninterest income increased to $692,000 for the year ended December 31, 1997, as compared to $613,000 for the same time period in 1996. The increase of $79,000 or 12.9% for the year ended December 31, 1997, was due primarily to gains on the sales of investment securities available for sale of $43,000 and other income of $68,000, partially offset by a reduction in service charges on deposit accounts of $36,000.

NONINTEREST EXPENSE

    Noninterest expense decreased $1.6 million for the year ended December 31, 1997 as compared to the same time period in 1996 primarily as a result of the $1.5 million one-time FDIC special assessment in 1996 and a decrease in federal insurance premiums of $364,000 partially offset by increases of $249,000 in salaries and employee benefits, $54,000 in premises and equipment expense and $43,000 in other expenses. The decrease in federal insurance premiums was due to a lower assessment rate of approximately 6.5 cents per $100 of deposits in 1997 compared to 23 cents per $100 of deposits in 1996 as a result of the SAIF being recapitalized in the third quarter of 1996. Increases in salary and employee benefits were the result of normal salary adjustments plus additional personnel employed in two new 7 Day Bank Centers which opened during the third quarter of 1997. There was also an increase in compensation expense related to the ESOP due to an increase in the market price of Fed One Bancorp stock during the year ended 1997 compared to the year-earlier period. Increases in premises and equipment expense and other expenses were mostly due to the opening of the two new 7 Day Bank Centers and depreciation expense for new software and equipment in the branch network.

PROVISION FOR INCOME TAXES

    Provision for income taxes was $1.8 million and $1.3 million for the years ended December 31, 1997 and 1996, respectively. The Company's effective tax rate amounted to 36.0% and 35.7% during the years ended 1997 and 1996, respectively. The increase in the provision for income taxes was primarily due to the benefit received during the year ended December 31, 1996 resulting from the $1.5 million paid to the FDIC for the SAIF assessment.

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

    Total shareholders' equity decreased $2.1 million to $40.0 million at December 31, 1996, compared to $42.1 million at December 31, 1995. This decrease was the result of the buy-back of shares under a repurchase program totaling $3.4 million, the payment of annual dividends of approximately $1.4 million, the amortization of the Employee Stock Ownership Plan

"ESOP") for $113,000 and amortization of the unearned common stock held by the Recognition and Retention Plan ("RRP") of $184,000 which were partially offset by net income of $2.3 million and a change in the net unrealized gain
(loss) on investment securities available for sale of $7,000. Two 5% repurchase programs were announced by the Company in 1996 which resulted in a buy-back of 230,817 shares of the Company's outstanding common stock of which the majority of shares were purchased in the open market before December 31, 1996 at per share price ranges between $13.81 and $15.81 per share. The ESOP was established in January 1995 and purchased 7% of the shares issued in the offering or 112,868 shares at a price of $10.00 per share. The Recognition and Retention Plan was established in the second quarter of 1995 resulting in the purchase of 4% of the shares issued in the offering or 64,496 shares in the open market at a range from $14.13 per share to $14.50 per share.

RESULTS OF OPERATIONS

    Net income was $2.3 million or $.94 per diluted share for the year ended December 31, 1996 compared to $3.3 million or $1.20 per diluted share for the year ended December 31, 1995. The decrease in net income for the year resulted from a one time pre-tax charge of $1.5 million representing a FDIC special assessment to recapitalize the SAIF pursuant to legislation signed by President Clinton on September 30, 1996. Without the assessment the Company's net income for 1996 would have been $3.3 million or $1.32 per diluted share. The increase in net income without the SAIF assessment for the year ended December 31, 1996 as compared to the year-earlier period was primarily the result of an increase in net interest income of $52,000, a reduction in provision for loan losses of $30,000, which was offset by an increase in total noninterest expense of $11,000 and an increase in provision for income taxes of $29,000, net of the benefit from the SAIF assessment.

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

NET INTEREST INCOME

    Net interest income amounted to $11.8 million for the year ended December 31, 1996, compared to $11.7 million during the same period in 1995. The Company's net interest margin decreased 21 basis points to 3.58% for the year ended December 31, 1996, from 3.79% for the same period in 1995. The decrease in the net interest margin for the year ended December 31, 1996 compared to the year-earlier period was partially attributable to funds received as a result of payments and refinances on loans being re-invested in assets with yields which were lower than the contractual rate on the instrument at the time of payment or refinance. The decrease in net interest margin was also due to an increase in the average balance of certificates of deposit which carry rates that are higher than other deposit instruments and due to the Bank being competitively priced. Average net interest-earning assets decreased $1.3 million for year ended December 31, 1996, primarily as a result of the Company's stock buy-back program.

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

NONINTEREST INCOME

    Noninterest income decreased to $613,000 for the year ended December 31, 1996, as compared to $624,000 for the same time period in 1995. The decrease of $11,000 or 1.8% for the year ended December 31, 1996, was due primarily to a reduction in service charges on deposit accounts.

NONINTEREST EXPENSE

    Noninterest expense net of the SAIF assessment remained flat increasing only $11,000 for the year ended December 31, 1996 as compared to the same time period in 1995. There were increases in salaries and employee benefits of $43,000, premises and equipment expense of $23,000, offset by decreases of $16,000 in federal insurance premiums and $59,000 in other expenses. Increases in salaries and employee benefits were the result of normal salary adjustments and the full year impact of the RRP. Increases in premises and equipment expense was due to the expansion of an existing branch facility in 1995 and remodeling of the corporate office and other branch facilities. Federal insurance deposit premiums decreased as a result of the recapitalization of the SAIF at September 30, 1996. The Bank received a credit of $31,000 or 5 cents per $100 in deposits which was applied in the fourth quarter of 1996 which credit represented the amount of fourth quarter assessment that was for the insurance premium portion of the FDIC assessment. The remaining $110,000 or 18 cents per $100 in deposits paid in the fourth quarter represented the Finance Corporation ("FICO") portion of the assessment. In 1997 the Bank's FDIC assessment was reduced from 23 cents per $100 in deposits to approximately 6.4 cents per $100 of deposits. Decreases in other expenses were primarily due to decreases in advertising, insurance and other expenses.

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

LIQUIDITY AND CAPITAL RESOURCES

    The Bank is required to maintain minimum levels of liquid assets as defined by regulations of the Office of Thrift Supervision ("OTS"). This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. In November 1997, the OTS revised its liquidity rule to lower the minimum requirement from 5% to 4%, the lowest level permitted by current law and eliminate the 1% short-term liquidity requirement. The OTS also expanded the types of investments considered to be liquid assets and removed the requirement that certain investments must mature within 5 years in order to qualify as a liquid asset. The Bank historically has maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio averaged 57.88% during December 1997.

    Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments and investment and mortgage-backed securities. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes on mortgage loans out of escrowed funds, repayment of borrowings, when applicable, and loan commitments. The Bank also adjusts liquidity as appropriate to meet its asset/liability objectives.

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

RECENT ACCOUNTING AND REGULATORY DEVELOPMENTS

    The FASB released SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. SFAS 125 establishes standards for resolving issues related to circumstances under which the transfer of financial assets should be considered as sales of all or part of the assets or as secured borrowings and about when a liability should be considered extinguished. The FASB has issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" which deferred the effective date of SFAS 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. The adoption of SFAS 125 has not had a material effect on the Company's financial position or results of operations. The Company does not anticipate that the adoption of SFAS 127 would have a material effect on its financial position or results of operations.

    The FASB released Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS 128") in February 1997. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 128 supersedes APB Opinion No. 15 and replaces primary and fully diluted earnings per share with basic and diluted earnings per share for all companies with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted earnings per share computation.

    The FASB released Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130") in June 1997. SFAS 130 is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. Comprehensive income is defined as the "the change in equity of business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners". The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed as a separate statement or as a component of the Company's statement of income.

YEAR 2000 COMPLIANCE

    The Company has developed a plan of action to help ensure that its operational and financial systems will not be adversely affected by year 2000 software/hardware failures due to processing errors arising from calculations using the year 2000 date. While the Company believes it is doing everything technologically and operationally possible to assure year 2000 compliance, it is to a large extent dependent upon vendor cooperation. The Company is requiring its computer systems and software vendors to represent that the products provided are or will be year 2000 compliant. Any year 2000 compliance failures could result in additional expenses or business disruption to the Company which are currently unknown and are believed to be immaterial. The Company does not itself internally program any major operating system of the Company; therefore, the Company does not expect to incur material costs for remediation efforts.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements of the Company and Notes thereto, presented elsewhere herein, have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

MARKET PRICES AND DIVIDENDS DECLARED

    Since January 19, 1995, Fed One Bancorp, Inc.'s common stock has traded on The Nasdaq Stock MarketSM, under the symbol: "FOBC". As reported by The Nasdaq Stock MarketSM, the price information reflects high and low sale prices. The following represents reported high and low trading prices and dividends declared during each respective quarter for the past two years.

                                                     Dividend
1997                    High           Low           Declared
------                ---------      -------       -----------

First Quarter          $  20.00     $  15.75       $    .145
Second Quarter         $  21.25     $  17.50       $    .145
Third Quarter          $  27.25     $  20.00       $    .155
Fourth Quarter         $  28.00     $  24.00       $    .155


                                                     Dividend
1996                    High           Low           Declared
------                ---------      -------       -----------

First Quarter          $  16.25      $  14.25      $    .135
Second Quarter         $  15.625     $  14.50      $    .135
Third Quarter          $  16.00      $  13.00      $    .145
Fourth Quarter         $  16.625     $  15.375     $    .145


At December 31, 1997, the Company had 1,188 shareholders of record. Such holdings do not reflect the number of beneficial owners of common stock.

INDEPENDENT AUDITORS' REPORT



KPMG Peat Marwick LLP


The Board of Directors and Shareholders
 Fed One Bancorp, Inc. and Subsidiary

    We have audited the accompanying consolidated statements of financial condition of Fed One Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fed One Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                             /s/KPMG Peat Marwick LLP
                                             ------------------------




Pittsburgh, Pennsylvania
January 29, 1998 except
as to Note 20, which is
as of February 18, 1998

                        FED ONE BANCORP AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                       DECEMBER 31,
                                                    ------------------
                                                      1997      1996
                                                    --------  --------
                                          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARES)
ASSETS
Cash on hand and noninterest-earning deposits in
  other institutions..............................  $  2,309  $  1,043
Short-term investments:
  Interest-earning deposits in other
  institutions....................................     6,855     8,896
  Certificates of deposit.........................       893       595
Investment securities held to maturity, at cost
  (market value of $25,406 and $39,045) (notes 2,
  9 and 10).......................................    25,236    39,195
Investment securities available for sale (cost of
  $16,185 and $17,824) (note 3)...................    16,399    17,888
Mortgage-backed securities held to maturity, at
  cost (market value of $139,367 and $131,224)
  (notes 4, 9 and 10).............................   137,376   130,173
Loans receivable, net of allowance for losses of
  $1,481 and $1,434 (notes 5 and 6)...............   166,137   133,401
Real estate owned.................................        14        56
Premises and equipment, net (note 7)..............     6,533     5,543
Accrued interest receivable:
  Investment securities...........................       695       962
  Mortgage-backed securities......................       949       882
  Loans receivable................................     1,299     1,026
Prepaid expenses and other assets.................     2,081     2,237
                                                    --------  --------
  Total assets....................................  $366,776  $341,897
                                                    --------  --------
                                                    --------  --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits (note 9)...............................  $258,913  $249,685
  Borrowed funds (note 10)........................    65,096    50,319
  Advances by borrowers for taxes and insurance...       635       633
  Accrued interest payable........................       583       314
  Income taxes payable............................        99       100
  Accrued expenses and other liabilities..........       868       872
                                                    --------  --------
    Total liabilities.............................   326,194   301,923

Commitments and contingencies (notes 5, 7 and 16)

Shareholders' equity (notes 12, 13 and 14):
  Preferred stock: 5,000,000 shares
    authorized--none issued.......................        --        --
  Common stock, $.10 par value: 15,000,000 shares
    authorized--2,818,762 issued at December 31,
    1997 and 1996.................................       282       282
  Additional paid-in capital......................    19,519    19,384
  Unearned Employee Stock Ownership Plan shares...      (790)     (903)
  Retained earnings--substantially restricted.....    28,920    27,226
  Treasury stock at cost: 443,606 and 360,063
    shares at December 31, 1997 and 1996,
    respectively..................................    (7,049)   (5,440)
  Unearned common stock held by the Recognition
    and Retention Plan............................      (429)     (613)
  Unrealized gain on investment securities
    available for sale, net.......................       129        38
                                                    --------  --------
    Total shareholders' equity....................    40,582    39,974
                                                    --------  --------
    Total liabilities and shareholders' equity....  $366,776  $341,897
                                                    --------  --------
                                                    --------  --------

          See accompanying notes to consolidated financial statements.

                        FED ONE BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME

                                                     YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
                                                    (IN THOUSANDS, EXCEPT PER
                                                           SHARE DATA)
Interest income:
  Interest on loans receivable....................  $13,586  $11,682  $10,927
  Interest on mortgage-backed securities..........    8,410    8,248    7,770
  Interest and dividends on investment
  securities......................................    3,266    4,157    3,253
  Interest on short-term investments..............      432      469    1,072
                                                    -------  -------  -------
    Total interest income.........................   25,694   24,556   23,022
                                                    -------  -------  -------
Interest expense:
  Interest on deposits (note 9)...................   10,790   10,062    9,053
  Interest on borrowed funds......................    3,272    2,745    2,272
                                                    -------  -------  -------
    Total interest expense........................   14,062   12,807   11,325
                                                    -------  -------  -------
    Net interest income before provision for loan
    losses........................................   11,632   11,749   11,697
Provision for loan losses (note 6)................      160       90      120
                                                    -------  -------  -------
    Net interest income after provision for loan
    losses........................................   11,472   11,659   11,577
                                                    -------  -------  -------
Noninterest income:
  Fees and service charges........................      550      579      589
  Gain on sale of investments available for
  sale............................................       43        3        2
  Other...........................................       99       31       33
                                                    -------  -------  -------
    Total noninterest income......................      692      613      624
                                                    -------  -------  -------
Noninterest expense:
  Salaries and employee benefits..................    3,876    3,627    3,584
  Premises and equipment..........................    1,385    1,331    1,308
  Data processing.................................      196      201      191
  Federal insurance premiums......................      159      523      539
  FDIC-SAIF assessment............................       --    1,519       --
  Amortization of intangible assets...............      261      281      282
  Real estate owned expense.......................       17       17        6
  Other...........................................    1,201    1,158    1,217
                                                    -------  -------  -------
    Total noninterest expense.....................    7,095    8,657    7,127
                                                    -------  -------  -------
    Income before income taxes....................    5,069    3,615    5,074
                                                    -------  -------  -------
Provision for income taxes (note 11)..............    1,827    1,291    1,824
                                                    -------  -------  -------
  Net income......................................  $ 3,242  $ 2,324  $ 3,250
                                                    -------  -------  -------
                                                    -------  -------  -------
Basic earnings per share (note 1).................  $  1.43  $   .97  $  1.24
                                                    -------  -------  -------
                                                    -------  -------  -------
Diluted earnings per share (note 1)...............  $  1.36  $   .94  $  1.20
                                                    -------  -------  -------
                                                    -------  -------  -------

          See accompanying notes to consolidated financial statements.

                        FED ONE BANCORP AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                         UNREALIZED
                                                                                            UNEARNED   GAIN (LOSS) ON
                                                                                             COMMON      INVESTMENT
                                              ADDITIONAL   UNEARNED                          STOCK       SECURITIES
                                     COMMON    PAID-IN       ESOP     RETAINED   TREASURY   HELD BY      AVAILABLE
                                     STOCK     CAPITAL      SHARES    EARNINGS    STOCK     THE RRP       FOR SALE       TOTAL
                                     ------   ----------   --------   --------   --------   --------   --------------   -------
                                                                 (IN THOUSANDS, EXCEPT FOR SHARES)
Balance at December 31, 1994.......   $125     $ 4,611      $   --    $ 24,492   $     --    $ (40)        $(469)       $28,719
Net income.........................     --          --          --       3,250         --       --            --          3,250
Issuance and exchange of common
  stock as a result of conversion/
  reorganization...................    156      14,572          --          --         --       --            --         14,728
Shares held by the recognition and
  retention plan...................     --          --          --          --         --     (919)           --           (919)
Amortization of recognition and
  retention plan...................     --          --          --          --         --      162            --            162
Common stock issued upon exercise
  of stock options-- 13,296
  shares...........................      1          86          --         (11)        15       --            --             91
Cash dividend declared ($.52 per
  share)...........................     --          --          --      (1,373)        --       --            --         (1,373)
Shares acquired for ESOP...........     --          --      (1,129)         --         --       --            --         (1,129)
Principal repayment of ESOP debt...     --          61         113          --         --       --            --            174
Purchase of Treasury Stock -
  140,938 Shares                        --          --          --          --     (2,103)      --            --         (2,103)
Change in net unrealized gain
  (loss) on investment securities
  available for sale...............     --          --          --          --         --       --           500            500
                                     ------   ----------   --------   --------   --------   --------       -----        -------
Balance at December 31, 1995.......    282      19,330      (1,016)     26,358     (2,088)    (797)           31         42,100
Net income.........................     --          --          --       2,324         --       --            --          2,324
Amortization of recognition and
  retention plan...................     --          --          --          --         --      184            --            184
Common stock issued upon exercise
  of stock options-- 10,682
  shares...........................     --          --          --        (100)       158       --            --             58
Cash dividend declared ($.56 per
  share)...........................     --           6          --      (1,356)        --       --            --         (1,350)
Principal repayment of ESOP debt...     --          48         113          --         --       --            --            161
Purchase of Treasury Stock -
  230,817 Shares...................     --          --          --          --     (3,510)      --            --         (3,510)
Change in net unrealized gain on
  investment securities available
  for sale.........................     --          --          --          --         --       --             7              7
Balance at December 31, 1996.......    282      19,384        (903)     27,226     (5,440)    (613)           38         39,974
Net income.........................     --          --          --       3,242         --       --            --          3,242
Amortization of recognition and
  retention plan...................     --          --          --          --         --      184            --            184
Common stock issued upon exercise
  of stock options-- 17,557
  shares...........................     --           8          --        (167)       259       --            --            100
Cash dividend declared ($.60 per
  share)...........................     --          13          --      (1,381)        --       --            --         (1,368)
Principal repayment of ESOP debt...     --         114         113          --         --       --            --            227
Purchase of Treasury Stock -
  101,100 shares...................     --          --          --          --     (1,868)      --            --         (1,868)
Change in net unrealized gain on
  investment securities available
  for sale.........................     --          --          --          --         --       --            91             91
                                     ------   ----------   --------   --------   --------   --------       -----        -------
Balance at December 31, 1997.......   $282     $19,519      $ (790)   $ 28,920   $ (7,049)   $(429)        $ 129        $40,582
                                     ------   ----------   --------   --------   --------   --------       -----        -------
                                     ------   ----------   --------   --------   --------   --------       -----        -------

          See accompanying notes to consolidated financial statements.

                        FED ONE BANCORP AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
                                                         (IN THOUSANDS)
Operating activities:
  Net income......................................  $ 3,242  $ 2,324  $ 3,250
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for loan losses.....................      160       90      120
    Depreciation and amortization.................      945      911      881
    Non-cash compensation expense related to ESOP
      benefit.....................................      227      161      174
    Net gain on sales of:
      Investment securities available for sale....      (43)      (3)      (2)
      Real estate owned...........................      (10)      (2)      (1)
    (Increase) decrease in accrued interest
      receivable..................................      (73)      82     (664)
    Increase (decrease) in accrued expenses.......      254     (286)     308
    Increase (decrease) in taxes payable..........       (1)     204       27
    Other, net....................................     (165)    (256)     607
                                                    -------  -------  -------
      Net cash provided by operating activities...    4,536    3,225    4,700
Investing activities:
  Purchases of:
    Certificates of deposit.......................     (794)    (595)  (2,994)
    Investment securities held to maturity........   (1,691) (19,971) (27,149)
    Investment securities available for sale......   (7,821)  (7,177) (10,575)
    Mortgage-backed securities held to maturity...  (30,996) (31,055) (17,548)
    Loans.........................................  (46,429) (16,886)  (8,175)
    Premises and equipment, net...................   (1,508)    (653)    (669)
  Proceeds from sales of:
    Investment securities available for sale......    3,093    5,000    3,000
    Loans.........................................      287      294      687
    Real estate owned.............................       54       12       31
  Principal repayments and maturities of:
    Certificates of deposit.......................      496    3,994    6,000
    Investment securities held to maturity........   15,654    8,660    8,134
    Investment securities available for sale......    6,414   25,156    5,024
    Mortgage-backed securities held to maturity...   23,803   20,393   14,849
  Net principal repayments on loans...............   13,246    2,490      266
                                                    -------  -------  -------
    Net cash used by investing activities.........  (26,192) (10,338) (29,119)
Financing activities:
  Increase in deposits, net.......................    9,228    8,118    3,026
  Increase in borrowings, net.....................   14,777    2,275   13,868
  Increase (decrease) in advances by borrowers for
    taxes and insurance...........................        2     (197)     (11)
  Proceeds from issuance of common stock..........      100       58   14,819
  Stock acquired for ESOP.........................       --       --   (1,129)
  Purchase of common stock for RRP................       --       --     (919)
  Purchase of treasury stock......................   (1,868)  (3,510)  (2,103)
  Cash dividends paid.............................   (1,358)  (1,390)  (1,177)
                                                    -------  -------  -------
  Net cash provided by financing activities.......   20,881    5,354   26,374
                                                    -------  -------  -------
    Increase (decrease) in cash and cash
      equivalents.................................     (775)  (1,759)   1,955
  Cash and cash equivalents at beginning of
    year..........................................    9,939   11,698    9,743
                                                    -------  -------  -------
    Cash and cash equivalents at end of year......  $ 9,164  $ 9,939  $11,698
                                                    -------  -------  -------
                                                    -------  -------  -------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest......................................  $13,793  $12,946  $11,100
    Income taxes..................................  $ 1,863  $ 1,508  $ 1,619
  Noncash items:
    Foreclosed mortgage loans transferred to real
    estate owned..................................  $    --  $   104  $    29
    Dividends declared but not paid...............  $   351  $   342  $   345
    Transfer of securities from held to maturity
      to available for sale.......................  $    --  $    --  $13,493

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

    Nature of Operations and Use of Estimates in the Preparation of Financial
Statements: The Company is a Delaware corporation which is the holding company for the Bank. The Bank is a community-oriented financial institution engaged primarily in the business of attracting deposits from the general public and using such funds, together with other borrowings, to invest primarily in various consumer based real estate loans, investment securities and mortgage-backed securities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

    Cash and Cash Equivalents: For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and noninterest-earning deposits in other institutions and interest-earning demand deposits in other institutions.

    Investment and Mortgage-Backed Securities: The Company classifies securities at the time of their purchase as either "held to maturity", "trading" or "available for sale". If it is management's intent and the Company has the ability to hold such securities until their maturity, these securities are classified as held to maturity and are carried on the Company's books at cost, adjusted for amortization of premiums and accretion of discounts on a level yield basis. Alternatively, if it is management's intent at the time of purchase to hold securities for the purpose of resale in the near future, the securities are classified as trading and are carried at market value with unrealized gains and losses reported in current period earnings. At December 31, 1997 and 1996, the Company had no securities classified as trading. Securities not classified as held to maturity or trading are classified as available for sale and are carried at market value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. Investments available for sale include investment securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate, prepayment risk or liquidity needs. Gains or losses on sales of securities are recognized upon realization. Currently all mortgage-backed securities are considered held to maturity. The cost of investment and mortgage-backed securities sold is determined using the specific identification method.

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

                         FED ONE BANCORP AND SUBSIDIARY

    All of the Company's nonaccrual loans, excluding $531,000 and $463,000 of the Title I loans guaranteed by the FHA, which totaled $82,000 and $62,000 at December 31, 1997 and 1996, respectively, are considered to be impaired loans. The $82,000 and $62,000 of impaired loans do not have a related reserve because of credit losses previously taken on these loans. The Company recognized approximately $3,000, $3,000 and $13,000 during 1997, 1996 and 1995, respectively, of interest revenue on impaired loans, all of which was recognized using the cash basis method of income recognition. Average impaired loans exclusive of Title I loans during 1997, 1996 and 1995 were $47,000, $33,000 and $393,000, respectively.

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

    Intangible Assets: Intangible assets, including goodwill of $936,000 and core deposit intangibles of $774,000 are being amortized using the straight-line method over the period estimated to be benefited, generally ten years for book purposes and fifteen years for tax purposes. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

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

    Earnings Per Share ("EPS"): Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS128"). This statement establishes standards for computing and presenting basic and diluted earnings per share. It supersedes Accounting Principles Board ("APB") Opinion No. 15 that required the presentation of both primary and fully diluted EPS.

    Basic EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method at the average share price for the Company's common stock during the period. Common stock equivalents arise from the assumed conversion of outstanding stock options and unvested RRP shares.

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    As required, all previously reported primary and fully diluted EPS have been replaced with the presentation of basic and diluted EPS. The computation of basic and diluted earnings per share is shown in the table below.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Basic EPS computation:
  Numerator--Net Income.................................................  $  3,242,000  $  2,324,000  $  3,250,000
  Denominator--Weighted average common shares outstanding...............     2,266,633     2,402,868     2,628,095
Basic EPS...............................................................  $  0,0001.43  $  0,0000.97  $  0,0001.24
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Diluted EPS computation:
  Numerator--Net Income.................................................  $  3,242,000  $  2,324,000  $  3,250,000
  Denominator--Weighted average common shares outstanding...............     2,266,633     2,402,868     2,628,095
    Stock options.......................................................       105,246        79,395        80,840
    Unvested RRP shares.................................................        12,500         3,164         1,284
                                                                          ------------  ------------  ------------
    Weighted average common shares and common stock equivalents.........     2,384,379     2,485,427     2,710,219
Diluted EPS.............................................................  $       1.36  $      0 .94  $       1.20
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


    Shares outstanding for 1997, 1996 and 1995 do not include ESOP shares that were unallocated in accordance with Statement of Position ("SOP") 93-6, "Employers' Accounting for Employees Stock Ownership Plans". Unallocated ESOP shares for 1997, 1996 and 1995 amounted to 79,009, 90,296 and 101,582, respectively.

    Reclassifications: Certain items previously reported have been reclassified to conform with the current year's reporting format.


NOTE 2--INVESTMENT SECURITIES HELD TO MATURITY:

    The amortized cost and market value of investment securities held to maturity at December 31, 1997 and 1996, are as follows (in thousands):

                                                                                      DECEMBER 31, 1997
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. government and agency obligations:
  Due within one year..............................................   $      --     $    --        $      --    $      --
  Due beyond one year but within five years........................       9,527            10             14        9,523
  Due beyond five years but within ten years.......................      12,041            26             42       12,025
  Due beyond ten years.............................................       3,288           178             --        3,466
                                                                     -----------        -----            ---    ---------
                                                                         24,856           214             56       25,014
Municipal obligations and other (Maturity due beyond five years)...         380            12             --          392
                                                                     -----------        -----            ---    ---------
Total investments..................................................   $  25,236     $     226      $      56    $  25,406
                                                                     -----------        -----            ---    ---------
                                                                     -----------        -----            ---    ---------

                         FED ONE BANCORP AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                                                                                     DECEMBER 31, 1996
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. government and agency obligations:
  Due within one year..............................................   $      --      $     --      $      --     $     --
  Due beyond one year but within five years........................      15,034            29             42       15,021
  Due beyond five years but within ten years.......................      20,525            13            191       20,347
  Due beyond ten years.............................................       3,258            30         --            3,288
                                                                     -----------          ---          -----    ---------
                                                                         38,817            72            233       38,656
Municipal obligations and other (Maturity due beyond five years)...         378            12              1          389
                                                                     -----------          ---          -----    ---------
Total investments..................................................   $  39,195     $      84      $     234    $  39,045
                                                                     -----------          ---          -----    ---------
                                                                     -----------          ---          -----    ---------

    No sales of investment securities held to maturity occurred during the periods ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 the Bank had no outstanding commitments to purchase investment securities.

NOTE 3--INVESTMENT SECURITIES AVAILABLE FOR SALE:

    The amortized cost and market value of investment securities available for sale at December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                                                      DECEMBER 31, 1997
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. Government and agency obligations:
  Due within one year..............................................   $   6,000     $     --          $   10    $   5,990
  Due beyond one year but within five years........................       6,500           --              11        6,489
                                                                     -----------        -----            ---    ---------
                                                                         12,500           --              21       12,479
  Equity securities (1)............................................         430           236              1          665
  Federal Home Loan Bank Stock (1).................................       3,255            --             --        3,255
                                                                     -----------        -----            ---    ---------
      Total investments............................................   $  16,185     $     236      $      22    $  16,399
                                                                     -----------        -----            ---    ---------
                                                                     -----------        -----            ---    ---------

------------------------
(1) No scheduled maturity


                                                                         DECEMBER 31, 1996
                                                                     ----------------------------------------------------
                                                                                      GROSS          GROSS
                                                                      AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
U.S. Government and agency obligations:
  Due within one year..............................................   $   5,553     $      26      $       2    $   5,577
  Due beyond one year but within five years........................       9,494            14             73        9,435
                                                                     -----------        -----            ---    ---------
                                                                         15,047            40             75       15,012
  Equity securities (1)............................................         263            99             --          362
  Federal Home Loan Bank Stock (1).................................       2,514            --             --        2,514
                                                                     -----------        -----            ---    ---------
    Total investments..............................................   $  17,824     $     139      $      75    $  17,888
                                                                     -----------        -----            ---    ---------
                                                                     -----------        -----            ---    ---------

------------------------
(1) No scheduled maturity


    Proceeds from sales of investment securities available for sale during 1997, 1996 and 1995 were $3.1 million, $5.0 million and $3.0 million, respectively. Gross gains of $44,000 and gross losses of $1,000 were recognized on these sales in 1997.

                         FED ONE BANCORP AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 Gross gains of $5,000 and gross losses of $2,000 were recognized on these sales in 1996. Gross gains of $3,000 and gross losses of $1,000 were recognized on these sales in 1995. At December 31, 1997 the Bank had no outstanding commitments to purchase or sell investment securities.

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

    The amortized cost and market value of mortgage-backed securities held to maturity at December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                                      DECEMBER 31, 1997
                                                          --------------------------------------------------
                                                                         GROSS         GROSS
                                                          AMORTIZED   UNREALIZED    UNREALIZED      MARKET
                                                             COST        GAINS        LOSSES        VALUE
                                                          ----------  -----------  -------------  ----------
Government National Mortgage
Association (GNMA) certificates.........................  $   34,448   $     631     $      68    $   35,011
Federal National Mortgage Association (FNMA)
  certificates..........................................      62,932         947           147        63,732
Federal Home Loan Mortgage Corporation (FHLMC)
  certificates..........................................      38,656         680            62        39,274
Corporate...............................................       1,340          20            10         1,350
                                                          ----------  -----------        -----    ----------
Total mortgage-backed securities........................  $  137,376   $   2,278     $     287    $  139,367
                                                          ----------  -----------        -----    ----------
                                                          ----------  -----------        -----    ----------

                                                                      DECEMBER 31, 1996
                                                           -------------------------------------------------
                                                                          GROSS         GROSS
                                                           AMORTIZED   UNREALIZED    UNREALIZED     MARKET
                                                              COST        GAINS        LOSSES        VALUE
                                                           ----------  -----------  -------------  ---------
Government National Mortgage Association (GNMA)
  certificates...........................................  $   19,689   $     481     $      --    $  20,170
Federal National Mortgage Association (FNMA)
  certificates...........................................      66,841         667           340       67,168
Federal Home Loan Mortgage Corporation (FHLMC)
  certificates...........................................      41,834         474           245       42,063
Corporate................................................       1,809          26            12        1,823
                                                           ----------  -----------        -----    ---------
Total mortgage-backed securities.........................  $  130,173   $   1,648     $     597    $ 131,224
                                                           ----------  -----------        -----    ---------
                                                           ----------  -----------        -----    ---------

    Mortgage-backed securities include unamortized discounts of $440,000 and $431,000 and premiums of $554,000 and $285,000 at December 31, 1997 and 1996,
respectively. No sales occurred during the periods ended December 31, 1997, 1996 and 1995. At December 31, 1997, the Bank had no outstanding commitments to purchase mortgage-backed securities.

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 5--LOANS RECEIVABLE:

    Loans receivable at December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Real estate loans:
Single-family residential.................................................................  $   76,849  $   46,703
Commercial and multifamily residential....................................................       9,697      10,428
                                                                                            ----------  ----------
                                                                                                86,546      57,131
Add (deduct):
Allowance for losses......................................................................        (898)       (922)
Unearned discounts and net deferred costs.................................................         161         163
Undisbursed loan proceeds.................................................................        (200)       (408)
                                                                                            ----------  ----------
                                                                                                85,609      55,964
Commercial loans and leases (1)...........................................................      20,483      18,894
Add (deduct):
Allowance for losses......................................................................        (171)       (152)
Unearned premiums and net deferred costs..................................................          76          60
                                                                                            ----------  ----------
                                                                                                20,388      18,802
Consumer loans:
Mobile home...............................................................................         503         634
Student...................................................................................         151         182
Home improvement..........................................................................      39,248      38,465
Loans secured by deposit accounts.........................................................         801         769
Home equity...............................................................................      15,669      15,011
Auto......................................................................................       3,083       2,981
Other.....................................................................................         634         476
                                                                                            ----------  ----------
                                                                                                60,089      58,518
Add (deduct):
Allowance for losses......................................................................        (412)       (360)
Unearned discounts and net deferred costs.................................................         463         477
                                                                                            ----------  ----------
                                                                                                60,140      58,635
                                                                                            ----------  ----------
Loans receivable..........................................................................  $  166,137  $  133,401
                                                                                            ----------  ----------
                                                                                            ----------  ----------

------------------------
(1) Includes $19.6 million and $16.6 million at December 31, 1997 and 1996, respectively of the guaranteed portion of SBA or FmHA loans.

    At December 31, 1997 and 1996, the Bank had outstanding commitments to purchase or originate loans of approximately $5.8 million and $3.4 million, respectively, primarily consisting of residential loans and FHA Title I home improvement loans. Commitments outstanding as of December 31, 1997 and 1996, consist of residential mortgage loans totaling $4.2 million and $51,000, respectively, with a commitment term of 60 days. Commitments to purchase adjustable rate residential mortgage loans amount to $4.0 million for 1997. Commitments to originate fixed rate residential mortgage loans amount to $194,000 and $51,000 for 1997 and 1996, respectively, with interest rates ranging from 7.375% to 7.75%. Commitments outstanding as of December 31, 1997 and 1996, consist of FHA Title I loans totaling $1.2 million and $2.4 million, respectively. The commitment term for this type of loan is 180 days with rates ranging from 11.99% to 14.25% for 1997 and 1996 with loan terms of 24 months to 20 years. The interest rate is fixed for the term of the loan. The remaining outstanding commitments of $425,000 and $922,000 as of December 31, 1997 and 1996, respectively, consist of conventional home improvement loans and commercial loans with a commitment term of 180 and 30 days, respectively. Conventional home improvement loans amount to $425,000 with interest rates ranging from 10.25% to 12.99% with terms up to 20 years for 1997. Commercial loans amount to $922,000 and consist of adjustable rate SBA loans for 1996. Unused lines of credit on commercial business loans were $629,000 and $322,000 for 1997 and 1996, respectively. The Bank also had undisbursed loan proceeds on residential construction loans of $200,000 and $408,000 at December 31, 1997 and 1996, respectively. Outstanding letters of credit were $70,000 and $45,000 at December 31, 1997 and 1996, respectively.

                         FED ONE BANCORP AND SUBSIDIARY

    Nonaccrual loans at December 31, 1997, 1996 and 1995 were approximately $613,000, $525,000 and $740,000, respectively. The foregone interest on these loans for the periods ended December 31, 1997, 1996 and 1995 was $50,000, $50,000 and $51,000 respectively. The amount of interest income on such loans actually included in income during the period ended December 31, 1997, 1996 and 1995, was $21,000, $18,000 and $49,000, respectively. There were no commitments to lend additional funds to debtors in nonaccrual status.

    As of December 31, 1997, 1996 and 1995, the Company serviced loans for others approximating $8.6 million, $10.2 million and $11.8 million, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

    In the normal course of business, the Company may make loans to directors and officers of the Company and their affiliates. The aggregate balances of these loans greater than $60,000 were $3.6 million and $3.3 million at December 31, 1997 and 1996, respectively. During 1997, $551,000 loans were granted and $267,000 loans were repaid. The loans were made on substantially the same terms, including interest rates and any collateral on loans, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

NOTE 6--ALLOWANCE FOR LOAN LOSSES:

    Activity in the allowance for loan losses for the periods ended December 31, 1997, 1996 and 1995, is presented in the following summary (in thousands):

                                                                         REAL      COMMERCIAL
                                                                        ESTATE        LOANS       CONSUMER
                                                                         LOANS     AND LEASES       LOANS       TOTAL
                                                                       ---------  -------------  -----------  ---------
Balance, December 31, 1994...........................................  $   1,048    $     125     $     239   $   1,412
Provision charged to income..........................................     --           --               120         120
Charge-offs..........................................................        (27)          (7)          (89)       (123)
Recoveries...........................................................         12           21            15          48
                                                                       ---------        -----         -----   ---------
Balance, December 31, 1995...........................................      1,033          139           285       1,457
Provision charged to income..........................................     --           --                90          90
Charge-offs..........................................................       (135)         (17)          (65)       (217)
Recoveries...........................................................         24           30            50         104
                                                                       ---------        -----         -----   ---------
Balance, December 31, 1996...........................................        922          152           360       1,434
Provision charged to income..........................................     --           --               160         160
Charge-offs..........................................................        (38)      --              (119)       (157)
Recoveries...........................................................         14           19            11          44
                                                                       ---------        -----         -----   ---------
Balance, December 31, 1997...........................................  $     898    $     171     $     412   $   1,481
                                                                       ---------        -----         -----   ---------
                                                                       ---------        -----         -----   ---------

    Management believes that the allowances for losses on loans were adequate as of December 31, 1997, 1996 and 1995. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the tri-state area of West Virginia, Pennsylvania and Ohio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 7--PREMISES AND EQUIPMENT:

    Premises and equipment at December 31, 1997 and 1996, are summarized by major classification as follows (in thousands):

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Land and land improvements.....................................................................  $   1,172  $   1,173
Buildings......................................................................................      7,044      6,774
Furniture, fixtures and equipment..............................................................      4,098      3,666
Leasehold improvements and leased equipment....................................................        796        363
                                                                                                 ---------  ---------
Total, at cost.................................................................................     13,110     11,976
Less accumulated depreciation and amortization.................................................     (6,577)    (6,433)
                                                                                                 ---------  ---------
Premises and equipment.........................................................................  $   6,533  $   5,543
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Depreciation and amortization of premises and equipment, included in premises and equipment expense for the periods ended December 31, 1997, 1996 and 1995 was $518,000, $465,000 and $448,000, respectively.

    The Bank leases branch office locations under operating lease agreements. Rental expense for these locations was approximately $58,000, $34,000 and $34,000 for the periods ended December 31, 1997, 1996 and 1995, respectively. In 1997, the Bank entered into an agreement with International Banking Technology to lease space in three new Kroger supermarkets at $31,000 annually per each location. These are 5 year leases with two 5 year renewal options. Additionally, the Bank leased locations for two free standing ATM's at an annual expense of $3,900 and $3,000, respectively. The total lease payments for the years 1998, 1999, 2000, 2001 and 2002, under all agreements, will be approximately $136,500 each year. In 1994 the Bank leased office space in Orlando, Florida to operate a loan agency. The operating lease agreement expired in 1997. Rental expense for this office was approximately $5,000, $24,000 and $24,000 for the periods ended December 31, 1997, 1996 and
1995, respectively.

NOTE 8--PENSION PLAN:

    The Bank participates in a retirement plan which covers all eligible employees through the Financial Institution Retirement Fund, a member of the Pentegra Group, which is a multi-employer defined benefit plan. The fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. The actuarial cost method used for funding the plan is the projected benefit method. Pension expense was approximately $6,000, $6,000 and $6,000 for the periods ended December 31, 1997, 1996 and 1995, respectively. The Bank has been notified by the plan administrator that the plan is fully funded at June 30, 1997, which is the plan year end.

NOTE 9--DEPOSITS:

    Deposit balances at December 31, 1997 and 1996, are summarized as follows (dollars in thousands):

                                                                    DECEMBER 31,
                                  ---------------------------------------------------------------------------------
                                                          1997                                       1996
                                                        WEIGHTED                                    WEIGHTED
                                           STATED        AVERAGE                       STATED        AVERAGE
                                            RATE          RATE          AMOUNT          RATE          RATE       AMOUNT
                                      ----------------  ----------    ---------  ----------------  -----------  ---------
Noninterest-bearing:
  Demand accounts....................                            -%    $  7,784                             -%   $  7,388
Interest-bearing:
  NOW accounts.......................  1.40% to 3.25%          1.68      14,689    1.50% to 3.25%      1.72        15,563
  MMDA accounts......................       3.95%              3.95      17,835        3.64%           3.64        14,521
  Passbook accounts..................  2.53% to 3.50%          2.58      65,975    2.65% to 3.50%      2.85        75,353
  Time deposits:
    Under $100,000 certificates......                          5.67     128,862                        5.45       118,854
    $100,000 or more certificates....                          5.97      23,768                        5.74        18,006
                                                                       ---------                                 --------
      Total time deposits............  3.00% to 6.50%          5.72     152,630    3.00% to 7.00%      5.49       136,860
                                                                       ---------                                 --------
        Total deposits...............                                  $258,913                                  $249,685
                                                                       ---------                                 --------
                                                                       ---------                                 --------

                         FED ONE BANCORP AND SUBSIDIARY

    The following table summarizes the remaining contractual maturity of time deposits (dollars in thousands):

                                                                                                 DECEMBER 31, 1997
                                                                                               ---------------------
                                                                                                 AMOUNT        %
                                                                                               ----------  ---------
Due within 12 months.........................................................................  $  115,543       75.7%
Due between 12 and 24 months.................................................................      28,940       18.9
Due between 24 and 36 months.................................................................       4,267        2.8
Due between 36 and 48 months.................................................................       2,111        1.4
Due between 48 and 60 months.................................................................       1,674        1.1
Due beyond 60 months.........................................................................          95         .1
                                                                                               ----------  ---------
  Time deposits..............................................................................  $  152,630      100.0%
                                                                                               ----------  ---------
                                                                                               ----------  ---------

    Interest expense by deposit category is as follows (dollars in thousands):

                                                                                             DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
NOW and MMDA accounts.............................................................  $     830  $     816  $     875
Passbook accounts.................................................................      1,848      2,244      2,445
Time deposits.....................................................................      8,112      7,002      5,733
                                                                                    ---------  ---------  ---------
Interest expense..................................................................  $  10,790  $  10,062  $   9,053
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    At December 31, 1997 mortgage-backed securities and U.S. government securities with a net book value of approximately $12.1 million and $1.5 million, respectively, were pledged as collateral for deposits of $11.3 million. At December 31, 1996 mortgage-backed securities and U.S. government securities with a net book value of approximately $10.0 million and $500,000, respectively, were pledged as collateral for deposits of $7.5 million.


NOTE 10--BORROWED FUNDS:

    Borrowed funds at December 31, 1997 and 1996, are summarized as follows (dollars in thousands):

                                                                                        DECEMBER 31,
                                                                        --------------------------------------------
                                                                                1997                   1996
                                                                        --------------------  ----------------------
                                                                        WEIGHTED               WEIGHTED
                                                                         AVERAGE                AVERAGE
                                                                          RATE      AMOUNT       RATE       AMOUNT
                                                                        ---------  ---------  -----------  ---------
Advances from the Federal Home Loan Bank of Pittsburgh:
Due within one year...................................................       5.88% $  24,117        6.10%   $ 35,024
Due within two years..................................................       6.36     11,743        5.83       8,396
Due within three years................................................       5.92      5,000        5.93         360
Due within four years.................................................       6.15      1,236      --          --
Due within five years.................................................       5.69     23,000        5.24       6,500
                                                                                   ---------                --------
Total advances........................................................             $  65,096                $ 50,280
Equipment lease payable with monthly installments payable through
  1997................................................................                --           8.50          39
                                                                                   ---------                --------
Borrowed funds........................................................             $  65,096                $ 50,319
                                                                                   ---------                --------
                                                                                   ---------                --------

    Under a blanket collateral pledge agreement, the Bank has identified, as qualifying collateral to support advances from the FHLB of Pittsburgh, all qualifying mortgage-backed securities and U.S. government and agency securities, to the extent that at least 85% to 95% of the fair market value of the collateral, depending on the type of collateral, is at least equal to 100% of the total outstanding advances. FHLB advances totaling $48.2 million at December 31, 1997 and $24.5 million at December 31, 1996 had adjustable interest rates under various indices and terms with remaining maturities ranging from one day to five years.

                         FED ONE BANCORP AND SUBSIDIARY

    Included in the table above are $15.0 million at December 31, 1997 of advances which are short-term adjustable rate borrowings and $17.0 million at December 31, 1996 of advances which are short-term fixed rate borrowings both maturing within one to ninety-two days. In addition, there were $3.2 million and $15.5 million in advances at December 31, 1997 and 1996, respectively for which the rates adjust daily and can be repaid all or in-part daily. Also included in the above table are $5.9 million and $6.8 million in fixed rate "amortizing advances" at December 31, 1997 and 1996, respectively which have original maturities of 2 to 5 years but are repaid as to principal and interest on a monthly basis. In addition, the above table includes $28.0 million and $5.0 million at December 31, 1997 and 1996, respectively, of "convertible select" advances that have an original maturity of three to five years, which carry a quarterly option by the FHLB to convert the rate to Libor plus 6 or 8 basis points. If they exercise this option, the Bank then has an option to repay the advance. The Bank also has a "flexline" commitment with FHLB which is an open line of credit for borrowings which have rates that adjust daily and can be repaid daily or at the end of the commitment term. This $17.0 million credit line was not utilized in 1997 or 1996.


NOTE 11--INCOME TAXES:

    Income tax expense attributable to operations consists of (in thousands):

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Current tax expense:
  Federal............................................................................  $   1,678  $   1,166  $   1,577
  State..............................................................................        152        103        108
                                                                                       ---------  ---------  ---------
    Total current tax expense........................................................      1,830      1,269      1,685
Deferred tax expense (benefit):
  Federal............................................................................         (2)        17        108
  State..............................................................................         (1)         5         31
                                                                                       ---------  ---------  ---------
    Total deferred tax expense (benefit).............................................         (3)        22        139

    Provision for income taxes.......................................................  $   1,827  $   1,291  $   1,824
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    Total income tax provision for the year ended December 31, 1997, 1996 and 1995 was allocated as follows (in thousands):

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------


Pre-tax income.......................................................................  $   1,827  $   1,291   $   1,824
Shareholders' equity:
  Unrealized gains on investments available for sale.................................         60          5         333
  Compensation expense for tax purposes on exercise of nonqualified stock options....         (7)        (9)        (28)
                                                                                       ---------  ---------   ---------
                                                                                       $   1,880  $   1,287   $   2,129
                                                                                       ---------  ---------   ---------
                                                                                       ---------  ---------   ---------

    Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                              -------------------------------
                                                                                                1997       1996       1995
                                                                                              ---------  ---------  ---------
Computed "expected" tax rate................................................................       34.0%      34.0%      34.0%
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of federal income tax benefit...........................        2.0        2.0        1.8
  Other, net................................................................................       --          (.3)        .1
                                                                                                    ---        ---        ---
                                                                                                   36.0%      35.7%      35.9%
                                                                                                    ---        ---        ---
                                                                                                    ---        ---        ---

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 11--INCOME TAXES: (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997, December 31, 1996 and December 31, 1995 are presented below (in thousands):

                                                                                            1997       1996       1995
                                                                                          ---------  ---------  ---------
Deferred tax assets:
  Allowance for loan losses.............................................................  $     268  $     249  $     257
  Deposit-based intangibles.............................................................         55         40         24
  Other.................................................................................         73         72         47
                                                                                          ---------  ---------  ---------
  Total gross deferred tax assets.......................................................  $     396  $     361  $     328

Deferred tax liabilities:
  Premises, plant and equipment.........................................................  $    (175) $    (129) $    (134)
  Deferred loan costs...................................................................       (250)      (256)      (180)
  Unrealized gains on securities available for sale.....................................        (85)       (25)       (20)
  Other.................................................................................       --           (8)       (24)
                                                                                          ---------  ---------  ---------
  Total gross deferred tax liabilities..................................................       (510)      (418)      (358)
                                                                                          ---------  ---------  ---------
  Net deferred tax liability............................................................  $    (114) $     (57) $     (30)
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

    The Bank has determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversal of existing temporary differences and, to a lesser extent, future taxable income.

NOTE 12--RETAINED EARNINGS:

    As a result of the special treatment accorded the Company under income tax regulations, approximately $6.4 million in retained earnings at December 31, 1996 (the most recent date for which a tax return has been filed) represent allocations of income to bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. If any portion of that amount is used other than to absorb loan losses (which is not expected), the amount will be subject to federal income tax at the current corporate tax rate.

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

                         FED ONE BANCORP AND SUBSIDIARY

REGULATORY CAPITAL

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios of total risk-based capital to risk-weighted assets and of tangible and core capital to adjusted total assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1997, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, tangible and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The following table sets forth the Bank's compliance with applicable regulatory capital requirements at December 31, 1997 and 1996 (dollars in thousands):

                                                      DECEMBER 31, 1997                  DECEMBER 31, 1996
                                              ---------------------------------  ---------------------------------
                                                                       TOTAL                              TOTAL
                                              TANGIBLE     CORE     RISK-BASED   TANGIBLE     CORE     RISK-BASED
                                               CAPITAL    CAPITAL     CAPITAL     CAPITAL    CAPITAL     CAPITAL
                                              ---------  ---------  -----------  ---------  ---------  -----------
Equity Capital (1)..........................  $  37,093  $  37,093   $  37,093   $  36,257  $  36,257   $  36,257
Plus unrealized loss on investment
  securities available for sale.............         12         12          12          21         21          21
Less intangible assets......................     (1,710)    (1,710)     (1,710)     (1,971)    (1,971)     (1,971)
Plus allowance for loan losses (2)..........                             1,481                              1,434
Less assets required to be deducted.........                               (81)                               (80)
  Total regulatory capital..................     35,395     35,395      36,795      34,307     34,307      35,661
Minimum required capital....................      5,418     10,836      12,013       5,037     10,074      10,983
Excess regulatory capital...................  $  29,977  $  24,559   $  24,782   $  29,270  $  24,233   $  24,678
                                              ---------  ---------  -----------  ---------  ---------  -----------
Minimum required capital to be well
  capitalized under Prompt Corrective Action
  Provisions................................  $  18,061  $  21,673   $  15,016   $  16,790  $  20,148   $  13,728
                                              ---------  ---------  -----------  ---------  ---------  -----------
                                              ---------  ---------  -----------  ---------  ---------  -----------
Regulatory capital as a percentage (3)......       9.80%      9.80%      24.50%      10.22%     10.22%      25.98%
Minimum required capital percentage.........       1.50%      3.00%       8.00%       1.50%      3.00%       8.00%
                                              ---------  ---------  -----------  ---------  ---------  -----------
  Excess regulatory capital percentage......       8.30%      6.80%      16.50%       8.72%      7.22%      17.98%
                                              ---------  ---------  -----------  ---------  ---------  -----------
Minimum required capital percentage to be
  well capitalized under Prompt Corrective
  Action Provisions.........................       5.00%      6.00%      10.00%       5.00%      6.00%      10.00%

------------------------
(1) Represents equity capital of the Bank as reported to the OTS on the Thrift Financial Report.

(2) Limited to 1.25% of risk adjusted assets.

(3) Tangible and core capital are calculated as a percentage of adjusted total assets of $361.2 million and $335.8 million at December 31, 1997 and 1996, respectively. Total risk-based capital is calculated as a percentage of adjusted risk-weighted assets of $150.2 million and $137.3 million at December 31, 1997 and 1996, respectively.

DIVIDENDS ON COMMON STOCK

    OTS regulations impose limitations on all capital distributions. The rule establishes three tiers of institutions. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Bank"), may after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. The Bank is a Tier 1 Bank and accordingly had available at the end of 1997 approximately $12.4 million for distribution. During 1997, 1996 and 1995, a capital distribution of $2.8 million, $2.5 million and $1.7 million, respectively, was made to the Company by the Bank. The Company declared dividends for the year ended December 31, 1997, 1996 and 1995 of $1.4 million, $1.4 million and $1.4 million, respectively.

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

STOCK OPTIONS PLANS

    The Board of Directors and shareholders of the Company have adopted the 1995 Stock Option Plan ("1995 Plan") which authorizes the grant of stock options. The maximum number of shares of common stock of the Company which may be issued under the 1995 Plan is 161,240, of which initially 32,248 shares may be granted to non-employee directors. Shares granted to non-employee directors are exercisable six months after the date of grant and shares granted to employees are exercisable 20% annually beginning one year from the date of grant. All options have a term of ten years from the date of grant. There are currently 15,342 shares from this plan which are unallocated.

    The Board of Directors and shareholders of the Company have adopted the Bank's 1992 Stock Option Plan for Officers and Employees ("Stock Plan"), which authorizes the grant of stock options. The maximum number of shares of common stock of the Company which have been issued under the Stock Plan is 94,952 shares, of which 670 of those shares are unallocated. All of these options became immediately exercisable upon the completion of the Company's reorganization in 1995 and have a term of ten years from the date of each grant.

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

                         FED ONE BANCORP AND SUBSIDIARY

    A summary of the Company's stock plans as of December 31, 1997, 1996 and 1995 and the changes for the years then ended is as follows:

                                                                               SHARES          AVERAGE
                                                                               SUBJECT        EXERCISE
                                                                              TO OPTION         PRICE
                                                                             ------------    -----------
STOCK OPTION ACTIVITY

Balance at December 31, 1994.............................................      110,862       $    4.87
  Granted................................................................      117,548 (1)       12.50
  Exercised..............................................................      (13,296)           4.47
  Forfeited..............................................................         --              --
                                                                             ---------       ----------
Balance at December 31, 1995.............................................      215,114            9.06
  Granted................................................................       26,225 (1)       15.13
  Exercised..............................................................      (10,682)           5.42
  Forfeited..............................................................       (1,600)          12.50
                                                                             ---------       ----------
Balance at December 31, 1996.............................................      229,057            9.89
  Granted................................................................        3,725 (1)       18.33
  Exercised..............................................................      (17,557)           5.26
  Forfeited..............................................................         --              --
                                                                             ---------       ----------
Balance at December 31, 1997.............................................      215,225       $   10.84
                                                                             ---------       ----------
                                                                             ---------       ----------

------------------------
(1) Using a Black-Scholes option valuation model, the weighted-average fair value of options granted in 1997, 1996 and 1995 was estimated at $3.79 per share, $3.32 per share and $2.70 per share, respectively.

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

                                                                                        1997       1996       1995
                                                                                       ------     ------     ------
Net Income
  As reported........................................................................  $3,242     $2,324     $3,250
  Proforma...........................................................................  $3,173     $2,261     $3,175

Basic earnings per share
  As reported........................................................................  $ 1.43     $  .97     $ 1.24
  Proforma...........................................................................  $ 1.40     $  .94     $ 1.21

Diluted earnings per share
  As reported........................................................................  $ 1.36     $  .94     $ 1.20
  Proforma...........................................................................  $ 1.33     $  .91     $ 1.17

    The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.79%, 7.13% and 6.67% for 1997, 1996 and 1995, respectively; dividend yields of 3.4%, 3.4% and 3.4% for 1997, 1996 and 1995, respectively; volatility factors of the expected market price of the Company's common stock of 6.0%, 5.4% and 11.1% for 1997, 1996 and 1995, respectively; and a weighted-average expected life of the options of 10 years. The proforma net income and earnings per share in the table above reflect only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating the cost for stock options under the fair value method of SFAS 123 is not reflected in the proforma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered.

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

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 14--STOCK COMPENSATION PLANS: (CONTINUED)

    The following table summarizes the characteristics of stock options outstanding at December 31, 1997:

STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1997

                                                        OUTSTANDING                    EXERCISABLE (2)
                                             -----------------------------------   ---------------------
                                                                        AVERAGE                AVERAGE
                                                          AVERAGE       EXERCISE               EXERCISE
 EXERCISE PRICE RANGE                          SHARES      LIFE (1)       PRICE     SHARES      PRICE
-------------------------------------------  ---------  -------------  ---------  ---------  -----------
$ 4.47-$10.05...................               71,919        4.9       $   5.04     71,919    $  5.04
 12.50-$15.125.................               139,581        7.5          12.99     71,931      12.95
 18.25-$18.875.................                 3,725        9.3          18.33      3,725      18.33
                                             ---------      -----      ---------  ---------     -----
                                              215,225        6.7          10.43    147,575       9.23

------------------------
(1) Average contractual life remaining in years.

(2) At December 31, 1996, 134,257 options were exercisable at an average exercise price of $7.62. At December 31, 1995, 123,366 options were exercisable at an average exercise price of $6.50.

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

    In connection with the formation of the ESOP, the Company adopted Statement of Position 93-6 ("SOP 93-6"). SOP 93-6 requires that (1) compensation expense be recognized based on the average fair value of the ESOP shares committed to be released; (2) dividends on unallocated shares used to pay debt service be reported as a reduction of debt or of accrued interest payable and that dividends on allocated shares be charged to retained earnings; and (3) ESOP shares which have not been committed to be released not be considered outstanding for purposes of computing earnings per share.

    Compensation expense related to the ESOP amounted to $227,000, $161,000 and $156,000 for the years ended December 31, 1997, 1996 and 1995, respectively, from the 11,286 shares committed to be released each year. Unallocated ESOP shares at December 31, 1997 and December 31, 1996 amounted to 79,009 and 90,296, respectively with a total fair value of $2.2 million and $1.4 million, respectively. Dividends received on unallocated ESOP shares in 1997, 1996 and 1995 amounted to $52,000, $51,000 and $59,000, respectively.

NOTE 15--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statements of Financial Condition as of December 31, 1997 and 1996. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments: cash on hand and noninterest-earning deposits in other institutions, short-term investments including interest-earning deposits in other institutions and certificates of deposit with maturities of less than three months.

    The carrying and estimated fair values of investment and mortgage-backed securities at December 31, 1997 and 1996 are disclosed in Notes 2, 3 and 4. Fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services.

                         FED ONE BANCORP AND SUBSIDIARY

    The estimated fair value of loans exceeded the net carrying value at December 31, 1997 by approximately $3.0 million. The estimated fair value of loans exceeded the net carrying value at December 31, 1996 by approximately $1.3 million. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds. Delinquent loans were evaluated separately given the impact delinquency has on the projected future cash flow of the loan and the approximate discount or market rate.

    The carrying amounts and estimated fair values of deposits at December 31, 1997 and 1996 are as follows (in thousands):

                                                                     DECEMBER 31, 1997       DECEMBER 31, 1996
                                                                   ----------------------  ----------------------
                                                                    CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                                     AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
Noninterest-bearing Demand accounts..............................  $    7,784  $    7,784  $    7,388  $    7,388

Interest-bearing:
  NOW and MMDA accounts..........................................      32,524      32,524      30,084      30,084
  Passbook accounts..............................................      65,975      65,975      75,353      75,353
  Time deposits..................................................     152,630     153,484     136,860     137,633
                                                                   ----------  ----------  ----------  ----------
Total deposits...................................................  $  258,913  $  259,767  $  249,685  $  250,458
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

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

    The estimated fair value of borrowed funds at December 31, 1997 and 1996 was $65.1 million and $50.3 million, respectively, with a carrying amount of $65.1 million and $50.3 million, respectively. Variable rate advances and lease payable were estimated to approximate their carrying amounts. The fixed rate advances were valued by comparing their contractual cost to the prevailing market cost.

    At December 31, 1997 and 1996 the Company had no off-balance sheet commitments to purchase investment securities or mortgage-backed securities.

    At December 31, 1997 and 1996, the Company had commitments to purchase or originate loans of $5.8 million and $3.4 million, respectively, which have an estimated fair value which approximates carrying value, which was not material at December 31, 1997 and 1996. These commitments consisted of SBA loans, FHA Title I loans and residential mortgage loans. A portion of the commitments will go unfunded; therefore, a fallout rate was applied in the pricing. Unused lines of credit on commercial business loans and letters of credit were $699,000 and $367,000, respectively, and were priced similar to portfolio loans resulting in a loss of $1,000 at December 31, 1997 and no gain or loss at December 31, 1996.

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

NOTE 17--CONCENTRATION OF CREDIT RISK:

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

NOTE 18--FED ONE BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY):

    The following are condensed financial statements for the parent company (in thousands):

              Condensed Statements of Financial Condition

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1997       1996
                                                                                   ---------  ---------
ASSETS
  Cash in subsidiary bank........................................................  $       4  $       2
  Interest-earning deposits in other institutions................................      2,122      1,735
  Investment securities, available for sale......................................      1,665      2,361
  Loans receivable, net..........................................................         50         50
  Investment in subsidiary bank..................................................     37,093     36,257
  Other assets...................................................................        131         59
                                                                                   ---------  ---------
      Total assets...............................................................  $  41,065  $  40,464
                                                                                   ---------  ---------
                                                                                   ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
    Income taxes payable.........................................................  $      86  $      50
    Accrued expenses and other liabilities.......................................        397        440
                                                                                   ---------  ---------
      Total liabilities..........................................................        483        490

Shareholders' equity:
  Preferred stock: 5,000,000 shares authorized--none isssued.....................        --       --
    Common stock, $.10 par value: 15,000,000 shares authorized--2,818,762
    issued at December 31, 1997 and 1996.........................................        282        282
  Additional paid-in capital.....................................................     19,519     19,384
  Unearned ESOP shares...........................................................       (790)      (903)
  Retained earnings..............................................................     28,920     27,226
  Treasury stock at cost: 443,606 and 360,063 shares at
    December 31, 1997 and 1996, respectively.....................................     (7,049)    (5,440)
  Unearned common stock held by RRP..............................................       (429)      (613)
  Unrealized gain on investment securities available for sale, net...............        129         38
      Total shareholders' equity.................................................     40,582     39,974
                                                                                   ---------  ---------
      Total liabilities and shareholders' equity.................................  $  41,065  $  40,464
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                         FED ONE BANCORP AND SUBSIDIARY

NOTE 18--FED ONE BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY):
         (CONTINUED)

                                                                                               YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                       -------------------------------
CONDENSED STATEMENTS OF INCOME                                                           1997       1996       1995
-------------------------------------------------------------------------------------  ---------  ---------  ---------
Dividend income......................................................................  $   2,750  $   2,302  $   1,705
Equity in undistributed earnings of subsidiary.......................................        510       --        1,424
Interest on investments securities and short-term investments........................        161        251        387
Gain on sale of investment securities available for sale.............................         29       --         --
Noninterest expense..................................................................       (217)      (218)      (201)
Income tax provision (benefit).......................................................          9        (11)       (65)
                                                                                       ---------  ---------  ---------
    Net income.......................................................................  $   3,242  $   2,324  $   3,250
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------


                                                                                        YEARS ENDED
                                                                                       DECEMBER 31,
                                                                              -------------------------------
CONDENSED STATEMENTS OF CASH FLOWS                                              1997       1996       1995
----------------------------------------------------------------------------  ---------  ---------  ---------
Operating activities:
  Net income................................................................  $   3,242  $   2,324  $   3,250
  Adjustment to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiary..........................       (510)      --       (1,424)
    Net gain on sale of investment securities available for sale............        (29)      --         --
    (Increase) decrease in accrued interest receivable......................          6          6        (45)
    Increase (decrease) in accrued expenses.................................        (43)        (3)        86
    Increase (decrease) in taxes payable....................................         36        (54)        65
    Other, net..............................................................       (200)       189        (81)
                                                                              ---------  ---------  ---------
      Net cash provided by operating activities.............................      2,502      2,462      1,851

Investing activities:
  Capital contribution to subsidiary........................................       --         --       (6,285)
  Purchases of investment securities available for sale.....................       (217)    (2,263)    (3,000)
  Purchases of loans........................................................       --          (50)      --
  Proceeds from sales of investment securities available for sale...........         79       --         --
  Maturities of investment securities available for sale....................      1,000      2,000      1,000
                                                                              ---------  ---------  ---------
  Net cash provided (used) by investing activities..........................        862       (313)    (8,285)

Financing activities:
  Proceeds from issuance of common stock....................................        100         58     14,819
  Stock acquired for ESOP...................................................       --         --       (1,129)
  Purchase of treasury stock................................................     (1,868)    (3,510)    (2,103)
  Repayment of ESOP debt....................................................        151        152        153
  Cash dividends paid.......................................................     (1,358)    (1,390)    (1,028)
                                                                              ---------  ---------  ---------
      Net cash provided (used) by financing activities......................     (2,975)    (4,690)    10,712
                                                                              ---------  ---------  ---------
      Increase (decrease) in cash and cash equivalents......................        389     (2,541)     4,278
Cash and cash equivalents at beginning of year..............................      1,737      4,278       --
                                                                              ---------  ---------  ---------
      Cash and cash equivalents at end of year..............................  $   2,126  $   1,737  $   4,278
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

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

                         FED ONE BANCORP AND SUBSIDIARY

    NOTE 19--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                                   THREE MONTHS ENDED
                                                                  ----------------------------------------------------
                                                                   MARCH 31     JUNE 30   SEPTEMBER 30    DECEMBER 31
                                                                  -----------  ---------  -------------  -------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997:
  Interest income...............................................   $   6,190   $   6,384    $   6,524      $   6,596
  Interest expense..............................................       3,240       3,442        3,629          3,751
  Net interest income before provision for loan losses..........       2,950       2,942        2,895          2,845
  Provision for loan losses.....................................          30          50           40             40
  Noninterest income............................................         150         141          173            228
  Noninterest expense...........................................       1,733       1,752        1,797          1,813
  Income before income taxes....................................       1,337       1,281        1,231          1,220
  Provision for income taxes....................................         516         463          428            420
                                                                  -----------  ---------       ------         ------
    Net income..................................................   $     821   $     818    $     803      $     800
                                                                  -----------  ---------       ------         ------
                                                                  -----------  ---------       ------         ------
  Basic earnings per share (1)..................................   $     .36   $     .36    $     .36      $     .36
                                                                  -----------  ---------       ------         ------
                                                                  -----------  ---------       ------         ------
  Diluted earnings per share (1)................................   $     .34   $     .35    $     .34      $     .34
                                                                  -----------  ---------       ------         ------
                                                                  -----------  ---------       ------         ------

1996:
  Interest income...............................................   $   6,099   $   6,125    $   6,170      $   6,162
  Interest expense..............................................       3,123       3,169        3,241          3,274
  Net interest income before provision for loan losses..........       2,976       2,956        2,929          2,888
  Provision for loan losses.....................................          20          30           20             20
  Noninterest income............................................         152         157          149            155
  Noninterest expense...........................................       1,848       1,805        3,303          1,701
  Income (loss) before income taxes.............................       1,260       1,278         (245)         1,322
  Provision (benefit) for income taxes..........................         457         460         (106)           480
                                                                  -----------  ---------       ------         ------
    Net income (loss)...........................................   $     803   $     818    $    (139)     $     842
                                                                  -----------  ---------       ------         ------
  Basic earnings (loss) per share (1)...........................   $     .32   $     .34    $    (.06)     $     .36
                                                                  -----------  ---------       ------         ------
                                                                  -----------  ---------       ------         ------
  Diluted earnings (loss) per share (1).........................   $     .31   $     .33    $    (.06)     $     .35
                                                                  -----------  ---------       ------         ------
                                                                  -----------  ---------       ------         ------

------------------------
(1) Quarterly earnings per share may vary from annual earnings per share due to rounding.

NOTE 20--SUBSEQUENT EVENT:

    On February 18, 1998, the Company entered into an Agreement and Plan of Merger with United Bankshares, Inc. ("United"), pursuant to which the Company will be merged with and into a wholly-owned subsidiary of United. The agreement provides, among other things, that as a result of the merger, each outstanding share of common stock of the Company (subject to certain exceptions) will be converted into the right to receive 0.75 (subject to adjustment) of a newly-issued share of United common stock. The exchange ratio is subject to adjustment to prevent dilution as a result of stock dividends, stock splits and the like, including without limitation a proposed 100% stock dividend declared by United and payable March 27, 1998 to shareholders of record of United as of March 13, 1998, which will result in an adjustment in the exchange ratio to 1.50 upon effectiveness of such stock dividend. The exchange ratio also is subject to potential adjustment at the election of United in the event that the Company elects to terminate the agreement because the average price of the United common stock during a specified period falls below $38.94 and this decline in value is 20% greater than the percentage decline in the weighted average price of the common stocks of a group of similar financial institutions. The proposed merger is expected to close early in the fourth quarter of 1998. The merger is subject to the approval of the Company's shareholders and the approval by United's shareholders of an amendment to United's articles of incorporation which increases United's authorized common stock, as well as the receipt of all required regulatory approvals.

                            SHAREHOLDER INFORMATION

DIRECTORS

ALAN E. GROOVER
Chairman, President and
Chief Executive Officer
Fed One Bancorp

DANNY C. ADERHOLT
President and
Chief Executive Officer
Century Equities, Inc.

GEORGE J. ANETAKIS
Attorney-at-Law, Partner
Frankovich, Anetakis,
Colantonio & Simon

DUDLEY E. BECK
Retired, former General Manager
Halcyon Hills Memorial Park

GILBERT R. HALLER
Chairman of the Board and Owner
Wheeling Office Supply, Inc.

GEORGE MARGARETES
Retired, former Owner
Century 21, George Margaretes, Inc.

LOUIS SALVATORI
Retired, former President
Fed One Bank

WILLIAM SALVATORI
Senior Vice President
Fed One Bancorp

PAUL R. TURNER
President
Acordia of West Virginia/Wheeling

GARETH F. VUTHERS
Retired, former Vice President
WTRF-TV


FED ONE BANCORP OFFICERS

ALAN E. GROOVER
Chairman, President and
Chief Executive Officer

LISA K. DiCARLO
Senior Vice President
and Treasurer

WILLIAM SALVATORI
Senior Vice President

TINA A. SILVIS
Senior Vice President

JEAN E. HUFF
Corporate Secretary


FED ONE BANK OFFICERS

ALAN E. GROOVER
President and
Chief Executive Officer

LISA K. DiCARLO
Senior Vice President
and Treasurer

WILLIAM SALVATORI
Senior Vice President

TINA A. SILVIS
Senior Vice President

LINDA D. ARMSTRONG
Vice President

JEFFREY A. GRANDSTAFF
Vice President

MARSHA R. GROOVER
Vice President

JEAN E. HUFF
Vice President
and Corporate Secretary

RICHARD L. JOHNSON
Vice President

GEORGE E. JOHNSTON
Vice President

RUTH M. BENNETT
Assistant Vice President

TAMMY S. RICHMOND
Assistant Vice President

C. JANE WEAVER
Assistant Vice President

MARY JANE McKENZIE
Assistant Secretary

DEANNA R. SHIBEN
Assistant Secretary

CORPORATE INFORMATION

CORPORATION OFFICE
21 Twelfth Street
Wheeling, WV 26003-3295
(304)234-1100

STOCK LISTING
The Nasdaq Stock Market
Symbol FOBC

MARKET MAKERS
Friedman, Behrigs, Ramsey and Co.
Herzog, Heine, Gerald, Inc.
Legg Mason Wood Walker, Inc.
McConnell, Buda & Downes, Inc.
McDonald & Company Securities, Inc.
Parker/Hunter Incorporated
Ryan, Beck & Co., Inc.
Trident Securities, Inc.

TRANSFER AGENT
ChaseMellon Shareholder
  Services, L.L.C.
Shareholders Relations
(800) 756-3353
for the speech and hearing impaired
(800) 231-5469
Website Address
http://www.chasemellon.com

CORPORATE COUNSEL
George J. Anetakis
Frankovitch, Anetakis, Colantonio & Simon
Weirton, WV

SPECIAL COUNSEL
Elias, Matz, Tiernan & Herrick, L.L.P.
Washington, D.C.

INDEPENDENT AUDITORS
KPMG Peat, Marwick L.L.P.
Pittsburgh, PA


GENERAL INQUIRIES &
REPORTS

Fed One Bancorp is required to file
an annual report on Form 10-K for
its fiscal year ended December 31,
1997 with the SEC. Copies of this
annual report and quarterly reports
may be obtained without charge by
contacting:
  Lisa K. DiCarlo
  Senior Vice President
  and Treasurer
  Corporate Office
  (304) 234-1100
  lkd@fedone.com

  For information about
  Fed One Bancorp
  via the Internet:
  http://www:fedone.com

For information about the
ChaseMellon Shareholder Investor
Services Program as offered for
Fed One Bancorp Common Stock
1-888-261-6780


FED ONE BANCORP OFFICES

Wheeling
21 Twelfth Street
Wheeling, WV 26003-3295

Bethlehem
14 Bethlehem Boulevard
Wheeling, WV 26003-4898

Elm Grove
2180 National Road
Wheeling, WV 26003-5248

Morgantown
1109 Van Voorhis Road
Morgantown, WV 26505-3412

Moundsville
809 Lafayette Avenue
Moundsville, WV 26041-2223

New Martinsville
425 Third Street
New Martinsville, WV 26155-1741

Warwood
Warwood Shopping plaza
Wheeling, WV 26001-7156

Weirton
314 Penco Road
Weirton, WV 26062-2813

Bellaire
3198 Belmont Street
Bellaire, OH 43906-1519


FED ONE BANK
7 DAY BANK OFFICES

Bellaire-Kroger
400 28th Street
Bellaire, OH 43906-1790

St. Clairsville-Kroger
50789 Valley Plaza Drive
St. Clairsville, OH 43950-1752

Wheeling-Kroger
300 Mt. deChantal Road
Wheeling, WV 26003-6563

                                    Fed One
                                    Bancorp
                              21 Twelfth Street
                           Wheeling, WV 26003-3295